                                                   Filed Pursuant to Rule 424(a)
                                                      Registration No. 333-13213

                             SUBJECT TO COMPLETION
           PRELIMINARY PROSPECTUS SUPPLEMENT DATED FEBRUARY 18, 1997

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 16, 1996)

                                3,500,000 SHARES

                        RECKSON ASSOCIATES REALTY CORP.

                                  COMMON STOCK
                               ------------------

    Reckson Associates Realty Corp. and its subsidiaries and affiliated entities (the "Company") are engaged in the business of owning, developing, re-positioning, acquiring, constructing, managing and leasing suburban office and industrial properties in the New York City Tri-State area. Management believes that the Company is one of the largest owners and managers of Class A suburban office and industrial properties in the New York City Tri-State area. As of December 31, 1996, the Company owned 110 properties (including three joint venture properties) encompassing approximately 8.8 million square feet. In addition, the Company has entered into contracts or letters of intent to acquire 16 additional properties encompassing approximately 1.2 million square feet for an aggregate purchase price of approximately $97 million. The Company operates as a fully-integrated, self-administered and self-managed real estate investment trust (a "REIT").

    All of the shares of common stock of the Company, par value $.01 per share ("Common Stock"), offered hereby are being sold by the Company (the "Offering"). As of January 31, 1997, approximately 20% of the equity of the Company was beneficially owned by management of the Company.

    Since its initial public offering in June 1995, the Company has paid regular quarterly distributions to its stockholders. The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "RA." On February 13, 1997, the last reported sale price of the Common Stock on the NYSE was $44 5/8 per share. See "Price Range of Common Stock and Distribution History." To ensure that the Company continues to qualify as a REIT, ownership of Common Stock by any single stockholder is limited to 9.0% of the number of shares or value of the Common Stock. See "Restrictions on Ownership of Capital Stock" in the accompanying Prospectus.

    SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.
                             ---------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING
     PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                                                                                        UNDERWRITING        PROCEEDS TO
                                                                  PRICE TO PUBLIC       DISCOUNT(1)          COMPANY(2)
Per Share......................................................          $                   $                   $
Total(3).......................................................          $                   $                   $

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of $400,000 payable by the Company.

(3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 525,000 shares of Common Stock to cover over-allotments, if any. If all such shares are purchased, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $         , $
    and $         , respectively. See "Underwriting."
                            ------------------------

    The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, subject to approval of certain legal matters by counsel for the Underwriters, and to certain further conditions. It is expected that delivery of the Common Stock
will be made on or about March   , 1997 in New York, New York.

                            ------------------------

MERRILL LYNCH & CO.

              DONALDSON, LUFKIN & JENRETTE
                  SECURITIES CORPORATION

                            LEGG MASON WOOD WALKER  INCORPORATED

                                          PAINEWEBBER INCORPORATED

                                                        SALOMON BROTHERS INC

                            ------------------------

           The date of this Prospectus Supplement is March   , 1997.

                                [MAP, Pictures]

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMPANY'S COMMON STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE DETAILED INFORMATION APPEARING IN THE ACCOMPANYING PROSPECTUS OR INCORPORATED THEREIN BY REFERENCE. CERTAIN TERMS USED BUT NOT DEFINED HEREIN ARE AS DEFINED IN THE ACCOMPANYING PROSPECTUS. AS USED IN THIS PROSPECTUS SUPPLEMENT, THE TERM "COMPANY" INCLUDES RECKSON ASSOCIATES REALTY CORP. AND ITS SUBSIDIARIES AND AFFILIATED ENTITIES, INCLUDING RECKSON OPERATING PARTNERSHIP, L.P. (THE "OPERATING PARTNERSHIP"), AND "RECKSON" INCLUDES THE PREDECESSOR ENTITIES THROUGH WHICH THE COMPANY CONDUCTED ITS BUSINESS PRIOR TO ITS INITIAL PUBLIC OFFERING IN JUNE 1995. THIS PROSPECTUS SUPPLEMENT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS. CERTAIN FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE ARE DISCUSSED IN THE SECTION ENTITLED "RISK FACTORS" STARTING ON PAGE 3 OF THE ACCOMPANYING PROSPECTUS.

                                  THE COMPANY

    Reckson Associates Realty Corp. commenced operations effective with the completion of its initial public offering (the "IPO") on June 2, 1995. The Company was formed for the purpose of continuing the commercial real estate business of Reckson. For more than 35 years, Reckson has been engaged in the business of owning, developing, acquiring, constructing, managing and leasing suburban office and industrial properties in the New York City metropolitan area. Based on industry surveys, management believes that the Company is one of the largest owners and managers of Class A suburban office and industrial properties in the New York City Tri-State area of New York, New Jersey and Connecticut (the "Tri-State area"). The Company's growth strategy is currently focused on suburban markets within a 50 mile radius surrounding New York City. The Company operates as a fully-integrated, self administered and self-managed real estate investment trust ("REIT").

    As of December 31, 1996, the Company owned 110 properties (the "Properties") (including three joint venture properties) encompassing approximately 8.8 million square feet, all of which are managed by the Company. The Properties consist of 32 Class A suburban office properties (the "Office Properties") encompassing approximately 4.4 million square feet, 76 industrial properties (the "Industrial Properties") encompassing approximately 4.4 million square feet and two 10,000 square foot retail properties. In addition, the Company has entered into contracts or letters of intent to acquire additional 16 properties encompassing approximately 1.2 million square feet for an aggregate purchase price of approximately $97 million. As of December 31, 1996, the Company also owned or had contracted to acquire approximately 140 acres of land in nine separate parcels that may present future development opportunities and had invested approximately $51.2 million in certain mortgage indebtedness encumbering four Class A office properties on Long Island and one Class A office property in New Jersey encompassing an aggregate of approximately 881,000 square feet.

    The Office Properties are Class A suburban office buildings and are well-located, well-maintained and professionally managed. In addition, these Properties are modern with high finishes or have been modernized to successfully compete with newer buildings and achieve among the highest rent, occupancy and tenant retention rates within their markets. The majority of the Office Properties are located in six planned office parks and are tenanted primarily by national service firms such as "Big Six" accounting firms, securities brokerage houses, commercial banks, insurance companies and health care providers. The Industrial Properties are utilized for distribution, warehousing, research and development and light manufacturing/assembly activities and are located primarily in three planned industrial parks.

    Since the IPO, the Company has acquired or contracted to acquire approximately $490 million of Class A suburban office and industrial properties encompassing approximately 7.1 million square feet located in the Tri-State area. Since the IPO, the Company has acquired five Class A suburban Office Properties and 16 Industrial Properties encompassing approximately 547,000 and
1.4 million square feet,
respectively, located on Long Island. In February 1996, the Company established its Westchester Division with the acquisition of a 935,000 square foot office portfolio and associated management and construction operations for an aggregate purchase price of approximately $83 million. The Company currently owns 11 Class A suburban Office Properties (six in one office park) encompassing approximately
1.5 million square feet located in Westchester County, New York. In October 1996, the Company established its Southern Connecticut Division with the purchase of Landmark Square, a six building office complex encompassing approximately 800,000 square feet located in Stamford, Connecticut ("Landmark Square") for an aggregate purchase price of approximately $77 million. In addition, the Company has contracted to acquire five Class A suburban office properties encompassing approximately 500,000 square feet located in Northern New Jersey (the "New Jersey Portfolio") and, in connection with this acquisition, has established a Northern New Jersey Division. Additionally, the Company has invested approximately $51.2 million in certain mortgage indebtedness encumbering four Class A office properties on Long Island encompassing approximately 750,000 square feet and one Class A office property in New Jersey encompassing approximately 131,000 square feet. See "Recent Developments."

    All of the Company's interests in the Properties are held directly or indirectly by, and substantially all of its operations relating to the Properties are conducted through, the Operating Partnership. The Company controls the Operating Partnership as the sole general partner and as of December 31, 1996, owned approximately 78% of the Operating Partnership's outstanding units of limited partnership ("Units").

    The Company's executive offices are located at 225 Broadhollow Road, Melville, New York 11747 and its telephone number at that location is (516) 694-6900. At December 31, 1996, the Company had 185 employees.

                              RECENT DEVELOPMENTS

PENDING ACQUISITIONS

    THE NEW JERSEY PORTFOLIO. The Company entered into a contract in December 1996 to acquire five Class A office properties encompassing approximately 500,000 square feet in Northern New Jersey for an aggregate purchase price of approximately $56 million. The purchase price is expected to be funded with a combination of cash and/or Units. Such properties are expected to be acquired over a period of time during 1997. The New Jersey Portfolio is being acquired from various entities associated with Robert Heller, a Northern New Jersey developer. In connection with the acquisition, the Company established a Northern New Jersey Division, and certain senior executives and property operations personnel formerly with such developer became employees of the Company. This management group will operate and lease the New Jersey Portfolio as well as source additional acquisition opportunities in New Jersey.

    Four of the properties in the New Jersey Portfolio comprise Executive Hill Office Park, located in West Orange, New Jersey adjacent to Route 280, a major interstate highway. The fifth property is located in Montvale, New Jersey. One of the properties in the Executive Hill Office Park, 10 Rooney Circle, is an approximately 70,000 square foot vacant office building which the Company is acquiring for approximately $72 per square foot. Consistent with the Company's value-added philosophy, the property is undergoing a complete renovation, including the reskinning of its facade in granite, installation of two new lobbies and development of a new entranceway. The Company anticipates stabilizing 10 Rooney Circle within 12 months after its acquisition. The balance of the New Jersey Portfolio is approximately 96% leased to approximately 55 tenants including the Great Atlantic and Pacific Tea Company ("A&P"), Chase Manhattan Bank, First Wausau, Computer Science Corporation, State Farm Insurance Company and PNC Bank.

    Management believes that the acquisition of the New Jersey Portfolio is consistent with the strategies adhered to by the Company in acquiring its Long Island, Westchester and Southern Connecticut portfolios.

The Company has historically emphasized "anchor acquisitions" in suburban office parks (I.E., an acquisition of a portfolio of properties in a prime location that provides the Company with a critical mass sufficient to create operating efficiencies). The New Jersey Portfolio is an anchor acquisition for the Company in that it affords the Company the opportunity to enter the Northern New Jersey market by acquiring a portfolio of five Class A office properties, four of which are contained in a well-located office park. Furthermore, management believes that Northern New Jersey has many of the same market characteristics that the Company has found attractive in the Long Island, Westchester and Southern Connecticut markets, including an "in-fill" nature and lack of land available for future development, a productive workforce and an affluent population.

    THE HAUPPAUGE PORTFOLIO. The Company is under contract to purchase a 10-building Class A industrial portfolio located in Hauppauge, Long Island. This portfolio is located within the Company's Vanderbilt Industrial Park and is currently 85% leased. The portfolio consists of approximately 448,000 square feet and has a purchase price of approximately $21.4 million. The buildings included in the portfolio were constructed at various dates from 1974 through 1982 and currently are leased to 45 tenants occupying space ranging from 4,000 to 50,000 square feet.

    THE UNIONDALE OFFICE PROPERTY. The Company has entered into a letter of intent to purchase an approximately 221,350 square foot nine-story Class A office building located in Uniondale, Long Island. The property is currently 78% leased to 20 tenants. The purchase price is approximately $19.0 million, which management believes represents a discount of approximately 40% to replacement cost.

    OTHER PENDING ACQUISITIONS. The Company is currently under negotiations to acquire 11 office and industrial properties (comprising approximately 1.6 million square feet) for an aggregate purchase price of approximately $134.8 million. These properties are comprised of one office property encompassing approximately 177,000 square feet and four industrial properties encompassing approximately 544,000 square feet on Long Island for an aggregate purchase price of approximately $39 million, three office properties encompassing approximately 524,000 square feet and one industrial property (which the Company plans to re-develop into a Class A office property) encompassing approximately 200,000 square feet in New Jersey for an aggregate purchase price of approximately $80.2 million and one office property encompassing approximately 120,000 square feet and one industrial property encompassing approximately 75,000 square feet in Westchester and Southern Connecticut, respectively, for an aggregate purchase price of approximately $15.6 million. These acquisitions are in various stages of negotiation and are subject to completion of due diligence efforts and satisfactory documentation. Consequently, no assurance can be made that any such acquisitions will be completed.

    MORTGAGE ACQUISITIONS. From time to time, the Company may invest in mortgage debt based on management's assessment of underlying property values. In that regard, the Company recently invested approximately $20.3 million in non-performing mortgage debt encumbering three office properties encompassing an aggregate of approximately 400,000 square feet on Long Island. The Company also recently acquired a non-performing first mortgage note secured by Eagle Rock One, an approximately 131,000 square foot Class A office building located in Morris County, New Jersey. The purchase price for the note was $8.2 million, representing a significant discount from the outstanding principal amount. The granite, three-story office building is currently 81% occupied by Metropolitan Life Insurance Co. under a lease that expires in 1998. Eagle Rock One is located in the same sub-market in Northern New Jersey as the Executive Hill Office Park.

STRATEGIC INITIATIVES

    With the acquisition of the New Jersey Portfolio and the establishment of the Company's Northern New Jersey Division, the Company has implemented its strategy of developing a market presence with an entrepreneurial, local management team in each of the four key suburban markets in the Tri-State area (Long Island, Westchester, Southern Connecticut and New Jersey). In that regard, in February 1996, the

Company opened its Westchester Division with the acquisition for approximately $83 million of a portfolio of eight office properties encompassing approximately 935,000 square feet and associated management and construction operations from affiliates of Halpern Enterprises. In October 1996, the Company established a Southern Connecticut Division with the acquisition for approximately $77 million of Landmark Square, a six building office complex encompassing approximately 800,000 square feet located in Stamford, Connecticut. In connection therewith, certain senior executives and property operations personnel of F. D. Rich Company (the company that developed, constructed and managed Landmark Square since its opening) became employees of the Company. That management team will manage and lease Landmark Square as well as source additional acquisition opportunities in the Southern Connecticut region.

FINANCING ACTIVITIES

    THE NEW CREDIT FACILITY. The Company is negotiating to establish a three-year unsecured credit facility with a syndicate of lenders to be led by two commercial banks (the "New Credit Facility"). It is expected that the New Credit Facility will provide for a maximum borrowing amount of up to $225 million and the Company's ability to borrow thereunder will be subject to the satisfaction of certain financial covenants, including covenants relating to limitations on unsecured and secured borrowings, minimum interest and fixed charge coverage ratios, a minimum equity value and a maximum dividend payout ratio. In addition, it is expected that borrowings under the New Credit Facility would bear interest at a floating rate equal to one, two, three or six month LIBOR (at the Company's election) plus a spread ranging from 1.125% to 1.500%, based on the Company's leverage ratio. The New Credit Facility would replace the Company's existing $150 million credit facility which is scheduled to mature on June 2, 1997 (the "Credit Facility"). Borrowings under the Credit Facility bear interest at a floating rate equal to one-month LIBOR plus 1.75%. See "The Properties--The Credit Facility." Consummation of the New Credit Facility arrangement is subject to completion of the lenders' due diligence and completion of documentation satisfactory to the Company and such lenders.

    OTHER FINANCING ACTIVITIES. In connection with the acquisition of Landmark Square the Company obtained a $50 million first mortgage loan. The loan has a 10-year maturity and bears interest at a fixed rate of 8.02% for the term.

    The Company has obtained a letter commitment from a financial institution for a $58 million first mortgage loan to refinance the current outstanding mortgage indebtedness encumbering the Omni, an approximately 575,000 square foot office complex located in the Company's Nassau West Corporate Center Office Park. The loan will have a 10-year term and will bear interest at a fixed rate to be determined based on the 10-year treasury rate plus 130 basis points.

STOCK SPLIT

    On February 12, 1997, the Board of Directors of the Company declared a two-for-one stock split, to be effected as a stock dividend distributable on April 15, 1997 to stockholders of record on April 4, 1997. Accordingly, the stock split will be effected subsequent to the closing of the offering of the shares of Common Stock of the Company offered hereby (the "Offering") and investors will receive "pre-split" shares.

                                MARKET OVERVIEW

    The Tri-State area of Long Island, Westchester, Northern New Jersey and Southern Connecticut, in which the Company operates, contains approximately
103.6 million square feet of Class A office space. This area is home to a highly educated workforce and an affluent population. Management believes that the economic fundamentals for the Tri-State area provide an attractive environment for owning and operating Class A office and industrial properties. Such fundamentals are characterized by a history of low unemployment rates and growing employment in the broader service sectors, particularly in those sectors that are the largest users of Class A office space.

    The following table provides certain information relating to the Company's suburban office markets (all information pertains to Class A office space):

                                                                                    AVERAGE
                                                                       VACANCY      ASKING
                                                                        RATE      RENTAL RATE
                                                                     -----------  -----------
Long Island (13.3 million sq. ft.)
  1996.............................................................         9.1%(1)  $   23.83(2)
  1995.............................................................        11.8%(1)  $   24.54
  1994.............................................................        11.8%   $   22.95
Westchester County (24.3 million sq. ft.)
  1996.............................................................        16.0%   $   23.67
  1995.............................................................        16.2%   $   23.87
  1994.............................................................        16.5%   $   23.38
Central Westchester (5.4 million sq. ft.)(3)
  1996.............................................................         7.9%   $   22.30
  1995.............................................................         8.2%   $   22.54
  1994.............................................................        11.0%   $   22.11
Southern Connecticut (29.4 million sq. ft.)
  1996.............................................................         7.2%   $   22.33
  1995.............................................................        10.2%   $   22.28
  1994.............................................................        12.4%   $   22.35
Stamford Central Business District (4.7 million sq. ft.)
  1996.............................................................         6.1%   $   26.19
  1995.............................................................        12.7%   $   24.91
  1994.............................................................        15.7%   $   24.09
Northern New Jersey (36.6 million sq. ft.)
  1996.............................................................         9.1%   $   25.04
  1995.............................................................        11.8%   $   23.86
  1994.............................................................          --           --

------------------------

(1) The direct vacancy rate for Class A office space on Long Island was 12.7% and 14.0% for the years ended December 31, 1996 and 1995, respectively. The vacancy rate for the years ended December 31, 1996 and 1995 includes 529,000 and 350,000 square feet, respectively, of space available at a property which management believes should be excluded from such vacancy rates as such property is currently configured for a single tenant, is situated outside the four major office property submarkets on Long Island and is not competitive with the Properties. Excluding such 529,000 and 350,000 square feet of space, the vacancy rates at December 31, 1996 and 1995 would have been 9.1% and 11.8%, respectively.

(2) The decrease in average asking rental rate at December 31, 1996, reflects a significant decrease in available "higher priced" Class A office space in the market. The remaining available Class A space is substantially comprised of "lesser priced" Class A space. These circumstances are attributable to the location of Class A space absorbed during 1996 and the location of available Class A space at December 31, 1996.

(3) 61% of the Westchester Office Properties (on a square foot basis) are located in the Central Westchester submarket.

    The foregoing statistical data has been derived from the LONG ISLAND OFFICE MARKET REPORT (Year End 1996), the WESTCHESTER COUNTY OFFICE MARKET REPORT (Fourth Quarter 1996) and the Analysis of Selected New York, New Jersey and Connecticut Office Markets (Year End 1996) of Cushman & Wakefield. Direct vacancy rate is defined for purposes of these reports as landlord available space divided by inventory. Weighted average rental rate is defined as gross annual asking rates of existing buildings per square foot. The average asking rental rate represents an average asking rental rate which is weighted by the amount of square footage available at each respective rental rate.

                                 THE PROPERTIES

    As of December 31, 1996, on a pro forma basis giving effect to the acquisition of the New Jersey Portfolio, the Company owned 115 properties (including three joint venture properties) encompassing approximately 9.3 million square feet. These properties include 37 Class A suburban office properties encompassing approximately 4.9 million square feet, 76 industrial properties encompassing approximately 4.4 million square feet and two free-standing 10,000 square foot retail properties. In addition, as of such date, the Company owned or had contracted to acquire approximately 140 acres of land in nine separate parcels that may present future development opportunities.

    Reckson has historically emphasized the development of large scale office and industrial parks and approximately 78% of the Office Properties (including the New Jersey Portfolio) and 63% of the Industrial Properties are located in such parks (measured by rentable square footage). The Company believes that owning properties in planned office and industrial parks provides certain strategic advantages, including the following: (i) certain tenants prefer being located in a park with other high quality companies to enhance their corporate image, (ii) parks afford tenants certain aesthetic amenities such as a common landscaping plan, standardization of signage and common dining and recreational facilities, (iii) tenants may expand (or contract) their business within a park, enabling them to centralize business functions and (iv) a park provides tenants with access to other tenants and may facilitate business relationships between tenants.

    Set forth below is a summary of certain information relating to the Properties, categorized by office and industrial park, as of December 31, 1996, on a pro forma basis giving effect to the acquisition of the New Jersey Portfolio.

                                                                                        PERCENT LEASED
                                                                                             AS OF
                                           NUMBER OF                     PERCENT OF      DECEMBER 31,     ANNUAL BASE
PROPERTY                                   BUILDINGS     SQUARE FEET    PROPERTY TYPE        1996           RENT(1)
--------------------------------------  ---------------  ------------  ---------------  ---------------  -------------
OFFICE PROPERTIES
North Shore Atrium Syosset, NY........             2         310,064            6.4%            92.1%    $   5,049,453
Huntington Melville
  Corporate Center
  Melville, NY........................             4         485,438            9.9%            92.4%    $   8,745,786
Nassau West Corporate
  Center
  Mitchel Field, NY...................             3         973,734           19.9%            92.5%    $  22,044,829
Tarrytown Corporate Center
  Tarrytown, NY.......................             6         875,726           17.9%            97.3%    $  13,864,407
Landmark Square
  Stamford, CT........................             6         798,321           16.3%            82.4%    $  12,776,928
Executive Hill Office Park
  West Orange, NJ (2).................             4         391,698            8.0%            96.2%    $   5,745,317
Stand-alone Long Island Properties....             6         347,396            7.1%            99.5%    $   6,501,486
Stand-alone Westchester Properties....             4         241,939            4.9%            71.5%    $   2,906,283
Stand-alone New Jersey Properties.....             1         104,599            2.1%            96.4%    $   1,868,979
Properties under redevelopment........             1         365,000            7.5%          --              --
                                                 ---     ------------         -----                      -------------
SUBTOTAL--
  OFFICE PROPERTIES (3)...............            37       4,893,915          100.0%            91.4%    $  79,503,468
                                                 ---     ------------         -----                      -------------
                                                 ---     ------------         -----                      -------------
As a Percent of Total
  Portfolio...........................                                         52.8%
INDUSTRIAL PROPERTIES
Vanderbilt Industrial
  Park
  Hauppauge, NY.......................            34       1,578,793           36.2%            97.6%    $   6,908,647
Airport International
  Plaza
  Bohemia, NY.........................            17         810,985           18.6%            94.2%    $   4,546,072
County Line Industrial
  Center
  Melville, NY........................             4         342,174            7.9%           100.0%    $   2,006,548
Stand-alone Industrial
  Properties..........................            19       1,398,816           32.1%            96.7%    $   9,391,376
Properties under re-development (4)...             2         227,500            5.2%          --              --
                                                 ---     ------------         -----                      -------------
SUBTOTAL--
  INDUSTRIAL PROPERTIES (3)...........            76       4,358,268          100.0%            96.8%    $  22,852,643
                                                 ---     ------------         -----                      -------------
                                                 ---     ------------         -----                      -------------
As a Percent of Total
  Portfolio...........................                                         47.0%
RETAIL PROPERTIES.....................             2          20,000          100.0%            50.0%    $     163,996
As a Percent of Total
  Portfolio...........................                                          0.2%
TOTAL--ALL PROPERTIES (3).............           115       9,272,183          100.0%            93.9%    $ 102,520,107
                                                 ---     ------------         -----                      -------------
                                                 ---     ------------         -----                      -------------

                                                          ANNUAL BASE
                                                           RENT PER
                                          PERCENT OF      LEASED SQ.
PROPERTY                                 PROPERTY TYPE        FT.
--------------------------------------  ---------------  -------------
OFFICE PROPERTIES
North Shore Atrium Syosset, NY........           6.3%      $   17.68
Huntington Melville
  Corporate Center
  Melville, NY........................          11.0%      $   19.51
Nassau West Corporate
  Center
  Mitchel Field, NY...................          27.7%      $   24.47
Tarrytown Corporate Center
  Tarrytown, NY.......................          17.4%      $   16.27
Landmark Square
  Stamford, CT........................          16.1%      $   19.41
Executive Hill Office Park
  West Orange, NJ (2).................           7.2%      $   18.56
Stand-alone Long Island Properties....           8.2%      $   18.81
Stand-alone Westchester Properties....           3.7%      $   16.79
Stand-alone New Jersey Properties.....           2.4%      $   18.54
Properties under redevelopment........        --              --
                                               -----
SUBTOTAL--
  OFFICE PROPERTIES (3)...............         100.0%      $   19.51
                                               -----
                                               -----
As a Percent of Total
  Portfolio...........................          77.6%
INDUSTRIAL PROPERTIES
Vanderbilt Industrial
  Park
  Hauppauge, NY.......................          30.2%      $    4.48
Airport International
  Plaza
  Bohemia, NY.........................          19.9%      $    5.95
County Line Industrial
  Center
  Melville, NY........................           8.8%      $    5.86
Stand-alone Industrial
  Properties..........................          41.1%      $    6.94
Properties under re-development (4)...        --              --
                                               -----
SUBTOTAL--
  INDUSTRIAL PROPERTIES (3)...........         100.0%      $    5.71
                                               -----
                                               -----
As a Percent of Total
  Portfolio...........................          22.3%
RETAIL PROPERTIES.....................         100.0%      $   16.40
As a Percent of Total
  Portfolio...........................           0.1%
TOTAL--ALL PROPERTIES (3).............         100.0%      $   12.68
                                               -----
                                               -----

------------------------------

(1) Represents Base Rent (defined as gross rent excluding payments by tenants on account of real estate tax, operating expense escalations and base electrical charges) of signed leases at December 31, 1996 adjusted for scheduled contractual increases during the 12 months ending December 31, 1997. Base Rent for these purposes reflects the effect of any lease expirations that occur during the 12 months ending December 31, 1997.

(2) Includes one 70,000 square foot building under re-development. Percent leased data excludes the building under re-development.

(3) Percent Leased data excludes the Properties under re-development.

(4) The Company has purchased two vacant Properties with the intention of re-developing them.

                                  THE OFFERING

    All of the shares of Common Stock offered hereby are being sold by the Company. None of the Company's stockholders are selling any Common Stock in the Offering.

The Offering.................................  3,500,000 shares of Common Stock

Common Stock Outstanding After the             19,153,693(1)
  Offering...................................

Use of Proceeds..............................  To fund the purchase of properties and/or to repay indebtedness under the Credit Facility

NYSE Symbol..................................  "RA"

------------------------

(1) Includes 3,487,527 shares of Common Stock that may be issued upon exchange of outstanding Units. Excludes 724,000 shares of Common Stock reserved for issuance upon exercise of options granted pursuant to the Company's stock option plans. Does not reflect the two-for-one stock split that will be effected subsequent to the Offering in April 1997. See "Recent Developments--Stock Split."

                                 DISTRIBUTIONS

    The Company currently pays regular quarterly distributions of $.60 per share to holders of its Common Stock, which on an annualized basis is approximately equivalent to an annual distribution of $2.40 per share of Common Stock. Future distributions by the Company will be at the discretion of the Board of Directors and there can be no assurance that any such distributions will be made by the Company. Distributions by the Company to the extent of its current and accumulated earnings and profits for federal income tax purposes generally will be taxable to stockholders as ordinary dividend income. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable reduction of the stockholder's basis in its shares of Common Stock to the extent thereof, and thereafter as taxable gain. Distributions that are treated as a reduction of the stockholder's basis in its shares of Common Stock will have the effect of deferring taxation until the sale of the stockholder's shares.

                     SUMMARY SELECTED FINANCIAL INFORMATION

    The following table sets forth summary selected financial and operating information for the Company and on a combined historical basis for the Company's predecessor entities ("Reckson Group"). The selected historical operating and balance sheet data of the Company at December 31, 1995 and for the period from June 3, 1995 to December 31, 1995 and of the Reckson Group for the period from January 1, 1995 to June 2, 1995 and for the year ended December 31, 1994 have been derived from the financial statements audited by Ernst & Young LLP, independent auditors. The selected historical operating and balance sheet data of the Company at September 30, 1996 and for the nine months ended September 30, 1996 and for the period from June 3, 1995 to September 30, 1995 has been derived from the unaudited financial statements of the Company. In the opinion of management, the financial data for the nine months ended September 30, 1996 and for the period from June 3, 1995 to September 30, 1995, include all adjustments necessary to present fairly the information set forth therein.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                RECKSON                       RECKSON
                                              RECKSON          ASSOCIATES                    ASSOCIATES
                                             ASSOCIATES       REALTY CORP.     RECKSON      REALTY CORP.     RECKSON
                                            REALTY CORP.      JUNE 3, 1995      GROUP       JUNE 3, 1995      GROUP
                                         NINE MONTHS ENDED         TO         JANUARY 1,         TO         YEAR ENDED
                                           SEPTEMBER 30,     SEPTEMBER 30,     1995 TO      DECEMBER 31,   DECEMBER 31,
                                                1996              1995       JUNE 2, 1995       1995           1994
                                         ------------------  --------------  ------------  --------------  ------------
OPERATING DATA:
Total revenues(1)......................       $   65,380        $   21,004    $   22,270      $   38,355   $     55,192
Property operating expenses............           13,519             4,187         3,985           7,144         10,496
Real estate taxes......................            9,595             3,090         3,390           5,755          7,798
Ground rents...........................              803               316           234             579            500
Rent expense to an affiliate...........          --                --                 99         --                 358
Construction costs and expenses........          --                --              1,929         --               7,487
Interest...............................            8,765             2,827         7,622           5,331         17,426
Depreciation and amortization..........           12,359             3,857         3,606           7,233          8,274
Marketing, general and
  administrative.......................            3,720               953         1,759           1,859          3,346
                                                 -------           -------   ------------        -------   ------------
Total expenses.........................           48,761            15,230        22,624          27,901         55,685
                                                 -------           -------   ------------        -------   ------------
Operating income (loss)................           16,619             5,774          (354)         10,454           (493)
Investment income......................          --                --                210         --                 841
Gain (loss) on sales of properties.....          --                --                 35         --                 954
Equity in income (losses) of
  investees............................            1,100               100           303             100            (56)
Minority interests.....................           (4,995)           (1,834)       --              (3,067)       --
                                                 -------           -------   ------------        -------   ------------
Income (loss) before extraordinary
  item.................................           12,724             4,040           194           7,487          1,246
Gain (loss) on extinguishment of
  debts................................             (895)           (4,235)       --              (4,234)         4,434
                                                 -------           -------   ------------        -------   ------------
Net income (loss)......................       $   11,829        $     (195)   $      194      $    3,253   $      5,680
                                                 -------           -------   ------------        -------   ------------
                                                 -------           -------   ------------        -------   ------------
Net income per share...................       $     1.26        $     (.03)                   $      .44
                                                 -------           -------                       -------
                                                 -------           -------                       -------
Weighted average shares
  outstanding..........................           9,357,183       7,250,000                    7,339,000
                                         ------------------  --------------                --------------
                                         ------------------  --------------                --------------

                                                                                             RECKSON
                                                                                           ASSOCIATES
                                                                                          REALTY CORP.
                                                                                   ---------------------------
                                                                                   SEPTEMBER 30,  DECEMBER 31,
                                                                                       1996           1995
                                                                                   -------------  ------------
BALANCE SHEET DATA:
Commercial real estate, before accumulated depreciation..........................   $   428,926    $  290,712
Total assets.....................................................................       427,109       242,728
Mortgages and notes payable......................................................       110,757        98,126
Credit facility..................................................................       109,000        40,000
Minority interests...............................................................        46,896        35,919
Shareholders' equity.............................................................       142,219        61,759

                                                            RECKSON                       RECKSON
                                          RECKSON          ASSOCIATES                    ASSOCIATES
                                         ASSOCIATES       REALTY CORP.     RECKSON      REALTY CORP.        RECKSON
                                        REALTY CORP.      JUNE 3, 1995      GROUP       JUNE 3, 1995         GROUP
                                     NINE MONTHS ENDED         TO         JANUARY 1,         TO           YEAR ENDED
                                       SEPTEMBER 30,     SEPTEMBER 30,     1995 TO      DECEMBER 31,     DECEMBER 31,
                                            1996              1995       JUNE 2, 1995       1995             1994
                                     ------------------  --------------  ------------  --------------  -----------------
OTHER DATA:
Funds from operations(2)...........     $     28,725       $    9,112     $    3,800     $   17,246        $   8,566
Net cash provided by operating
  activities.......................           24,748            6,285          1,619         17,023            8,072
Net cash (used in) provided by
  investing activities.............         (160,235)         (66,699)          (710)       (78,315)           1,538
Net cash (used in) provided by
  financing activities.............          140,269           72,617         (5,092)        68,275           (9,184)
Gross leasable area at end of
  period (square feet in
  thousands):
  Office...........................            3,599            1,930          1,570          1,930            1,570
  Industrial.......................            4,184            3,320          2,959          3,502            2,959
  Ratio of Earnings to Fixed
    Charges........................             2.78x            2.65x          0.96x(3)         2.71x          0.97x(3)

------------------------

(1) Historical total revenues include construction revenue of $2,361 (Reckson Group--January 1, 1995 to June 2, 1995) and $8,175 (1994).

(2) Management considers Funds from Operations to be an appropriate measure of the performance of an equity REIT. Funds from Operations is defined as net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Funds from Operations does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not indicative of cash available to fund cash needs. Funds from Operations should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity.

(3) Prior to completion of the IPO in June 1995, the Company's predecessors operated in a manner intended to minimize net taxable income. The IPO and the related formation transactions permitted the Company to deleverage its properties significantly, resulting in a substantially improved ratio of earnings to fixed charges.

                              RECENT DEVELOPMENTS

PENDING ACQUISITIONS

    THE NEW JERSEY PORTFOLIO. The Company entered into a contract in December 1996 to acquire five Class A office properties encompassing approximately 500,000 square feet in Northern New Jersey for an aggregate purchase price of approximately $56 million. The purchase price is expected to be funded with a combination of cash and/or Units. Such properties are expected to be acquired over a period of time during 1997. The New Jersey Portfolio is being acquired from various entities associated with Robert Heller, a Northern New Jersey developer. In connection with the acquisition, the Company established a Northern New Jersey Division, and certain senior executives and property operations personnel formerly with such developer became employees of the Company. This management group will operate and lease the New Jersey Portfolio as well as source additional acquisition opportunities in New Jersey.

    Four of the properties in the New Jersey Portfolio comprise Executive Hill Office Park, located in West Orange, New Jersey adjacent to Route 280, a major interstate highway. The fifth property is located in Montvale, New Jersey. One of the properties in the Executive Hill Office Park, 10 Rooney Circle, is an approximate 70,000 square foot vacant office building which the Company is acquiring for approximately $72 per square foot. Consistent with the Company's value-added philosophy, the property is undergoing a complete renovation including the reskinning of its facade in granite, installation of two new lobbies and development of a new entranceway. The Company anticipates stabilizing 10 Rooney Circle within 12 months after its acquisition. The balance of the New Jersey Portfolio is approximately 96% leased to approximately 55 tenants including the Great Atlantic and Pacific Tea Company ("A&P"), Chase Manhattan Bank, First Wausau, Computer Science Corporation, State Farm Insurance Company and PNC Bank.

    Management believes that acquisition of the New Jersey Portfolio is consistent with the strategies adhered to by the Company in acquiring its Long Island, Westchester and Southern Connecticut portfolios. The Company has historically emphasized "anchor acquisitions" in suburban office parks (I.E., an acquisition of a portfolio of properties in a prime location that provides the Company with a critical mass sufficient to create operating efficiencies). The New Jersey Portfolio is an anchor acquisition for the Company in that it affords the Company the opportunity to enter the Northern New Jersey market by acquiring a portfolio of five Class A office properties, four of which are contained in a well-located office park. Furthermore, management believes that Northern New Jersey has many of the same market characteristics that the Company has found attractive in the Long Island, Westchester and Southern Connecticut markets, including an "in-fill" nature and lack of land available for future development, a productive workforce and an affluent population.

    The following table sets forth certain additional information regarding the New Jersey Portfolio as of December 31, 1996:

                              COMPANY'S                                                                           ANNUAL
                             PERCENTAGE          YEAR         LAND AREA      NUMBER       SQUARE      PERCENT    BASE RENT
  PROPERTY                    OWNERSHIP       CONSTRUCTED      (ACRES)      OF FLOORS      FEET       LEASED        (1)
-------------------------  ---------------  ---------------  -----------  -------------  ---------  -----------  ---------
Executive Hill Office
  Park:
  100 Executive Drive               100%            1978           10.1             3       92,872        97.1%  $1,665,402
  West Orange, New Jersey
  200 Executive Drive               100%            1980            8.2             4      102,630        91.6%  $1,639,734
  West Orange, New Jersey
  300 Executive Drive               100%            1984            8.7             4      126,196        99.4%  $2,440,181
  West Orange, New Jersey
  10 Rooney Circle                  100%            1971            5.2             3       70,000      --          --
  West Orange, New Jersey
One Paragon Drive                   100%            1980           11.0             2      104,599        96.4%  $1,868,979
  Montvale, New Jersey
                                                             -----------                 ---------         ---   ---------
  Total (2)                                                        43.2                    496,297        96.2%  $7,614,296
                                                             -----------                 ---------         ---   ---------
                                                             -----------                 ---------         ---   ---------

                             ANNUAL
                              BASE
                              RENT
                               PER          NUMBER
                             LEASED        OF TENANT
  PROPERTY                   SQ. FT.        LEASES
-------------------------  -----------  ---------------
Executive Hill Office
  Park:
  100 Executive Drive       $   18.48             12
  West Orange, New Jersey
  200 Executive Drive       $   17.45             19
  West Orange, New Jersey
  300 Executive Drive       $   19.46             12
  West Orange, New Jersey
  10 Rooney Circle             --             --
  West Orange, New Jersey
One Paragon Drive           $   18.54             15
  Montvale, New Jersey
                           -----------            --
  Total (2)                 $   18.56             58
                           -----------            --
                           -----------            --

------------------------

(1) Represents Base Rent of signed leases at December 31, 1996 adjusted for scheduled contractual increases during the 12 months ending December 31, 1997. Total Base Rent for these purposes reflects the effect of any lease expirations that occur during the 12-month period ending December 31, 1997. Amounts included in rental revenue for financial reporting purposes have been determined on a straight-line basis rather than on the basis of contractual rent as set forth in the foregoing table.

(2) Percent leased data excludes 10 Rooney Circle, a property under re-development.

    THE HAUPPAUGE PORTFOLIO. The Company is under contract to purchase a 10-building Class A industrial portfolio located in Hauppauge, Long Island. This portfolio is located within the Company's Vanderbilt Industrial Park and is currently 85% leased. The portfolio consists of approximately 448,000 square feet and has a purchase price of approximately $21.4 million. The buildings included in the portfolio were constructed at various dates from 1974 through 1982 and currently are leased to 45 tenants occupying space ranging from 4,000 to 50,000 square feet.

    THE UNIONDALE OFFICE PROPERTY. The Company has entered into a letter of intent to purchase an approximately 221,350 square foot nine-story Class A office building located in Uniondale, Long Island. The property is currently 78% leased to 20 tenants. The purchase price is approximately $19.0 million, which management believes represents a discount of approximately 40% to replacement cost.

    OTHER PENDING ACQUISITIONS. The Company is currently under negotiations to acquire 11 office and industrial properties (comprising approximately 1.6 million square feet) for an aggregate purchase price of approximately $134.8 million. These properties are comprised of one office property encompassing approximately 177,000 square feet and four industrial properties encompassing approximately 544,000 square feet on Long Island for an aggregate purchase price of approximately $39 million, three office properties encompassing approximately 524,000 square feet and one industrial property (which the Company plans to re-develop into a Class A office property) encompassing approximately 200,000 square feet in New Jersey for an aggregate purchase price of approximately $80.2 million and one office property encompassing approximately 120,000 square feet and one industrial property encompassing approximately 75,000 square feet in Westchester and Southern Connecticut, respectively, for an aggregate purchase price of approximately $15.6 million. These acquisitions are in various stages of negotiation and are subject to completion of due diligence efforts and satisfactory documentation. Consequently, no assurance can be made that any such acquisitions will be completed.

    MORTGAGE ACQUISITIONS. From time to time, the Company may invest in mortgage debt based on management's assessment of underlying property values. In that regard, the Company recently invested approximately $20.3 million in non-performing mortgage debt encumbering three office properties encompassing an aggregate of approximately 400,000 square feet on Long Island. The Company also recently acquired a non-performing first mortgage note secured by Eagle Rock One, an approximately 131,000 square foot Class A office building located in Morris County, New Jersey. The purchase price for the note was approximately $8.2 million, representing a significant discount from the outstanding principal amount. The granite, three-story office building is currently 81% occupied by Metropolitan Life Insurance Co. under a lease that expires in 1998. Eagle Rock One is located in the same sub-market in Northern New Jersey as the Executive Hill Office Park.

STRATEGIC INITIATIVES

    With the acquisition of the New Jersey Portfolio and the establishment of the Company's Northern New Jersey Division, the Company has implemented its strategy of developing a market presence with an entrepreneurial, local management team in each of the four key suburban markets in the Tri-State area (Long Island, Westchester, Southern Connecticut and Northern New Jersey). In that regard, in February 1996, the Company opened its Westchester Division with the acquisition for approximately $83 million of a portfolio of eight office properties encompassing approximately 935,000 square feet and associated management and construction operations from affiliates of Halpern Enterprises. In October 1996, the Company established a Southern Connecticut Division with the acquisition for approximately $77 million of Landmark Square, a six building office complex encompassing approximately 800,000 square feet located in Stamford, Connecticut. In connection therewith, certain senior executives and property operations personnel of F. D. Rich Company (the company that developed, constructed and managed Landmark Square since its opening) became employees of the Company. That management team will manage and lease Landmark Square as well as source additional acquisition opportunities in the Southern Connecticut region.

FINANCING ACTIVITIES

    THE NEW CREDIT FACILITY. The Company is negotiating to establish a three-year unsecured credit facility with a syndicate of lenders to be led by two commercial banks. It is expected that the New Credit Facility will provide for a maximum borrowing amount of up to $225 million and the Company's ability to borrow thereunder will be subject to the satisfaction of certain financial covenants, including covenants relating to limitations on unsecured and secured borrowings, minimum interest and fixed charge coverage ratios, a minimum equity value and a maximum dividend payout ratio. In addition, it is expected that borrowings under the New Credit Facility would bear interest at a floating rate equal to one, two, three or six month LIBOR (at the Company's election) plus a spread ranging from 1.125% to 1.500%, based on the Company's leverage ratio. The New Credit Facility would replace the Company's existing $150 million credit facility which is scheduled to mature on June 2, 1997 (the "Credit Facility"). Borrowings under the Credit Facility bear interest at a floating rate equal to one-month LIBOR plus 1.75%. See "The Properties--The Credit Facility." Consummation of the New Credit Facility arrangement is subject to completion of the lenders' due diligence and completion of documentation satisfactory to the Company and such lenders.

    OTHER FINANCING ACTIVITIES. In connection with the acquisition of Landmark Square the Company obtained a $50 million first mortgage loan. The loan has a 10-year maturity and bears interest at a fixed rate of 8.02% for the term.

    The Company has obtained a letter commitment from a financial institution for a $58 million first mortgage loan to refinance the current outstanding mortgage indebtedness encumbering the Omni, an approximately 575,000 square foot office complex located in the Company's Nassau West Corporate

Center Office Park. The loan will have a 10-year term and will bear interest at a fixed rate to be determined based on the 10-year treasury rate plus 130 basis points.

STOCK SPLIT

    On February 12, 1997, the Board of Directors of the Company declared a two-for-one stock split, to be effected as a stock dividend distributable on April 15, 1997 to stockholders of record on April 4, 1997. Accordingly, the stock split will be effected subsequent to the closing of the Offering and investors will receive "pre-split" shares.

                                  THE COMPANY

GENERAL

    Reckson Associates Realty Corp. commenced operations effective with the completion of the IPO on June 2, 1995. The Company was formed for the purpose of continuing the commercial real estate business of Reckson Associates, its affiliated partnerships and other entities. For more than 35 years, Reckson has been engaged in the business of owning, re-positioning developing, acquiring, constructing, managing and leasing suburban office and industrial properties in the New York metropolitan area. Based on industry surveys, management believes that the Company is one of the largest owners and managers of Class A suburban office and industrial properties in the Tri-State area. The Company's growth strategy is currently focused on suburban markets within a 50 mile radius surrounding New York City. The Company operates as a fully-integrated, self administered and self-managed REIT.

    As of December 31, 1996, the Company owned 110 properties (including three joint venture properties) encompassing 8.8 million square feet, all of which are managed by the Company. The Properties consist of 32 Class A suburban office properties encompassing approximately 4.4 million square feet, 76 industrial properties encompassing approximately 4.4 million square feet and two 10,000 square foot retail properties. In addition, the Company has entered into contracts or letters of intent to acquire 16 properties encompassing approximately 1.2 million square feet for an aggregate purchase price of approximately $97 million. As of December 31, 1996, the Company also owned or had contracted to acquire approximately 140 acres of land in nine separate parcels that may present future development opportunities and had invested approximately $51.2 million in certain mortgage indebtedness encumbering four office properties on Long Island and one office property in New Jersey encompassing an aggregate of approximately 881,000 square feet.

    The Office Properties are Class A suburban office buildings and are well-located, well-maintained and professionally managed. In addition, these Properties are modern with high finishes or have been modernized to successfully compete with newer buildings and achieve among the highest rent, occupancy and tenant retention rates within their markets. The majority of the Office Properties are located in six planned office parks and are tenanted primarily by national service firms such as "Big Six" accounting firms, securities brokerage houses, commercial banks, insurance companies and health care providers. The Industrial Properties are utilized for distribution, warehousing, research and development and light manufacturing/assembly activities and are located primarily in three planned industrial parks.

    Since the IPO, the Company has acquired or contracted to acquire approximately $490 million of Class A suburban office and industrial properties encompassing approximately 7.1 million square feet located in the Tri-State area. Since the IPO, the Company has acquired five Class A suburban Office Properties and 16 Industrial Properties encompassing approximately 547,000 and
1.4 million square feet, respectively, located on Long Island. In February 1996, the Company established its Westchester Division with the acquisition of a 935,000 square foot office portfolio and associated management and construction operations for an aggregate purchase price of approximately $83 million. The Company currently owns 11 Class A suburban Office Properties (six in one office park) encompassing approximately 1.5 million square feet located in Westchester County, New York. In October 1996, the Company established its Southern

Connecticut Division with the purchase of Landmark Square, a six Class A suburban Office Properties encompassing approximately 800,000 square feet located in Stamford, Connecticut for an aggregate purchase price of approximately $77 million. In addition, the Company has contracted to acquire five Class A suburban office properties encompassing approximately 500,000 square feet located in Northern New Jersey and, in connection with this acquisition, has established a Northern New Jersey Division. Additionally, the Company has invested approximately $51.2 million in certain mortgage indebtedness encumbering four Class A office properties on Long Island encompassing approximately 750,000 square feet and one Class A office property in New Jersey encompassing approximately 131,000 square feet. See "Recent Developments."

    All of the Company's interests in the Properties are held directly or indirectly by, and substantially all of its operations relating to the Properties are conducted through, the Operating Partnership. The Company controls the Operating Partnership as the sole general partner and as of December 31, 1996, owned approximately 78% of the Operating Partnership's Units.

    The Company's executive offices are located at 225 Broadhollow Road, Melville, New York 11747 and its telephone number at that location is (516) 694-6900. At December 31, 1996, the Company had 185 employees.

                                MARKET OVERVIEW

    The Tri-State area of Long Island, Westchester, Northern New Jersey and Southern Connecticut, in which the Company operates, contains approximately
103.6 million square feet of Class A office space. This area is home to a highly educated workforce and an affluent population. Management believes that the economic fundamentals for the Tri-State area provide an attractive environment for owning and operating Class A office and industrial properties. Such fundamentals are characterized by a history of low unemployment rates and growing employment in the broader service sectors, particularly in those sectors that are the largest users of Class A office space.

    The following table provides certain information relating to the Company's suburban office markets:

                                                                                    AVERAGE
                                                                       VACANCY      ASKING
                                                                        RATE      RENTAL RATE
                                                                     -----------  -----------
Long Island (13.3 million sq. ft.)
  1996.............................................................         9.1%(1)  $   23.83(2)
  1995.............................................................        11.8%(1)  $   24.54
  1994.............................................................        11.8%   $   22.95
Westchester County (24.3 million sq. ft.)(3)
  1996.............................................................        16.0%   $   23.67
  1995.............................................................        16.2%   $   23.87
  1994.............................................................        16.5%   $   23.38
Central Westchester (5.4 million sq. ft.)
  1996.............................................................         7.9%   $   22.30
  1995.............................................................         8.2%   $   22.54
  1994.............................................................        11.0%   $   22.11
Southern Connecticut (29.4 million sq. ft.)
  1996.............................................................         7.2%   $   22.33
  1995.............................................................        10.2%   $   22.28
  1994.............................................................        12.4%   $   22.35
Stamford Central Business District (4.7 million sq. ft.)
  1996.............................................................         6.1%   $   26.19
  1995.............................................................        12.7%   $   24.91
  1994.............................................................        15.7%   $   24.09
Northern New Jersey (36.6 million sq. ft.)
  1996.............................................................         9.1%   $   25.04
  1995.............................................................        11.8%   $   23.86
  1994.............................................................          --           --

------------------------

(1) The direct vacancy rate for Class A office space on Long Island was 12.7% and 14.0% for the years ended December 31, 1996 and 1995, respectively. The vacancy rate for the years ended December 31, 1996 and 1995 includes 529,000 and 350,000 square feet, respectively, of space available at a property which management believes should be excluded from such vacancy rates as such property is currently configured for a single tenant, is situated outside the four major office property submarkets on Long Island and is not competitive with the Properties. Excluding such 529,000 and 350,000 square feet of space, the vacancy rates at December 31, 1996 and 1995 would have been 9.1% and 11.8%, respectively.

(2) The decrease in average asking rental rate at December 31, 1996, reflects a significant decrease in available "higher priced" Class A office space in the market. The remaining available Class A space is substantially comprised of "lesser priced" Class A space. These circumstances are attributable to the location of Class A space absorbed during 1996 and the location of available Class A space at December 31, 1996.

(3) 61% of the Westchester Office Properties (on a square foot basis) are located in the Central Westchester submarket.

    The foregoing statistical data has been derived from the LONG ISLAND OFFICE MARKET REPORT (Year End 1996), the WESTCHESTER COUNTY OFFICE MARKET REPORT (Fourth Quarter 1996) and the Analysis of Selected New York, New Jersey and Connecticut Office Markets (Year End 1996) of Cushman & Wakefield. Direct vacancy rate is defined for purposes of these reports as landlord available space divided by inventory. Weighted average rental rate is defined as gross annual asking rates of existing buildings per square foot. The average asking rental rate represents an average asking rental rate which is weighted by the amount of square footage available at each respective rental rate.

                                 THE PROPERTIES

    As of December 31, 1996, on a pro forma basis giving effect to the acquisition of the New Jersey Portfolio, the Company owned 115 properties (including three joint venture properties) encompassing approximately 9.3 million square feet. These properties consist of 37 Class A suburban office properties encompassing approximately 4.9 million square feet, 76 industrial properties encompassing approximately 4.4 million rentable square feet and two free-standing 10,000 square foot retail properties. The square feet of each property has been determined for these purposes based on the aggregate leased square footage specified in currently effective leases and, with respect to vacant space, management's estimate. In addition, as of December 31, 1996, the Company owned or had contracted to acquire approximately 140 acres of land in nine separate parcels that may present future development opportunities.

    Reckson has historically emphasized the development of large scale office and industrial parks and approximately 78% of the Office Properties (including the New Jersey Portfolio) and 63% of the Industrial Properties are located in such parks (measured by rentable square footage). The Company believes that owning properties in planned office and industrial parks provides certain strategic advantages, including the following: (i) certain tenants prefer being located in a park with other high quality companies to enhance their corporate image, (ii) parks afford tenants certain aesthetic amenities such as a common landscaping plan, standardization of signage and common dining and recreational facilities, (iii) tenants may expand (or contract) their businesses within a park, enabling them to centralize business functions and (iv) a park provides tenants with access to other tenants and may facilitate business relationships between tenants.

    Also, as of December 31, 1996, the Company had invested approximately $51.2 million in certain mortgage indebtedness encumbering four Class A office properties on Long Island and one Class A office property in New Jersey encompassing an aggregate of approximately 881,000 square feet.

    Set forth below is a summary of certain information relating to the Properties, categorized by office and industrial park, as of December 31, 1996 on a pro forma basis giving effect to the acquisition of the New Jersey Portfolio.

OFFICE PROPERTIES

    GENERAL. As of December 31, 1996, on a pro forma basis giving effect to the acquisition of the New Jersey Portfolio, the Company owned or had an interest in 37 Class A suburban office properties that encompass approximately 4.9 million square feet. As of December 31, 1996, these office properties (including the New Jersey Portfolio but excluding a vacant property currently under renovation) were approximately 91% leased to approximately 525 tenants.

    The Office Properties are Class A suburban office buildings and are well-located, well-maintained and professionally managed. In addition, these properties are modern with high finishes and achieve among the highest rent, occupancy and tenant retention rates within their sub-markets. Twenty-five of the 37 office properties (including the New Jersey Portfolio) are located in the following six planned office parks: the 23-acre North Shore Atrium, the 32-acre Huntington Melville Corporate Center, the 50-acre Nassau West Corporate Center, the 29-acre Tarrytown Corporate Center, the seven acre Landmark Square and the 32-acre Executive Hill Office Park. The buildings in these office parks offer a full array of amenities including health clubs, racquetball courts, sun decks, restaurants and computer controlled HVAC access systems and conference centers. Management believes that the location, quality of construction and amenities as well as Reckson's reputation for providing a high level of tenant service have enabled Reckson to attract and retain a national tenant base. The office tenants include national service firms, such as "Big Six" accounting firms, securities brokerage houses, insurance companies and health care providers.

    A brief description of the six office parks is set forth below.

    THE NORTH SHORE ATRIUM. The North Shore Atrium is a 23-acre office park that contains two office buildings and is located in Syosset, Long Island. Reckson commenced development of this office park in 1977. Working closely with the town of Oyster Bay, Long Island, Reckson proceeded to retrofit a 160,000 square foot vacant industrial property purchased from Grumman Corporation in 1977 into a Class A office building. Completed in 1978, North Shore Atrium I is an approximately 210,000 square foot office building that offers tenants a variety of amenities, including a health club, racquetball courts, conference centers, and restaurants. In 1979, as a result of this project, Reckson received the town of Oyster Bay's Economic Achievement Award. The project also earned Reckson the American Institute of Architects' 1980 Archi Award for architectural excellence and creativity. Shortly after completing North Shore Atrium I, Reckson initiated phase II of this project and completed development of North Shore Atrium II, an approximately 100,000 square foot office building with amenities comparable to those of Atrium I. Major tenants of the North Shore Atrium include CIGNA and New York Life.

    THE HUNTINGTON MELVILLE CORPORATE CENTER. Development of this office park was begun by Reckson in 1980. Built on 32 acres at the intersection of Route 110 and the Long Island Expressway, the Huntington Melville Corporate Center currently contains six office buildings with approximately 750,000 square feet. Four of these buildings encompassing approximately 485,000 square feet are owned by the Company and the Company has been granted an option to acquire a fifth building encompassing approximately 186,000 square feet (225 Broadhollow Road). See "--The Option Properties." Management believes that the office buildings in this office park were among the first on Long Island to offer tenants a sophisticated computer controlled HVAC access system. Other amenities include health clubs, racquetball courts, a travel agency, an indoor track, outdoor fitness trails, conference centers and a variety of restaurants. In 1983, Reckson received its second Archi Award for architectural excellence in connection with this project. Major tenants of this office park include PaineWebber Incorporated, Vytra Healthcare, Coopers & Lybrand LLP, Arthur Andersen LLP, Chase Manhattan Bank and Ernst & Young LLP.

    THE NASSAU WEST CORPORATE CENTER. The Nassau West Corporate Center is Reckson's most recent large scale office park project. Reckson commenced this project in 1982 when it agreed to ground lease 50 acres in Mitchel Field in Uniondale, Long Island for 99 years from Nassau County. Today, the Nassau West Corporate Center contains three buildings with approximately 1 million square feet and is situated in the heart of Long Island's financial district. Nassau West Corporate Center I was the first building to be developed by Reckson in this office park. The building opened for tenants in 1982 and offers tenants various amenities, including conference centers and a health club. Shortly thereafter, Reckson completed development of Nassau West Corporate Center II, an approximately 210,000 square foot office building that offers tenants comparable amenities as well as an indoor track, racquetball courts and an art gallery. Major tenants of the Nassau West Corporate Center office park include First Card Services, State Farm Insurance Company, Liberty Mutual Insurance Company, Bank of America and Phoenix Mutual Life.

    In 1991, Reckson completed development of the Omni office complex in this park. The approximately 575,000 square foot office complex is the centerpiece of the Nassau West Corporate Center. The Omni office complex is the largest office property in which the Company owns an interest. The Company owns, through the Operating Partnership, a 60% managing general partner interest in the Omni Partnership, the property partnership that owns the Omni. Through such partnership interest, the Company has the sole authority to conduct the business and affairs of the Omni Partnership subject to the limitations set forth in the Omni partnership agreement.

    THE TARRYTOWN CORPORATE CENTER. The Tarrytown Corporate Center is one of Westchester's largest office parks with more than 1.2 million square feet of office space and a 444-room Marriott Hotel. Completed in 1972, Tarrytown Corporate Center was the first office development undertaken in the Route 119 corridor in Westchester County, an area that has developed into a prime commercial location. Major tenants at the Center include Citibank, Ford Motor Credit, U.S. Philips, Xerox and the Ciba-Geigy

Corporation (which maintains its corporate headquarters at the Center). Designed by the award-winning architectural firm of Warshauer, Mellusi, and Warshauer, Tarrytown Corporate Center includes seven office buildings encompassing approximately 991,000 square feet, of which the Company has acquired six of such office buildings encompassing approximately 876,000 square feet.

    LANDMARK SQUARE. Landmark Square is a seven-acre office complex that contains six buildings and is located in Stamford, Connecticut. Landmark Square was developed between 1973 and 1984 by F.D. Rich Company and contains an aggregate of approximately 800,000 square feet. Landmark Square is located on seven acres in the heart of Stamford, contiguous to Stamford Town Center, a 900,000 square foot upscale shopping mall. Landmark Square offers such amenities as a full service athletic facility and the Landmark Club, one of Stamford's premier dining clubs. The Company has commenced an approximately $11.5 million, five year capital improvement program at the complex. Tenants at Landmark Square include Guiness PLC/United Distillers, Crown Theatre, McKinsey & Co. and Fleet Bank.

    EXECUTIVE HILL OFFICE PARK. As noted under "Recent Developments," the Company has contracted to acquire the New Jersey Portfolio. Four of the five properties that comprise the New Jersey Portfolio are contained in the Executive Hill Office Park. Executive Hill is a 32 acre office park that contains four buildings with approximately 392,000 square feet and is located in West Orange, New Jersey, adjacent to Route 280, a major interstate highway. Executive Hill was developed between 1971 and 1984 by various entities associated with Robert Heller, a developer in Northern New Jersey. One of the properties in the office park, 10 Rooney Circle, is a vacant 70,000 square foot building that is undergoing a complete renovation including the reskinning of its facade in granite, installation of two new lobbies and development of a new entranceway. The Company anticipates that 10 Rooney Circle will be stabilized within 12 months from its acquisition. The balance of the Executive Hill Office Park is approximately 96% leased. Tenants at Executive Hill include Chase Manhattan Bank, First Wausau, Computer Science Corporation, State Farm Insurance Company and PNC Bank.

    LEASE EXPIRATIONS. The following chart provides lease expiration information for the Long Island Office Properties (excluding the Omni) for leases in place as of December 31, 1996, assuming that none of the tenants exercises renewal options or termination rights, if any.

                                                                                  CUMULATIVE
                                                                PERCENTAGE OF    PERCENTAGE OF                  RENT PER
                                                                TOTAL LEASED     TOTAL LEASED                  SQUARE FOOT
                                 NUMBER OF      SQUARE FEET      SQUARE FEET      SQUARE FEET     RENT UNDER      UNDER
                                  LEASES        SUBJECT TO     REPRESENTED BY   REPRESENTED BY     EXPIRING     EXPIRING
YEAR OF LEASE EXPIRATION         EXPIRING     EXPIRING LEASES  EXPIRING LEASES  EXPIRING LEASES   LEASES(1)     LEASES(2)
-----------------------------  -------------  ---------------  ---------------  ---------------  ------------  -----------
1997.........................           22          214,345            14.5%            14.5%    $  5,326,362   $   24.85
1998.........................           31          197,843            13.3%            27.8%    $  4,786,305   $   24.19
1999.........................           29          124,903             8.4%            36.2%    $  2,638,478   $   21.12
2000.........................           26          156,298            10.5%            46.7%    $  3,579,482   $   22.90
2001.........................           28          148,459            10.0%            56.7%    $  3,672,624   $   24.74
2002.........................           17          210,046            14.2%            70.9%    $  4,864,745   $   23.16
2003 and thereafter..........           44          432,502            29.1%          100.00%    $    --        $  --
                                       ---    ---------------        ------
Total........................          197        1,484,396          100.00%
                                       ---    ---------------        ------
                                       ---    ---------------        ------

------------------------

(1) Represents annualized Base Rent as of the lease expiration date plus non-recoverable operating expense pass-throughs attributable to leases expiring during the referenced period.

(2) Total annual Base Rent of leases that expire during such period (calculated as described in (1)) divided by total square footage under such leases.

    The following chart provides lease expiration information for the Omni for leases in place as of December 31, 1996 assuming that none of the tenants exercise renewal options or termination rights, if any.

                                                                                      CUMULATIVE
                                                                       PERCENTAGE     PERCENTAGE
                                                                        OF TOTAL       OF TOTAL
                                                                         LEASED         LEASED                     RENT PER
                                                         SQUARE FEET   SQUARE FEET    SQUARE FEET       RENT      SQUARE FOOT
                                           NUMBER OF     SUBJECT TO    REPRESENTED    REPRESENTED      UNDER         UNDER
                                            LEASES        EXPIRING     BY EXPIRING    BY EXPIRING     EXPIRING     EXPIRING
YEAR OF LEASE EXPIRATION                   EXPIRING        LEASES        LEASES         LEASES       LEASES(1)     LEASES(2)
--------------------------------------  ---------------  -----------  -------------  -------------  ------------  -----------
1997..................................             2         27,729           5.1%           5.1%   $    979,656   $   35.33
1998..................................        --             --            --                5.1%   $    --        $  --
1999..................................        --             --            --                5.1%   $    --        $  --
2000..................................             5         66,131          12.2%          17.3%   $  2,200,243   $   33.27
2001..................................             5         59,693          11.0%          28.3%   $  1,371,940   $   22.98
2002..................................             4        105,703          19.4%          47.7%   $  3,180,184   $   30.09
2003 and thereafter...................            13        284,310          52.3%         100.0%   $    --        $  --
                                                  --
                                                         -----------        -----
Total.................................            29        543,566         100.0%
                                                  --
                                                  --
                                                         -----------        -----
                                                         -----------        -----

------------------------

(1) Represents annualized Base Rent as of the lease expiration date plus non-recoverable operating expense pass-throughs attributable to leases expiring during the referenced period.

(2) Total annual Base Rent of leases that expire during such period (calculated as described in (1)) divided by total square footage under such leases.

    The following table sets forth a schedule of the lease expirations for the Westchester Office Properties for leases in place as of December 31, 1996, assuming that none of the tenants exercise renewal options or termination rights, if any.

                                                                                  CUMULATIVE
                                                                PERCENTAGE OF    PERCENTAGE OF                  RENT PER
                                                                TOTAL LEASED     TOTAL LEASED                  SQUARE FOOT
                                 NUMBER OF      SQUARE FEET      SQUARE FEET      SQUARE FEET     RENT UNDER      UNDER
                                  LEASES        SUBJECT TO     REPRESENTED BY   REPRESENTED BY     EXPIRING     EXPIRING
YEAR OF LEASE EXPIRATION         EXPIRING     EXPIRING LEASES  EXPIRING LEASES  EXPIRING LEASES   LEASES(1)     LEASES(2)
-----------------------------  -------------  ---------------  ---------------  ---------------  ------------  -----------
1997.........................           29          128,100            12.5%            12.5%    $  2,466,799   $   19.26
1998.........................           27          136,178            13.3%            25.8%    $  2,615,234   $   19.20
1999.........................           20           50,348             4.9%            30.7%    $    943,025   $   18.73
2000.........................           18          134,489            13.1%            43.8%    $  2,794,514   $   20.78
2001.........................           25          114,443            11.2%            55.0%    $  2,337,101   $   20.42
2002.........................           19          153,537            14.9%            69.9%    $  3,139,563   $   20.45
2003 and thereafter..........           20          308,335            30.1%          100.00%    $    --        $  --
                                       ---    ---------------        ------
Total........................          158        1,025,430          100.00%
                                       ---    ---------------        ------
                                       ---    ---------------        ------

------------------------

(1) Represents annualized Base Rent as of the lease expiration date plus non-recoverable operating expense pass-throughs attributable to leases expiring during the referenced period.

(2) Total annual Base Rent of leases that expire during such period (calculated as described in (1)) divided by total square footage under such leases.

    The following table sets forth a schedule of the lease expirations for Landmark Square for leases in place as of December 31, 1996, assuming that none of the tenants exercise renewal options or termination rights, if any.

                                                                                     CUMULATIVE
                                                                     PERCENTAGE OF  PERCENTAGE OF
                                                                     TOTAL LEASED   TOTAL LEASED                  RENT PER
                                                        SQUARE FEET   SQUARE FEET    SQUARE FEET                 SQUARE FOOT
                                            NUMBER      SUBJECT TO    REPRESENTED    REPRESENTED    RENT UNDER      UNDER
                                           OF LEASES     EXPIRING     BY EXPIRING    BY EXPIRING     EXPIRING     EXPIRING
YEAR OF LEASE EXPIRATION                   EXPIRING       LEASES        LEASES         LEASES       LEASES(1)     LEASES(2)
---------------------------------------  -------------  -----------  -------------  -------------  ------------  -----------
1997...................................           18        46,831           7.1%           7.1%   $    927,596   $   19.81
1998...................................           12        38,197           5.8%          12.9%   $    780,244   $   20.43
1999...................................           17        42,841           6.5%          19.4%   $    905,146   $   21.13
2000...................................           24        89,594          13.6%          33.0%   $  1,880,724   $   20.99
2001...................................           15        79,526          12.1%          45.1%   $  2,072,665   $   26.06
2002...................................            8        32,826           5.0%          50.1%   $    713,644   $   21.74
2003 and thereafter....................           20       328,349          49.9%         100.0%        --           --
                                                 ---    -----------       ------
Total..................................          114       658,164         100.0%
                                                 ---    -----------       ------
                                                 ---    -----------       ------

------------------------

(1) Represents annualized Base Rent as of the lease expiration date plus non-recoverable operating expense pass-throughs attributable to leases expiring during the referenced period.

(2) Total annual Base Rent of leases that expire during such period (calculated as described in (1)) divided by total square footage under such leases.

    The following table sets forth a schedule of the lease expirations for the New Jersey Portfolio for leases in place as of December 31, 1996, assuming that none of the tenants exercise renewal options or termination rights, if any.

                                                                              CUMULATIVE
                                                            PERCENTAGE OF    PERCENTAGE OF                  RENT FOR
                                                            TOTAL LEASED     TOTAL LEASED                  SQUARE FEET
                                            SQUARE FEET      SQUARE FEET      SQUARE FEET     RENT UNDER      UNDER
YEAR OF LEASE               NUMBER OF       SUBJECT TO     REPRESENTED BY   REPRESENTED BY     EXPIRING     EXPIRING
EXPIRATION               LEASES EXPIRING  EXPIRING LEASES  EXPIRING LEASES  EXPIRING LEASES   LEASES(1)     LEASES(2)
-----------------------  ---------------  ---------------  ---------------  ---------------  ------------  -----------
1997...................             8            50,564           12.3%            12.3%     $  1,018,666   $   20.15
1998...................             8            39,543            9.6%            21.9%     $    751,194   $   19.00
1999...................             7            31,171            7.6%            29.5%     $    632,859   $   20.30
2000...................            12            68,309           16.7%            46.2%     $  1,337,073   $   19.57
2001...................            13            93,596           22.8%            69.0%     $  1,902,382   $   20.33
2002...................             5            46,963           11.5%            80.5%     $    913,142   $   19.44
2003 and thereafter....             5            80,145           19.5%           100.0%          --           --
                                   --
                                                -------         -------
Total..................            58           410,291          100.0%
                                   --
                                   --
                                                -------         -------
                                                -------         -------

------------------------

(1) Represents annualized Base Rent as of the lease expiration date plus non-recoverable operating expense pass-throughs attributable to leases expiring during the referenced period.

(2) Total annual Base Rent of leases that expire during such period (calculated as described in (1)) divided by total square footage under such leases.

    LEASING ACTIVITY. The following table sets forth a schedule of new leases signed, the annualized Base Rent per leased square foot and Effective Rent (as defined below) per leased square foot for the Long Island Office Properties for the years 1991 to 1996.

                                                          NUMBER OF     ANNUALIZED BASE RENT PER    EFFECTIVE RENT PER
YEAR                                                       LEASES         LEASED SQUARE FOOT(1)    LEASED SQUARE FOOT(2)
-----------------------------------------------------  ---------------  -------------------------  ---------------------
1996.................................................            44             $   22.83                $   20.88
1995.................................................            34             $   24.96                $   21.96
1994.................................................            55             $   22.28                $   20.53
1993.................................................            40             $   21.77                $   19.53
1992.................................................            35             $   23.60                $   20.35
1991.................................................            29             $   24.12                $   21.80

------------------------

(1) Represents annualized monthly Base Rent from signed leases at period end divided by leased square feet.

(2) Represents annualized monthly Effective Rent (defined as Base Rent adjusted on a straight-line basis for free rent periods, tenant improvements and leasing commissions) divided by leased square feet.

    The following table sets forth a schedule of new leases signed, the annualized Base Rent per leased square foot and Effective Rent per leased square foot for the Westchester Office Properties for 1996.

                                                                                                   EFFECTIVE RENT PER
                                                        NUMBER OF     ANNUALIZED BASE RENT PER        LEASED SQUARE
YEAR                                                     LEASES       LEASED SQUARE FOOT(1)(3)         FOOT(2)(3)
---------------------------------------------------  ---------------  -------------------------  -----------------------
1996...............................................            34             $   20.05                 $   17.03

------------------------

(1) Represents annualized monthly Base Rent from signed leases at period end divided by leased square feet.

(2) Represents annualized monthly Effective Rent divided by leased square feet.

(3) Excludes tenant improvement costs associated with leasing the Property located at 555 White Plains Road, Tarrytown, New York. This Property was acquired for $39 per square foot in April 1996 and was 37% leased at the time of acquisition. The Company has renovated and repositioned this Property and at December 31, 1996, it was 100% leased. Annualized Base Rent per leased square foot for the Westchester Office Properties for 1996 including this Property was $19.39 and Effective Rent per leased square foot was $15.83.

    TENANT INFORMATION. The Office Properties are leased to approximately 525 tenants which engage in a wide variety of businesses including insurance companies, "Big Six" accounting firms, securities brokerage houses, commercial banks and health care providers. On a pro forma basis, giving effect to the acquisition of the New Jersey Portfolio (and giving effect to signed leases in effect subsequent to December 31, 1996), for the 12 month period ending December 31, 1997, the largest tenant, United Distillers, accounts for approximately 3% of the Company's pro forma total annual Base Rent (including the New Jersey Portfolio). The following table sets forth the annual Base Rent at December 31, 1996 derived from the 30 largest office tenants for the Office Properties (including the New Jersey Portfolio).

                                                                              NUMBER OF    SQUARE FEET  ANNUAL BASE
TENANTS(1)                                                                     LEASES        LEASED      RENT(2)(3)
--------------------------------------------------------------------------  -------------  -----------  ------------
United Distillers.........................................................            3       112,474    $3,062,138
Ciba Geigy................................................................            2       197,474     2,358,120
Vytra Healthcare..........................................................            2       110,621     2,334,439
First Card Services Inc. .................................................            1       108,000     2,209,460
Federal Insurance Company.................................................            1        71,855     1,993,976
State Farm................................................................            3        74,458     1,718,965
Episcopal Health Services.................................................            1        63,454     1,685,995
Bank Of America...........................................................            1        59,544     1,583,972
Cigna P&C Companies.......................................................            2        90,102     1,488,465
Chase Manhattan Bank......................................................            3        58,512     1,391,015
Liberty Mutual............................................................            3        62,991     1,317,761
PaineWebber Incorporated..................................................            1        35,795     1,311,283
Continental Insurance.....................................................            3        46,676     1,206,446
McKinsey & Company, Inc. United States....................................            3        33,312       888,759
Allstate Insurance Company................................................            3        40,460       796,574
Ernst & Young LLP.........................................................            1        29,613       710,712
Ampacet Corporation.......................................................            1        31,340       689,480
Citibank..................................................................            2        34,950       664,050
First American Services, Inc..............................................            2        25,307       632,201
U.S. Healthcare...........................................................            1        23,434       629,901
A&P.......................................................................            2        32,760       621,080
First Wausau..............................................................            1        31,514       606,648
Prudential Ins. Co. Of America............................................            2        31,784       598,984
M&H Brokerage Inc.........................................................            1        34,259       578,936
First American Title Insurance............................................            1        21,903       571,111
The Mutual Life Ins. Of N.Y...............................................            1        21,400       554,969
Fleet Bank (Shawmut)......................................................            4        27,896       552,760
Xerox Corporation.........................................................            1        27,963       531,297
Herbert Jamison...........................................................            1        26,280       519,036
                                                                                    ---    -----------  ------------
Total.....................................................................           53     1,566,131    $33,808,533
                                                                                    ---    -----------  ------------
                                                                                    ---    -----------  ------------
as a percent of Total Office Leased.......................................         9.53%        38.48%        42.65%

------------------------

(1) Excludes Executive Center tenants. Executive Center tenants account for annual Base Rent of $1,615,439.

(2) Represents Base Rent of signed leases at December 31, 1996 adjusted for scheduled contractual increases during the 12 months ending December 31, 1997. Base Rent for these purposes reflects the effect of any lease expirations that occur during the 12-month period ending December 31, 1997.

(3) Includes the Company's proportionate share of unconsolidated joint venture property.

    DISTRIBUTION OF LEASES BY LEASED SPACE. The following table sets forth information relating to the diversity of the tenants at the Office Properties based upon square feet under lease at December 31, 1996.

                                                                                                         ANNUAL
                                                  NUMBER        PERCENT       TOTAL       PERCENT       BASE RENT       PERCENT
SQUARE FEET UNDER LEASE                          OF LEASES     OF TOTAL    SQUARE FEET   OF TOTAL    (THOUSANDS)(1)    OF TOTAL
---------------------------------------------  -------------  -----------  -----------  -----------  ---------------  -----------
Less than 2,501..............................          224          40.7%     296,620          7.3%     $   5,266            6.6%
2,501-5,000..................................          122          22.1%     443,055         10.9%     $   8,164           10.3%
5,001-10,000.................................           98          17.8%     689,255         16.9%     $  12,976           16.3%
10,001-20,000................................           58          10.5%     801,641         19.7%     $  16,002           20.1%
20,001-40,000................................           38           6.9%   1,058,422         26.0%     $  20,455           25.7%
40,001+......................................           11           2.0%     785,545         19.2%     $  16,641           21.0%
                                                       ---         -----   -----------       -----        -------          -----
                                                       551         100.0%   4,074,538        100.0%     $  79,504          100.0%
                                                       ---         -----   -----------       -----        -------          -----
                                                       ---         -----   -----------       -----        -------          -----

------------------------------

(1) Represents Base Rent of signed leases at December 31, 1996 adjusted for scheduled contractual increases during the 12 months ending December 31, 1997. Base Rent for these purposes reflects the effect of any lease expirations that occur during the 12-month period ending December 31, 1997.

    The following table sets forth certain information as of December 31, 1996 for each of the Office
Properties (including the New Jersey Portfolio).

                                               OWNERSHIP
                                                INTEREST
                                                (GROUND
                                COMPANY'S        LEASE                         LAND
                               PERCENTAGE      EXPIRATION       YEAR           AREA        NUMBER OF     SQUARE      PERCENT
PROPERTY                        OWNERSHIP      DATE) (1)     CONSTRUCTED      (ACRES)       FLOORS        FEET       LEASED
--------------------------  -----------------  ----------  ---------------  -----------  -------------  ---------  -----------
North Shore Atrium
  Syosset, NY
  6800 Jericho Turnpike
  (North Shore Atrium
  I)......................            100%            Fee         1977(4)         13.0             2      209,028        90.0%
  6900 Jericho Turnpike
  (North Shore Atrium
  II).....................            100%            Fee         1982             5.0             4      101,036        96.4%
                                                                                 -----                  ---------
Total-North Shore
  Atrium..................                                                        18.0                    310,064        92.1%
                                                                                 -----                  ---------
                                                                                 -----                  ---------
Huntington Melville
  Corporate Center
  Melville, NY
  200 Broadhollow Rd......            100%            Fee         1981             4.6             4       67,432        98.9%
  48 South Service Rd.....            100%            Fee         1986             7.3             4      125,372        91.4%
  395 North Service Rd....            100%      Leasehold         1988             7.5             4      187,393        94.1%
                                                   (2081)
  35 Pinelawn Rd..........            100%            Fee         1980             6.0             2      105,241        86.3%
                                                                                 -----                  ---------
Total-Huntington Melville
  Corporate Center........                                                        25.4                    485,438        92.4%
                                                                                 -----                  ---------
                                                                                 -----                  ---------


                                        ANNUAL BASE
                              ANNUAL     RENT PER
                               BASE     LEASED SQ.     NUMBER OF
PROPERTY                    RENT (2)(3)     FT.      TENANT LEASES
--------------------------  ----------  -----------  -------------
North Shore Atrium
  Syosset, NY
  6800 Jericho Turnpike
  (North Shore Atrium
  I)......................  $3,452,445   $   18.34            42
  6900 Jericho Turnpike
  (North Shore Atrium
  II).....................  $1,597,008   $   16.39            10
                            ----------                       ---
Total-North Shore
  Atrium..................  $5,049,453   $   17.68            52
                            ----------                       ---
                            ----------                       ---
Huntington Melville
  Corporate Center
  Melville, NY
  200 Broadhollow Rd......  $1,414,860   $   21.23            13
  48 South Service Rd.....  $1,812,269   $   15.82            10
  395 North Service Rd....  $3,799,171   $   21.55             7

  35 Pinelawn Rd..........  $1,719,486   $   18.93            28
                            ----------                       ---
Total-Huntington Melville
  Corporate Center........  $8,745,786   $   21.34            58
                            ----------                       ---
                            ----------                       ---

                                               OWNERSHIP
                                                INTEREST
                                                (GROUND
                                COMPANY'S        LEASE                         LAND
                               PERCENTAGE      EXPIRATION       YEAR           AREA        NUMBER OF     SQUARE      PERCENT
PROPERTY                        OWNERSHIP      DATE) (1)     CONSTRUCTED      (ACRES)       FLOORS        FEET       LEASED
--------------------------  -----------------  ----------  ---------------  -----------  -------------  ---------  -----------
Nassau West Corporate Center
  Mitchel Field, NY
    50 Charles Lindbergh
      Blvd.
  (Nassau West Corporate
      Center II)..........            100%      Leasehold         1984             9.1             6      211,845        93.1%
                                                   (2082)
  60 Charles Lindbergh
      Blvd.
  (Nassau West Corporate
      Center I)...........            100%       Leashold         1989             7.8             2      186,889       100.0%
                                                   (2082)
  333 Earl Ovington Blvd
    (The Omni)............             60%      Leasehold         1991            30.6            10      575,000        89.8%
                                                   (2088)
                                                                                 -----                  ---------
Total-Nassau West
  Corporate Center........                                                        47.5                    973,734        92.5%
                                                                                 -----                  ---------
                                                                                 -----                  ---------
Tarrytown Corporate Center
  Tarrytown, NY
  505 White Plains Road...            100%            Fee         1974             1.4             2       26,468        91.7%
  520 White Plains Road...             60%         Fee(5)         1981             6.8             6      171,761       100.0%
  555 White Plains Road...            100%            Fee         1972             4.2             5      121,585       100.0%
  560 White Plains Road...            100%            Fee         1980             4.0             6      126,471        95.9%
  580 White Plains Road...            100%            Fee         1977             6.1             6      170,726        94.6%
  660 White Plains Road...            100%            Fee         1983            10.9             6      258,715        97.4%
                                                                                 -----                  ---------
Total-Tarrytown Corporate
  Center..................                                                        33.4                    875,726        97.3%
                                                                                 -----                  ---------
                                                                                 -----                  ---------
Landmark Square
  Stamford, CT
  One Landmark Square.....            100%            Fee         1973             N/A            22      296,716        83.5%
  Two Landmark Square.....            100%            Fee         1976             N/A             3       39,701        42.2%
  Three Landmark Square...            100%            Fee         1978             N/A             6      128,286        78.4%
  Four Landmark Square....            100%            Fee         1977             N/A             5      104,446        80.7%
  Five Landmark Square....            100%            Fee         1976             N/A             3       57,273        87.7%
  Six Landmark Square.....            100%            Fee         1984             N/A            10      171,899        92.3%
                                                                                 -----                  ---------
Total-Landmark Square.....                                                         7.2                    798,321        82.4%
                                                                                 -----                  ---------
                                                                                 -----                  ---------
Stand-alone Long Island
  Properties
  88 Duryea Rd.
    Melville, N.Y.........            100%            Fee         1986             1.5             2       25,061        95.6%
  310 East Shore Rd.
    Great Neck, NY........            100%            Fee         1981             1.5             4       50,000       100.0%
  333 East Shore Rd.                            Leasehold
    Great Neck, NY........            100%         (2030)         1976             1.5             2       17,715        99.6%
  520 Broadhollow Rd.
    Melville, New York....            100%            Fee         1978             7.0             1       83,176       100.0%
  1660 Walt Whitman Rd.
    Melville, New York....            100%            Fee         1980             6.5             1       73,115       100.0%
  125 Baylis Road
    Melville, New York....            100%            Fee         1980             8.2             2       98,329        99.4%
                                                                                 -----                  ---------
Total-Stand-alone Long
  Island Properties.......                                                        26.2                    347,396        99.5%
                                                                                 -----                  ---------
                                                                                 -----                  ---------


                                        ANNUAL BASE
                              ANNUAL     RENT PER
                               BASE     LEASED SQ.     NUMBER OF
PROPERTY                    RENT (2)(3)     FT.      TENANT LEASES
--------------------------  ----------  -----------  -------------
Nassau West Corporate Cent
  Mitchel Field, NY
    50 Charles Lindbergh
      Blvd.
  (Nassau West Corporate
      Center II)..........  $4,271,620   $   21.66            23

  60 Charles Lindbergh
      Blvd.
  (Nassau West Corporate
      Center I)...........  $3,692,510   $   19.72             8

  333 Earl Ovington Blvd
    (The Omni)............  $14,080,699  $   27.26            29

                            ----------                       ---
Total-Nassau West
  Corporate Center........  $22,044,829  $   24.47            60
                            ----------                       ---
                            ----------                       ---
Tarrytown Corporate Center
  Tarrytown, NY
  505 White Plains Road...  $  422,178   $   17.40            19
  520 White Plains Road...  $3,192,362   $   18.59             1
  555 White Plains Road...  $1,503,378   $   12.36             9
  560 White Plains Road...  $1,618,962   $   13.35            18
  580 White Plains Road...  $2,979,362   $   18.45            21
  660 White Plains Road...  $4,148,165   $   16.46            51
                            ----------                       ---
Total-Tarrytown Corporate
  Center..................  $13,864,407  $   16.27           119
                            ----------                       ---
                            ----------                       ---
Landmark Square
  Stamford, CT
  One Landmark Square.....  $4,987,291   $   20.13            60
  Two Landmark Square.....  $  301,754   $   18.00             8
  Three Landmark Square...  $2,188,392   $   21.77            20
  Four Landmark Square....  $1,666,666   $   19.76            17
  Five Landmark Square....  $  175,000   $    3.48             1
  Six Landmark Square.....  $3,457,825   $   21.80             8
                            ----------                       ---
Total-Landmark Square.....  $12,776,928  $   19.41           114
                            ----------                       ---
                            ----------                       ---
Stand-alone Long Island
  Properties
  88 Duryea Rd.
    Melville, N.Y.........  $  392,660   $   16.40             5
  310 East Shore Rd.
    Great Neck, NY........  $1,163,186   $   23.21            21
  333 East Shore Rd.
    Great Neck, NY........  $  435,536   $   24.68             9
  520 Broadhollow Rd.
    Melville, New York....  $1,473,201   $   17.71             5
  1660 Walt Whitman Rd.
    Melville, New York....  $  917,715   $   12.55             5
  125 Baylis Road
    Melville, New York....  $2,119,188   $   21.69            10
                            ----------                       ---
Total-Stand-alone Long
  Island Properties.......  $6,501,486   $   18.81            55
                            ----------                       ---
                            ----------                       ---

                                               OWNERSHIP
                                                INTEREST
                                                (GROUND
                                COMPANY'S        LEASE                         LAND
                               PERCENTAGE      EXPIRATION       YEAR           AREA        NUMBER OF     SQUARE      PERCENT
PROPERTY                        OWNERSHIP      DATE) (1)     CONSTRUCTED      (ACRES)       FLOORS        FEET       LEASED
--------------------------  -----------------  ----------  ---------------  -----------  -------------  ---------  -----------
Stand-alone Westchester
  Properties
  155 White Plains Road
    Tarrytown, NY.........            100%            Fee         1963            13.2             2       60,909        79.5%
  235 Main Street
    White Plains, NY......            100%            Fee         1974(6)           .4             6       83,237        65.2%
  245 Main Street
      White Plains, NY....            100%            Fee         1983              .4             6       73,543        79.5%
  2 Church Street
    Ossining, NY..........            100%            Fee         1979             1.1             2       24,250        49.2%
                                                                                 -----                  ---------
Total Stand-alone
  Westchester
  Properties..............                                                        15.1                    241,939        71.5%
                                                                                 -----                  ---------
                                                                                 -----                  ---------
Re-development Westchester
  Properties
  360 Hamilton Avenue
      White Plains, NY....             50%            Fee         1977             1.5            12      365,000          --
                                                                                                        ---------
                                                                                                        ---------
Total Re-development
  Westchester
  Properties..............                                                         1.5                    365,000          --
                                                                                 -----                  ---------
                                                                                 -----                  ---------
Executive Hill Office Park
    West Orange, NJ.......
  100 Executive Dr........            100%            Fee         1978            10.1             3       92,872        97.1%
  200 Executive Dr........            100%            Fee         1980             8.2             4      102,630        91.6%
  300 Executive Dr........            100%            Fee         1984             8.7             4      126,196        99.4%
  10 Rooney Circle........            100%            Fee         1971             5.2             3       70,000          --
                                                                                 -----                  ---------       -----
Total-Executive Hill
  Office Park(7)..........                                                        32.2                    391,698        96.2%
                                                                                 -----                  ---------       -----
                                                                                 -----                  ---------       -----
Stand-alone New Jersey
  Properties
  1 Paragon Dr.
    Montvale, NJ..........            100             Fee         1980            11.0             2      104,599        96.4%
                                                                                 -----                  ---------       -----
Total-Stand-alone New
  Jersey Properties.......                                                        11.0                    104,599        96.4%
                                                                                 -----                  ---------       -----
                                                                                 -----                  ---------       -----
Total-Office
  Properties (8)..........                                                       217.5                  4,893,915        91.4%
                                                                                 -----                  ---------
                                                                                 -----                  ---------


                                        ANNUAL BASE
                              ANNUAL     RENT PER
                               BASE     LEASED SQ.     NUMBER OF
PROPERTY                    RENT (2)(3)     FT.      TENANT LEASES
--------------------------  ----------  -----------  -------------
Stand-alone Westchester
  Properties
  155 White Plains Road
    Tarrytown, NY.........  $  758,282   $   15.66             5
  235 Main Street
    White Plains, NY......  $  930,704   $   17.14            20
  245 Main Street
      White Plains, NY....  $1,072,844   $   18.36            13
  2 Church Street
    Ossining, NY..........  $  144,453   $   12.12             2
                            ----------                       ---
Total Stand-alone
  Westchester
  Properties..............  $2,906,283   $   16.79            40
                            ----------                       ---
                            ----------                       ---
Re-development Westchester
  Properties
  360 Hamilton Avenue
      White Plains, NY....          --          --            --

Total Re-development
  Westchester
  Properties..............          --          --            --

Executive Hill Office Park
    West Orange, NJ.......
  100 Executive Dr........  $1,665,402   $   18.48            12
  200 Executive Dr........  $1,639,734   $   17.45            19
  300 Executive Dr........  $2,440,181   $   19.46            12
  10 Rooney Circle........          --          --            --
                            ----------  -----------          ---
Total-Executive Hill
  Office Park(7)..........  $5,745,317   $   18.56            43
                            ----------  -----------          ---
                            ----------  -----------          ---
Stand-alone New Jersey
  Properties
  1 Paragon Dr.
    Montvale, NJ..........  $1,868,979   $   18.54            15
                            ----------  -----------          ---
Total-Stand-alone New
  Jersey Properties.......   1,868,979   $   18.54            15
                            ----------  -----------          ---
                            ----------  -----------          ---
Total-Office
  Properties (8)..........  $79,503,468  $   19.51           556
                            ----------                       ---
                            ----------                       ---

------------------------------

(1) Ground lease expirations assume exercise of renewal options by the lessee.

(2) Represents Base Rent of signed leases at December 31, 1996 adjusted for scheduled contractual increases during the 12 months ending December 31, 1997. Total Base Rent for these purposes reflects the effect of any lease expirations that occur during the 12-month period ending December 31, 1997. Amounts included in rental revenue for financial reporting purposes have been determined on a straight-line basis rather than on the basis of contractual rent as set forth in the foregoing table.

(3) Base Rents differ from Effective Rents in that Effective Rents have been adjusted on a straight-line basis for free rent periods, tenant improvements and leasing commissions. Information regarding the Company's historical tenant improvement and leasing commission costs is set forth under "The Properties--Historical Non-Incremental Revenue-Generating Capital Expenditures, Tenant Improvement Costs and Leasing Commissions."

(4) Year acquired; renovated in 1978.

(5) The actual fee interest in 520 White Plains Road is held by the County of Westchester Industrial Development Agency. The fee interest in 520 White Plains Road may be acquired if the outstanding principal balance under certain loan agreements and annual basic installments are prepaid in full.

(6) Year renovated.

(7) Percent leased data excludes 10 Rooney Circle, a property under re-development.

(8) Percent leased data excludes the properties under re-development.

INDUSTRIAL PROPERTIES

    GENERAL. As of December 31, 1996, the Company owned or had an interest in 76 Industrial Properties that encompass approximately 4.4 million square feet. All but one of the Industrial Properties are located on Long Island. As of December 31, 1996, the Industrial Properties were 96.8% leased to approximately 160 tenants. Many of the Industrial Properties have been constructed with high ceiling heights (I.E., above 18 feet), upscale office building facades, parking in excess of zoning requirements, drive-in and/or loading dock facilities, and other features which permit them to be leased for industrial and/or office purposes.

    The Industrial Properties are leased to national tenants as well as to local companies. These tenants utilize the Industrial Properties for distribution, warehousing, research and development and light manufacturing/assembly activities. Leases on the Industrial Properties are typically written for terms ranging from three to seven years and require (i) payment of a Base Rent, (ii) payments of real estate tax escalations over a base year, (iii) payments of compounded annual increases to Base Rent and (iv) reimbursement of all operating expenses. Electric costs are borne and paid directly by the tenant. Certain leases are "triple net" (I.E., the tenant is required to pay in addition to annual Base Rent, all operating expenses and real estate taxes). In virtually all leases, the landlord is responsible for structural repairs. Renewal provisions typically provide for renewal rents at market rates, provided that such rates are not less than the most recent rental rates.

    Approximately 63% of the Industrial Properties measured by square footage, are located in three large scale planned industrial parks that were developed by Reckson. The following is a description of these parks.

    VANDERBILT INDUSTRIAL PARK. Developed by Reckson between 1961 and 1979, Vanderbilt Industrial Park was the first planned industrial park on Long Island and encompasses 50 buildings with approximately 3.6 million square feet on more than 400 acres. According to Cushman & Wakefield, Vanderbilt Industrial Park is the second largest industrial park on Long Island (based on square feet). In developing this and other parks, Reckson attracted numerous companies desiring to lease or own properties located within a Reckson park. For certain companies desiring to own properties, Reckson provided construction and other services throughout the building process. The Company owns or has an interest in 34 Properties in this industrial park encompassing approximately 1.6 million square feet which were 97.6% leased to approximately 62 tenants as of December 31, 1996. The average occupancy rates for these Properties during the years 1991 through 1996 were 96.6%, 95.7%, 94.6%, 100%, 98.6% and 97.6%, respectively.

    AIRPORT INTERNATIONAL PLAZA. This park is a 200-acre industrial park containing 32 buildings with approximately 1.4 million square feet and, according to Cushman & Wakefield, is one of the 10 largest industrial parks on Long Island (based on square footage). The Airport International Plaza project was developed by Reckson between 1969 and 1988 primarily to accommodate industrial research and development tenants and was the first high-technology industrial park built in New York State. In 1973, the project received an Archi Award for landscaping. The Company owns or has an interest in 17 Properties in this industrial park encompassing approximately 811,000 square feet that were 94.2% leased to approximately 50 tenants as of December 31, 1996.

    THE COUNTY LINE INDUSTRIAL CENTER. This industrial park was developed by Reckson between 1972 and 1986 and encompasses six buildings with approximately one million square feet on more than 28-acres located in proximity to the well-traveled "Route 110 corridor." The Company owns four Properties in this industrial park encompassing approximately 342,000 square feet that were 100% leased to approximately 12 tenants as of December 31, 1996. The park currently serves as the corporate headquarters for Liuski International and Chyron Corporation.

    In addition to its industrial parks, as of December 31, 1996, the Company owned 19 standalone Industrial Properties. As of December 31, 1996, these Properties were 96.7% leased to approximately 35 tenants. These Properties are primarily tenanted by "high technology" firms and have higher office finishes and Base Rental rates than the Properties located in the industrial parks. In addition, the Company has been granted an option to acquire one other standalone industrial property, encompassing approximately 39,500 square feet (593 Acorn Street). See "--The Option Properties."

    LEASE EXPIRATIONS. The following table sets forth a schedule of the lease expirations for the Industrial Properties for leases in place as of December 31, 1996, assuming that none of the tenants exercises renewal options or termination rights, if any.

                                                                                        CUMULATIVE
                                                                     PERCENTAGE OF     PERCENTAGE OF                   RENT PER
                                                                     TOTAL LEASED      TOTAL LEASED                   SQUARE FOOT
                                     NUMBER OF      SQUARE FEET       SQUARE FEET       SQUARE FEET     RENT UNDER       UNDER
                                      LEASES        SUBJECT TO      REPRESENTED BY    REPRESENTED BY     EXPIRING      EXPIRING
YEAR OF LEASE EXPIRATION             EXPIRING     EXPIRING LEASES   EXPIRING LEASES   EXPIRING LEASES   LEASES(1)      LEASES(2)
---------------------------------  -------------  ---------------  -----------------  ---------------  ------------  -------------
1997.............................           23          170,371              4.3%              4.3%    $    834,835    $    4.90
1998.............................           31          581,841             14.5%             18.8%    $  3,796,462    $    6.52
1999.............................           34          590,524             14.8%             33.6%    $  3,698,209    $    6.26
2000.............................           19          405,386             10.1%             43.7%    $  1,983,156    $    4.89
2001.............................           26          768,145             19.2%             62.9%    $  4,350,857    $    5.66
2002.............................            4           22,273               .6%             63.5%    $    193,768    $    8.70
2003 and thereafter..............           36        1,460,785             36.5%            100.0%              --           --
                                           ---    ---------------          -----
Total............................          173        3,999,325            100.0%
                                           ---    ---------------          -----
                                           ---    ---------------          -----

------------------------

(1) Represents annualized Base Rent as of the lease expiration date plus non-recoverable operating expense pass-throughs attributable to leases expiring during the referenced period.

(2) Total annual Base Rent of leases that expire during such period (calculated as described in (1)) divided by total square footage under such leases.

    LEASING ACTIVITY. The following table sets forth a schedule of new leases signed, the annualized Base Rent per leased square foot and Effective Rent per leased square foot thereunder for the Industrial Properties for the years 1991 to 1996.

                                                        NUMBER OF     ANNUALIZED BASE RENT PER   EFFECTIVE RENT PER LEASED
YEAR                                                     LEASES         LEASED SQUARE FOOT(1)         SQUARE FOOT(2)
---------------------------------------------------  ---------------  -------------------------  -------------------------
1996...............................................            41             $    6.39                  $    5.95
1995...............................................            35             $    5.99                  $    5.72
1994...............................................            59             $    5.43                  $    5.09
1993...............................................            41             $    5.28                  $    5.04
1992...............................................            46             $    4.87                  $    4.47
1991...............................................            36             $    4.21                  $    3.97

------------------------

(1) Represents annualized monthly Base Rent from signed leases at period end divided by leased square feet.

(2) Represents annualized monthly Effective Rent divided by leased square feet.

    TENANT INFORMATION. The Industrial Properties are leased to approximately 160 tenants which utilize the Properties for distribution, warehousing, research and development and light manufacturing/assembly activities. On a pro forma basis (giving effect to signed leases in effect subsequent to December 31, 1996), for the 12-month period ending December 31, 1997, the largest industrial tenant, Estee Lauder, accounted for approximately 1.7% of the Company's pro forma total annual Base Rent (including the New Jersey Portfolio). The following table sets forth the annual Base Rent at December 31, 1996 derived from the 15 largest industrial tenants for the Industrial Properties.

                                                                            NUMBER OF   SQUARE FEET   ANNUAL BASE
TENANTS(1)                                                                   LEASES       LEASED        RENT(2)
-------------------------------------------------------------------------  -----------  -----------  -------------
Estee Lauder.............................................................           2      285,000   $   1,744,926
Symbol Technologies Inc..................................................           3      223,023       1,314,297
New Breed Leasing Corporation............................................           1      297,000       1,270,687
Enzon Inc................................................................           1       87,890       1,080,936
American Tissue..........................................................           2      229,000         973,864
Regent Sheffield Limited.................................................           1       76,312         851,296
Petroleum Heat and Power Co., Inc. ......................................           1       35,000         628,833
Nu Horizons Electronics Corp. ...........................................           1       78,000         602,928
Fonar Corp...............................................................           1       78,240         599,511
IDR Corp. ...............................................................           1       54,000         429,885
Henlopen Manufacturing Co., Inc..........................................           1       67,922         423,946
A.J. Cohen...............................................................           2      108,000         421,200
Ullman Co. ..............................................................           1      127,980         410,412
American Specialty.......................................................           1      135,000         408,252
Pool Cover Corp..........................................................           1       88,000         339,888
                                                                                -----   -----------  -------------
    Total................................................................          20    1,970,367   $  11,500,861
                                                                                -----   -----------  -------------
                                                                                -----   -----------  -------------
as a percentage of Total Industrial Leased...............................       11.56%       49.27%          50.33%

------------------------

(1) Excludes Executive Center tenants. Executive Center tenants account for annual Base Rent of $373,338.

(2) Represents Base Rent of signed leases at December 31, 1996 adjusted for scheduled contractual increases during the 12 months ending December 31, 1997. Base Rent for these purposes reflects the effect of any lease expirations that occur during the 12-month period ending December 31, 1997.

    DISTRIBUTION OF LEASES BY LEASED SPACE. The following table sets forth information relating to the diversity of the Company's tenants at the Industrial Properties under lease at December 31, 1996.

                                      NUMBER OF    PERCENT OF   TOTAL SQUARE  PERCENT OF   ANNUAL BASE RENT  PERCENT OF
SQUARE FEET UNDER LEASE                LEASES         TOTAL         FEET         TOTAL      (THOUSANDS)(1)      TOTAL
----------------------------------  -------------  -----------  ------------  -----------  ----------------  -----------
Less than 2,500...................           20          11.6%       33,184           .8%     $      241            1.0%
2,501-5,000.......................           31          17.9%      123,447          3.1%     $      718            3.1%
5,001-10,000......................           35          20.2%      276,905          6.9%     $    1,772            7.8%
10,001-20,000.....................           31          17.9%      460,944         11.6%     $    2,560           11.2%
20,001-40,000.....................           30          17.3%      813,062         20.3%     $    4,996           21.9%
40,001+...........................           26          15.1%    2,291,783         57.3%     $   12,566           55.0%
                                            ---         -----   ------------       -----         -------          -----
                                            173         100.0%    3,999,325        100.0%     $   22,853          100.0%
                                            ---         -----   ------------       -----         -------          -----
                                            ---         -----   ------------       -----         -------          -----

------------------------

(1) Represents Base Rent of signed leases at December 31, 1996 adjusted for scheduled contractual increases during the 12 months ending December 31, 1997. Base Rent for these purposes reflects the effect of any lease expirations that occur during the 12-month period ending December 31, 1997.

    The following table sets forth certain information as of December 31, 1996 for each of the Industrial Properties.

                                                                                                                    PERCENTAGE
                                                    OWNERSHIP                                                         OFFICE/
                                                    INTEREST                                                         RESEARCH
                                   COMPANY'S      (GROUND LEASE                        LAND         CLEARANCE           AND
                                  PERCENTAGE       EXPIRATION           YEAR           AREA          HEIGHT         DEVELOPMENT
PROPERTY                           OWNERSHIP          DATE)         CONSTRUCTED       (ACRES)      (FEET) (1)         FINISH
------------------------------  ---------------  ---------------  ----------------  -----------  ---------------  ---------------
Vanderbilt Industrial Park
   Hauppauge, NY
  360 Vanderbilt Motor
    Parkway...................          100%           Fee               1967              4.2             16              62%
  410 Vanderbilt Motor
    Parkway...................          100%           Fee               1965              3.0             15               7%
  595 Old Willets Path........          100%           Fee               1968              3.5             14              14%
  611 Old Willets Path........          100%           Fee               1963              3.0             14              11%
  631/641 Old Willets Path....          100%           Fee               1965              1.9             14              31%
  651/661 Old Willets Path....          100%           Fee               1966              2.0             14              45%
  671 Old Willets Path........          100%           Fee               1966              1.5             14               8%
  681 Old Willets Path........          100%           Fee               1961              1.3             14              10%
  740 Old Willets Path........          100%           Fee               1965              3.5             14               5%
  325 Rabro Dr................          100%           Fee               1967              2.7             14              10%
  250 Kennedy Dr..............          100%           Fee               1979              7.0             16               9%
  90 Plant Ave................          100%           Fee               1972              4.3             16              13%
  110 Plant Ave...............          100%           Fee               1974              6.8             18               8%
  55 Engineers Rd.............          100%           Fee               1968              3.0             18               8%
  65 Engineers Rd.............          100%           Fee               1969              1.8             22              10%
  85 Engineers Rd.............          100%           Fee               1968              2.3             18               5%
  100 Engineers Rd............          100%           Fee               1968              5.0             14              11%
  150 Engineers Rd............          100%           Fee               1969              6.8             22              11%
  20 Oser Ave.................          100%           Fee               1979              5.0             16              18%
  30 Oser Ave.................          100%           Fee               1978              4.4             16              21%
  40 Oser Ave.................          100%           Fee               1974              3.1             16              33%
  50 Oser Ave.................          100%           Fee               1975              4.1             21              15%
  60 Oser Ave.................          100%           Fee               1975              3.3             21              19%
  63 Oser Ave.................          100%           Fee               1974              1.2             20               9%
  65 Oser Ave.................          100%           Fee               1975              1.2             18              10%
  73 Oser Ave.................          100%           Fee               1974              1.2             20              15%
  80 Oser Ave.................          100%           Fee               1974              1.1             18              25%
  85 Nicon Ct.................          100%           Fee               1978(5)           6.1             30              10%
  90 Oser Ave.................          100%           Fee               1973              1.1             16              26%
  104 Parkway Dr..............          100%           Fee               1985(9)           1.8             15              50%
  110 Ricefeld Ln.............          100%           Fee               1980(9)           2.0             15              25%
  120 Ricefeld Ln.............          100%           Fee               1983(9)           2.0             15              24%
  125 Ricefeld Ln.............          100%           Fee               1973(9)           2.0             14              20%
  135 Ricefeld Ln.............          100%           Fee               1981(9)           2.1             15              10%
                                                                                    -----------
    Total--Vanderbilt
      Industrial Park.........                                                           105.3
                                                                                    -----------
                                                                                    -----------
                                                                                                                      (continued)


                                                                                  ANNUAL BASE        NUMBER OF
                                                PERCENT          ANNUAL            RENT PER           TENANT
PROPERTY                        SQUARE FEET      LEASED     BASE RENT (2)(3)    LEASED SQ. FT.        LEASES
------------------------------  ------------  ------------  -----------------  -----------------  ---------------
Vanderbilt Industrial Park
   Hauppauge, NY
  360 Vanderbilt Motor
    Parkway...................       54,000        100.0%     $     429,885        $    7.96                 1
  410 Vanderbilt Motor
    Parkway...................       41,784        100.0%     $     182,584        $    4.37                 4
  595 Old Willets Path........       31,670        100.0%     $     146,391        $    4.62                 4
  611 Old Willets Path........       20,000        100.0%     $     108,238        $    5.41                 2
  631/641 Old Willets Path....       25,000         80.0%     $     134,373        $    6.72                 2
  651/661 Old Willets Path....       25,000         60.0%     $      97,246        $    6.48                 5
  671 Old Willets Path........       20,000        100.0%     $      89,781        $    4.49                 1
  681 Old Willets Path........       15,000        100.0%     $      68,984        $    4.60                 1
  740 Old Willets Path........       30,000        100.0%     $      29,676        $    0.99                 1
  325 Rabro Dr................       35,000         33.4%     $      70,290        $    6.02                 1
  250 Kennedy Dr..............      127,980        100.0%     $     410,412        $    3.21                 1
  90 Plant Ave................       75,000        100.0%     $     326,456        $    4.35                 3
  110 Plant Ave...............      125,000        100.0%     $     515,004        $    4.12                 1
  55 Engineers Rd.............       36,000        100.0%     $     290,916        $    8.08                 1
  65 Engineers Rd.............       23,000        100.0%     $     121,555        $    5.29                 1
  85 Engineers Rd.............       40,800        100.0%     $     113,842        $    2.79                 2
  100 Engineers Rd............       88,000        100.0%     $     339,888        $    3.86                 1
  150 Engineers Rd............      135,000        100.0%     $     408,252        $    3.02                 1
  20 Oser Ave.................       42,000        100.0%     $     262,069        $    6.24                 3
  30 Oser Ave.................       42,000        100.0%     $     284,886        $    6.78                 5
  40 Oser Ave.................       59,800        100.0%     $     257,175        $    4.30                13
  50 Oser Ave.................       60,000        100.0%     $     234,000        $    3.90                 1
  60 Oser Ave.................       48,000        100.0%     $     187,200        $    3.90                 1
  63 Oser Ave.................       22,000        100.0%     $     100,650        $    4.58                 1
  65 Oser Ave.................       20,000        100.0%     $     107,196        $    5.36                 1
  73 Oser Ave.................       20,000        100.0%     $     107,178        $    5.36                 1
  80 Oser Ave.................       19,500        100.0%     $      60,326        $    3.09                 1
  85 Nicon Ct.................      104,000        100.0%     $     458,860        $    4.41                 1
  90 Oser Ave.................       37,500        100.0%     $     116,718        $    3.11                 1
  104 Parkway Dr..............       27,600        100.0%     $     178,500        $    6.44                 1
  110 Ricefeld Ln.............       32,264        100.0%     $     144,851        $    4.99                 1
  120 Ricefeld Ln.............       33,060        100.0%     $     156,000        $    4.72                 1
  125 Ricefeld Ln.............       30,495        100.0%     $     181,264        $    5.94                 1
  135 Ricefeld Ln.............       32,340        100.0%     $     188,001        $    5.81                 1
                                ------------                -----------------                              ---
    Total--Vanderbilt
      Industrial Park.........    1,578,793         97.6%     $   6,908,647        $    4.48                67
                                ------------                -----------------                              ---
                                ------------                -----------------                              ---


                                                                                                                    PERCENTAGE
                                                    OWNERSHIP                                                         OFFICE/
                                                    INTEREST                                                         RESEARCH
                                   COMPANY'S      (GROUND LEASE                        LAND         CLEARANCE           AND
                                  PERCENTAGE       EXPIRATION           YEAR           AREA          HEIGHT         DEVELOPMENT
PROPERTY                           OWNERSHIP          DATE)         CONSTRUCTED       (ACRES)      (FEET) (1)         FINISH
------------------------------  ---------------  ---------------  ----------------  -----------  ---------------  ---------------
Airport International Plaza
   Islip, NY
  20 Orville Dr...............          100%           Fee               1978              1.0             16              50%
  25 Orville Dr...............          100%           Fee               1970              2.2             16             100%
  50 Orville Dr...............          100%           Fee               1976              1.6             15              20%
  65 Orville Dr...............          100%           Fee               1971              2.2             14              13%
  70 Orville Dr...............          100%           Fee               1975              2.3             22               7%
  80 Orville Dr...............          100%           Fee               1988              6.5             16              21%
  85 Orville Dr...............          100%           Fee               1974              1.9             14              20%
  95 Orville Dr...............          100%           Fee               1974              1.8             14              10%
  110 Orville Dr..............          100%           Fee               1979              6.4             24              15%
  180 Orville Dr..............          100%           Fee               1982              2.3             16              18%
  1101 Lakeland Ave...........          100%           Fee               1983              4.9             20               8%
  1385 Lakeland Ave...........          100%           Fee               1973              2.4             16              18%
  125 Wilbur Place............          100%           Fee               1977              4.0             16              31%
  140 Wilbur Place............          100%           Fee               1973              3.1             20              37%
  160 Wilbur Place............          100%           Fee               1978              3.9             16              30%
  170 Wilbur Place............          100%           Fee               1979              4.9             16              28%
  4040 Veterans Highway.......          100%           Fee               1972              1.0             14             100%
                                                                                    -----------
    Total--Airport
      International Plaza.....                                                            52.4
                                                                                    -----------
                                                                                    -----------
County Line Industrial Center
   Melville, NY
  5 Hub Dr....................          100%           Fee               1979              6.9             20              20%
  10 Hub Dr...................          100%           Fee               1975              6.6             20              15%
  30 Hub Dr...................          100%           Fee               1976(9)           5.1             20              18%
  265 Spagnoli Rd.............          100%           Fee               1978              6.0             20              28%
                                                                                    -----------
    Total--County Line
      Industrial Center.......                                                            24.6
                                                                                    -----------
                                                                                    -----------
Standalone Industrial
   Properties
  32 Windsor Pl.
    Islip, NY.................          100%           Fee               1971              2.5             18              10%
  42 Windsor Pl.
    Islip, NY.................          100%           Fee               1972              2.4             18               8%
  208 Blydenburgh Rd.
    Islandia, NY..............          100%           Fee               1969              2.4             14              17%
  210 Blydenburgh Rd.
    Islandia, NY..............          100%           Fee               1969              1.2             14              16%
  71 Hoffman Ln.
    Islandia, NY..............          100%           Fee               1970              5.8             16              10%
  300 Motor Parkway
    Hauppauge, NY.............          100%           Fee               1979              4.2             14             100%
  933 Motor Parkway
    Smithtown, NY.............          100%           Fee               1973              5.6             20              26%
  65 S. Service Rd. (4)
    Plainview, NY.............          100%           Fee               1961              1.6             14              10%
  85 S. Service Rd.
    Plainview, NY.............          100%           Fee               1961              1.6             14              60%
  135 Fell Ct.
    Islip, NY.................          100%           Fee               1965(7)           3.2             16              20%
  40 Cragwood Rd.
    S. Plainfield, NJ.........          100%           Fee               1965             13.5             16              49%
  110 Marcus Drive
    Huntington, NY............          100%           Fee               1980              6.1             20              39%
  1516 Motor Parkway
    Hauppauge, NY.............          100%           Fee               1981(5)           7.9             24               5%
  19 Nicholas Drive
    Yaphank, NY...............          100%         Fee(6)              1989(5)          29.6             24               5%
  70 Schmitt Boulevard
    Farmingdale, NY...........          100%           Fee               1975(5)           4.4             18              10%
                                                                                                                      (continued)


                                                                                  ANNUAL BASE        NUMBER OF
                                                PERCENT          ANNUAL            RENT PER           TENANT
PROPERTY                        SQUARE FEET      LEASED     BASE RENT (2)(3)    LEASED SQ. FT.        LEASES
------------------------------  ------------  ------------  -----------------  -----------------  ---------------
Airport International Plaza
   Islip, NY
  20 Orville Dr...............       12,852        100.0%     $      93,880        $    7.30                 1
  25 Orville Dr...............       32,300         72.4%     $     320,897        $   13.73                 1
  50 Orville Dr...............       28,000          0.0%     $           0        $    0.00                 0
  65 Orville Dr...............       32,000        100.0%     $     151,484        $    4.73                 2
  70 Orville Dr...............       41,508        100.0%     $     266,011        $    6.41                 2
  80 Orville Dr...............       92,544        100.0%     $     620,965        $    6.71                10
  85 Orville Dr...............       25,000        100.0%     $     119,730        $    4.79                 1
  95 Orville Dr...............       25,000        100.0%     $     120,000        $    4.80                 1
  110 Orville Dr..............      110,000        100.0%     $     607,567        $    5.52                 1
  180 Orville Dr..............       37,612        100.0%     $     206,014        $    5.48                 2
  1101 Lakeland Ave...........       90,411        100.0%     $     581,837        $    6.44                 1
  1385 Lakeland Ave...........       35,000        100.0%     $     172,603        $    4.93                 3
  125 Wilbur Place............       62,686         84.2%     $     233,751        $    4.43                12
  140 Wilbur Place............       48,500        100.0%     $     260,253        $    5.37                 2
  160 Wilbur Place............       62,710        100.0%     $     403,273        $    6.43                 6
  170 Wilbur Place............       72,062        100.0%     $     333,745        $    4.63                 9
  4040 Veterans Highway.......        2,800        100.0%     $      54,061        $   19.31                 1
                                ------------                -----------------                              ---
    Total--Airport
      International Plaza.....      810,985         94.2%     $   4,546,071        $    5.95                55
                                ------------                -----------------                              ---
                                ------------                -----------------                              ---
County Line Industrial Center
   Melville, NY
  5 Hub Dr....................       88,001        100.0%     $     464,084        $    5.27                 2
  10 Hub Dr...................       95,546        100.0%     $     628,496        $    6.58                 6
  30 Hub Dr...................       73,127        100.0%     $     348,738        $    4.77                 2
  265 Spagnoli Rd.............       85,500        100.0%     $     565,230        $    6.61                 4
                                ------------                -----------------                              ---
    Total--County Line
      Industrial Center.......      342,174        100.0%     $   2,006,548        $    5.86                14
                                ------------                -----------------                              ---
                                ------------                -----------------                              ---
Standalone Industrial
   Properties
  32 Windsor Pl.
    Islip, NY.................       43,000        100.0%     $     123,200        $    2.87                 1
  42 Windsor Pl.
    Islip, NY.................       65,000        100.0%     $     210,600        $    3.24                 1
  208 Blydenburgh Rd.
    Islandia, NY..............       24,000         94.3%     $     109,414        $    4.83                 4
  210 Blydenburgh Rd.
    Islandia, NY..............       20,000        100.0%     $      90,379        $    4.52                 4
  71 Hoffman Ln.
    Islandia, NY..............       30,400        100.0%     $     162,358        $    5.34                 1
  300 Motor Parkway
    Hauppauge, NY.............       55,942         82.4%     $     673,525        $   14.60                10
  933 Motor Parkway
    Smithtown, NY.............       48,000        100.0%     $     309,504        $    6.45                 1
  65 S. Service Rd. (4)
    Plainview, NY.............       10,000        100.0%     $      53,050        $    5.31                 1
  85 S. Service Rd.
    Plainview, NY.............       20,000        100.0%     $     124,497        $    6.22                 2
  135 Fell Ct.
    Islip, NY.................       30,000        100.0%     $     222,756        $    7.43                 1
  40 Cragwood Rd.
    S. Plainfield, NJ.........      135,000         74.0%     $   1,186,365        $   11.87                 2
  110 Marcus Drive
    Huntington, NY............       78,240        100.0%     $     599,511        $    7.66                 1
  1516 Motor Parkway
    Hauppauge, NY.............      140,000        100.0%     $     837,200        $    5.98                 1
  19 Nicholas Drive
    Yaphank, NY...............      145,000        100.0%     $     907,726        $    6.26                 1
  70 Schmitt Boulevard
    Farmingdale, NY...........       76,312        100.0%     $     851,296        $   11.16                 1


                                                                                                                    PERCENTAGE
                                                    OWNERSHIP                                                         OFFICE/
                                                    INTEREST                                                         RESEARCH
                                   COMPANY'S      (GROUND LEASE                        LAND         CLEARANCE           AND
                                  PERCENTAGE       EXPIRATION           YEAR           AREA          HEIGHT         DEVELOPMENT
PROPERTY                           OWNERSHIP          DATE)         CONSTRUCTED       (ACRES)      (FEET) (1)         FINISH
------------------------------  ---------------  ---------------  ----------------  -----------  ---------------  ---------------
  105 Price Parkway
    Farmingdale, NY...........          100%           Fee               1969(9)          12.0             26             8.5%
  70 Maxess Rd.
    Melville, NY..............          100%           Fee               1969(5)           9.3             15              38%
  48 Harbor Park Dr.
    Port Washington, NY.......          100%           Fee               1976(9)           2.7             16             100%
  20 Melville Rd.
    Melville, NY..............          100%           Fee               1965(9)           4.0             23              66%
                                                                                    -----------
    Total--Standalone
      Industrial Properties...                                                           120.0
                                                                                    -----------
                                                                                    -----------
  PROPERTIES UNDER
    RE-DEVELOPMENT
  100 Andrews Road............          100%           Fee               1954(9)           7.7             25               --
  65 Marcus Dr................          100%           Fee               1968(9)           5.0             16               --
                                                                                    -----------
    Total--Properties under
      re-development..........                                                            12.7
                                                                                    -----------
                                                                                    -----------
    Total--Industrial
      Properties (8)..........                                                           315.0
                                                                                    -----------
                                                                                    -----------


                                                                                  ANNUAL BASE        NUMBER OF
                                                PERCENT          ANNUAL            RENT PER           TENANT
PROPERTY                        SQUARE FEET      LEASED     BASE RENT (2)(3)    LEASED SQ. FT.        LEASES
------------------------------  ------------  ------------  -----------------  -----------------  ---------------
  105 Price Parkway
    Farmingdale, NY...........      297,000        100.0%     $   1,270,687        $    4.28                 1
  70 Maxess Rd.
    Melville, NY..............       78,000        100.0%     $     606,528        $    7.78                 2
  48 Harbor Park Dr.
    Port Washington, NY.......       35,000        100.0%     $     628,833        $   17.97                 1
  20 Melville Rd.
    Melville, NY..............       67,922        100.0%     $     423,946        $    6.24                 1
                                ------------                -----------------                              ---
    Total--Standalone
      Industrial Properties...    1,398,816         96.7%     $   9,391,375        $    6.94                37
                                ------------                -----------------                              ---
                                ------------                -----------------                              ---
  PROPERTIES UNDER
    RE-DEVELOPMENT
  100 Andrews Road............      167,500           --                 --               --                --
  65 Marcus Dr................       60,000           --      $          --        $      --                --
                                ------------                -----------------                              ---
    Total--Properties under
      re-development..........      227,500           --      $          --        $      --                --
                                ------------                -----------------                              ---
                                ------------                -----------------                              ---
    Total--Industrial
      Properties (8)..........    4,358,268         96.8%     $  22,852,641        $    5.71               173
                                ------------                -----------------                              ---
                                ------------                -----------------                              ---

----------------------------------------
(1) Calculated as the difference from the lowest beam to floor.
(2) Represents Base Rent of signed leases at December 31, 1996 adjusted for scheduled contractual increases during the 12 months ending December 31, 1997. Total Base Rent for these purposes reflects the effect of any lease expirations that occur during the 12 month period ending December 31, 1997. Amounts included in rental revenue for financial reporting purposes have been determined on a straight-line basis rather than on the basis of contractual rent as set forth in the foregoing table.
(3) Base Rents differ from Effective Rents in that Effective Rents have been adjusted on a straight-line basis for free rent periods, tenant improvements and leasing commissions. Information regarding the Company's historical tenant improvement and leasing commission costs is set forth under "--Historical Non-Incremental Revenue-Generating Capital Expenditures, Tenant Improvement Costs and Leasing Commissions."
(4) A tenant has been granted an option exercisable after April 30, 1997 and prior to October 31, 2002 to purchase this property for $600,000.
(5) Acquired in 1995.
(6) The actual fee interest in 19 Nicholas Drive is currently held by the Town of Brookhaven Industrial Development Agency. The Company may acquire such fee interest on or after April 30, 1999 by making a nominal payment to the Town of Brookhaven Industrial Development Agency.
(7) Acquired in 1992.
(8) Percent leased data excludes the Properties under re-development.
(9) Acquired in 1996.

RETAIL PROPERTIES

    As of December 31, 1995, the Company owned two free-standing 10,000 square foot retail properties. One retail property was 100% leased as of December 31, 1995, to a single tenant and one retail property was vacant. The lease expires in 2000. The retail properties are located in Great Neck, New York and Huntington, New York.

LAND HELD FOR DEVELOPMENT

    As of December 31, 1996, the Company owned approximately 140 acres of land in nine separate parcels, five of which are located in Suffolk County, New York and one of which is located adjacent to the Industrial Property in South Plainfield, New Jersey. The parcels have been zoned for potential industrial and retail development. The Company plans to seek "build to suit" opportunities as market conditions permit.

HISTORICAL NON-INCREMENTAL REVENUE-GENERATING CAPITAL EXPENDITURES, TENANT
  IMPROVEMENT COSTS AND LEASING COMMISSIONS

    The following table sets forth annual and per square foot recurring, non-incremental revenue-generating capital expenditures and non-incremental revenue-generating tenant improvement costs and leasing commissions to retain revenues attributable to existing leased space for the period 1992 through 1996 for the Long Island Office Properties, the Westchester Office Properties and the Industrial Properties. As noted, revenue-generating tenant improvement costs and leasing commissions are excluded from the table set forth immediately below. The historical capital expenditures, tenant improvement costs and leasing commissions set forth below are not necessarily indicative of future recurring, non-incremental revenue-generating capital expenditures or non-incremental revenue-generating tenant improvement costs and leasing commissions.

                                                        1992        1993        1994        1995         1996
                                                     ----------  ----------  ----------  ----------  ------------
CAPITAL EXPENDITURES
    LONG ISLAND OFFICE PROPERTIES
        Annual.....................................  $  355,562  $  227,996  $  158,340  $  364,545  $    212,694
        Per square foot............................         .23         .15         .10         .19           .11
    WESTCHESTER OFFICE PROPERTIES
        Annual.....................................         N/A         N/A         N/A         N/A  $    162,332
        Per square foot............................         N/A         N/A         N/A         N/A           .16
    INDUSTRIAL PROPERTIES
        Annual.....................................  $  119,568  $  276,052  $  524,369  $  290,457  $    670,751
        Per square foot............................         .04         .09         .18         .08           .18
NON-INCREMENTAL REVENUE-GENERATING TENANT IMPROVEMENT COSTS AND
LEASING COMMISSIONS
    LONG ISLAND OFFICE PROPERTIES
        Annual Tenant Improvement Costs............  $   79,405  $  406,602  $  902,312  $  452,057  $    523,574
        Per square foot improved...................        1.04        1.93        5.13        4.44          4.28
        Annual Leasing Commissions.................     154,583     670,736     341,253     144,925       119,047
        Per square foot leased.....................        2.03        3.18        1.94        1.42           .97
        Total per square foot......................  $     3.07  $     5.11  $     7.07  $     5.86  $       5.25
    WESTCHESTER OFFICE PROPERTIES
        Annual Tenant Improvement Costs............         N/A         N/A         N/A         N/A  $    834,764
        Per square foot improved...................         N/A         N/A         N/A         N/A          6.33
        Annual Leasing Commissions.................         N/A         N/A         N/A         N/A       264,388
        Per square foot leased.....................         N/A         N/A         N/A         N/A          2.00
        Total per square foot......................         N/A         N/A         N/A         N/A  $       8.33
    INDUSTRIAL PROPERTIES
        Annual Tenant Improvement Costs............  $  216,854  $  186,761  $  585,891  $  210,496  $    380,334
        Per square foot improved...................         .77         .33         .88         .90           .72
        Annual Leasing Commissions.................     100,387     278,905     176,040     107,351       436,213
        Per square foot leased.....................         .35         .49         .27         .46           .82
        Total per square foot......................  $     1.12  $      .82  $     1.15  $     1.36  $       1.54

THE OPTION PROPERTIES

    Six properties owned by Reckson (the "Reckson Option Properties") and four properties in which Reckson owned a non-controlling minority interest (the "Other Option Properties") were not contributed to the Operating Partnership upon completion of the IPO. However, the Operating Partnership was granted 10-year options to acquire interests in the Option Properties under the terms and conditions described below. As of the date hereof, the Company has acquired or contracted to acquire all but two of the Reckson Option Properties.

    The two remaining Reckson Option Properties are comprised of a suburban Class A office property and an industrial property both of which are managed by the Company. The following is a description of these Reckson Option Properties:

    225 BROADHOLLOW ROAD, MELVILLE, NEW YORK. 225 Broadhollow Road is a four-story Class A suburban office building located in the Huntington Melville Corporate Center in Melville, New York. The property was constructed in 1982 and encompasses approximately 185,889 square feet. As of December 31, 1996, the property was 96.9% leased to 22 tenants at an average annual Base Rent per leased square foot of $21.11 (calculated on the basis of Base Rent of signed leases at December 31, 1996 adjusted for contractual increases in Base Rent in effect during the 12-month period ending December 31, 1997). As of December 31, 1996, this property was encumbered by a first mortgage loan having an outstanding principal balance of $15,238,865. The loan bears interest at a rate of 9.0% per year and is scheduled to mature on April 30, 1999.

    593 ACORN STREET, BABYLON, NEW YORK. 593 Acorn Street is a standalone industrial property located in Babylon, New York. The property was constructed in 1977 and encompasses approximately 39,551 square feet. As of December 31, 1996, the property was 100% leased to two tenants at an average annual Base Rent per leased square foot of $5.01 (calculated on the basis of Base Rent of signed leases at December 31, 1996 adjusted for contractual increases in Base Rent in effect during the 12-month period ending December 31, 1997). As of December 31, 1996, this property was encumbered by a first mortgage loan having an outstanding principal balance of $456,486. The loan bears interest at a rate of 10.0% per year and is scheduled to mature on September 30, 2000.

    The Other Option Properties are comprised of 320 SERVICE ROAD, MELVILLE, NEW YORK; GATEWAY BUSINESS CENTER, 460 WAVERLY AVENUE, PATCHOGUE, NEW YORK; 900 WALT WHITMAN ROAD, MELVILLE, NEW YORK; AND 333 NORTH BROADWAY, HICKSVILLE, NEW YORK. The Other Option Properties are owned by property partnerships in which Reckson owns a non-controlling minority interest. The partnership agreements governing ownership of the Other Option Properties do not permit Reckson to sell or otherwise dispose of such properties without the consent of Reckson's partners. Accordingly, as described below, the options granted to the Operating Partnership with respect to these properties relate only to Reckson's ownership interests therein.

    320 Service Road is a industrial building that is being redeveloped into Class A office space with approximately 80,400 square feet which is tenanted by eductional services company. The Gateway Business Center is a retail property with approximately 30,000 square feet that is tenanted by a wholesaler of restaurant supplies. 900 Walt Whitman Road is a Class B office building with approximately 44,000 square feet. 333 North Broadway is an office building with approximately 27,000 square feet that is currently under renovation.

    The Operating Partnership has been granted options, exercisable over a 10-year period that commenced upon closing of the IPO, to acquire each of the Reckson Option Properties and Reckson's ownership interest in the Other Option Properties at a purchase price equal to the lesser of (i) a fixed price (the "Fixed Price") and (ii) the Net Operating Income attributable to such Option Property during the 12-month period preceding exercise of the option by the Operating Partnership (multiplied by Reckson's percentage ownership interest in the case of the Other Option Properties) divided by a capitalization rate of 11.5%; provided that, in no event shall the purchase price be less than the outstanding balance of the mortgage debt encumbering the Option Property (multiplied by Reckson's percentage ownership interest in the case of the Other Option Properties) on the acquisition date. Net Operating Income is defined generally for these purposes as gross income minus annual operating costs. The Fixed Price for 225 Broadhollow Road and 593 Acorn Street is $21,242,000 and $878,100, respectively. The Fixed Price for Reckson's ownership interest in 320 Service Road, the Gateway Business Center, 900 Walt Whitman Road and 333 North Broadway shall be approximately $3,900,000, $903,000, $2,700,000 and $1,600,000, respectively, multiplied in each case by Reckson's percentage ownership therein. The portion of the purchase price not required to repay mortgage debt and other transaction costs incurred in connection with the sale of such Option Property shall be payable in Units.

    The Reckson partnerships that currently own the Reckson Option Properties may sell any of these properties to a party other than the Operating Partnership, provided that the selling entity provides the Company with 30-days advance notice of such sale. Upon receiving such notice, the Company may then elect to exercise the option to acquire the Reckson Option Property and, if it so chooses, sell the property to such party.

    In addition to the foregoing, in the event that a sale of any Option Property to a third party is consummated, the Operating Partnership will receive "Reckson's Net After Tax Profit" from such sale. Reckson's Net After Tax Profit is defined generally for such purposes as the product of (i) Reckson's percentage ownership interest in the Option Property (100% in the case of Reckson Option Properties) multiplied by (ii) the excess of the gross sales price over the total of any outstanding mortgage or other encumbrance, the federal income tax payable by the partners as a result of the sale, as well as other transaction costs incurred in connection with the sale of such Option Property, including transfer taxes, closing adjustments, brokerage commissions, legal fees and accounting fees.

    The terms of the options granted to the Operating Partnership with respect to the Option Properties have not been based on appraisals and are not the product of an arm's-length negotiation since members of the Rechler family maintain an ownership interest in such Option Properties. However, management believes that such terms are fair to the Company and a determination by the Operating Partnership to exercise an option to acquire an interest in any Option Property shall be subject to the approval of the Independent Directors and, with respect to interests in the Other Option Properties, the approval of Reckson's partners.

MORTGAGE INDEBTEDNESS

    The following table sets forth certain information as of September 30, 1996 regarding the mortgage debt of the Company.

                                                      ESTIMATED
                                                      PRINCIPAL         INTEREST    PROJECTED ANNUAL   MATURITY    PREPAYMENT
PROPERTY                                               BALANCE            RATE        DEBT SERVICE       DATE        PREMIUM
------------------------------------------------  ------------------  ------------  ----------------  ----------  -------------
6800 Jericho Turnpike (North Shore Atrium I)....        $15,001,000         7 1/4%       $1,087,500      6/10/00       (1)
6900 Jericho Turnpike (North Shore Atrium II)...         $5,279,000         7 1/4%         $382,700      6/10/00       (1)
200 Broadhollow Rd..............................         $6,649,000         7 3/4 %        $515,300      6/02/02       (2)
395 North Service Road..........................        $10,000,000          6.82 %        $682,000      6/02/00          None
50 Charles Lindbergh Blvd.......................        $15,479,000         7 1/4 %      $1,122,200      7/10/01       (3)
333 Earl Ovington Blvd. (The Omni)(4)...........        $31,660,000 (5)       7 4/5  (6)      $2,469,477    6/02/00         None
                                                        $10,000,000 (7)           8  (8)        $800,000   12/20/00         None
310 East Shore Rd...............................         $2,323,000             8 %        $185,800      7/01/02       (9)
80 Orville Dr...................................         $2,616,000         7 1/2   10)        $196,200    2/01/04      (1)
70 Maxess Road..................................         $1,900,000         8 3/4 %        $166,300     12/21/00          None
70 Schmitt Boulevard............................           $685,000         9 1/4 %         $63,400      8/01/99          None
580 White Plains Road...........................         $9,165,000         7 3/8 %        $676,000      9/01/00       (1)
                                                  ------------------                ----------------
TOTAL...........................................       $110,757,000                      $8,346,877
                                                  ------------------                ----------------
                                                  ------------------                ----------------

------------------------

(1) Yield maintenance.

(2) Not prepayable, in whole or in part, on or before five years from the date of the closing of the IPO. Thereafter, the entire loan may be prepaid without any prepayment premium on 60 days' notice.

(3) Currently 4.0% of outstanding principal; to decline 1/2 of 1% per year.

(4) The Company has a 60% general partnership interest in the Omni Partnership. The Company's proportionate share of the aggregate principal amount of mortgage debt on the Omni is $22.9 million.

(5) $26 million of this principal amount is attributable to a first mortgage loan (the "First Mortgage Loan") and $5,660,000 to a borrowing under a credit facility provided by the lender of the First Mortgage Loan to finance tenant improvements, leasing commissions and other lease-up costs (the "TI Facility"). Borrowings under the TI Facility are made under the same terms as the First Mortgage Loan. The Company has guaranteed $15.6 million (60%) of the outstanding loan balance of the First Mortgage Loan due during an initial term of two years, and $5.6 million thereof subsequent to the initial two years. In addition, the Company has guaranteed 60% of the outstanding borrowings under the TI Facility during such initial two year term and, thereafter, 100% of such borrowings. Also, the Company has guaranteed the payment of ground lease payments, real estate taxes and insurance. The Company is negotiating to obtain a commitment to refinance this mortgage debt. See "Recent Developments--Financing Activities--Other Financing Activities."

(6) Under the terms of the loan, interest is normally payable at a variable rate per annum equal to 1.5% above the 30-day LIBOR; however, prior to completion of the IPO, the Company entered into an interest rate swap agreement that effectively fixed the interest rate on the $27.2 million principal amount outstanding on the date of the IPO during the term of the loan at no greater than 7.8%.

(7) Subordinated in full to the outstanding balance of the First Mortgage Loan and borrowings under the TI Facility.

(8) Interest is currently payable at a rate of 8%, with such rate increasing to 8 1/2% on January 1, 1998 for the remainder of the term.

(9) Not prepayable for two years; thereafter 5% of the amount being prepaid; reduced by 1% each year thereafter but not less than 1%.

(10) Interest rate increases to 10.1% after the first five years of the loan.

THE CREDIT FACILITY

    The Operating Partnership has established a Credit Facility with Salomon Brothers Realty Corp. ("SBRC"). The Credit Facility has a maximum borrowing amount of $150 million and is subject to a one-year extension option described below. On February 22, 1996 the Operating Partnership amended and restated the Credit Facility pursuant to which the interest rate thereon was reduced from one-month LIBOR plus 2.00% to one-month LIBOR plus 1.75% and certain additional modifications were made. The terms of the Credit Facility are described below. As of December 31, 1996, borrowings under the Credit Facility aggregated approximately $109 million.

    Borrowings under the Credit Facility are guaranteed by Reckson FS Limited Partnership (the "Financing Partnership") and such guarantee is secured by a first mortgage lien and an unrecorded second mortgage lien on certain Properties (the "Collateral Properties") that have been contributed by the Operating Partnership to the Financing Partnership. The Operating Partnership is permitted to use proceeds derived from borrowings under the Credit Facility for any purpose consistent with its investment objective and intends to utilize such proceeds to finance the acquisition of properties and for working capital purposes.

    The Operating Partnership's ability to borrow under the Credit Facility is subject to the Financing Partnership maintaining Collateral Properties which have a minimum value as determined by SBRC and a composition generally acceptable to SBRC, and compliance by the Operating Partnership with a number of customary financial covenants on an ongoing basis. In that regard, the Operating Partnership is prohibited from borrowing under the Credit Facility if either (x) the principal amount of outstanding borrowings under the Credit Facility exceeds or would exceed (including a proposed borrowing) the quotient resulting from (a) the cash flow attributable to the Collateral Properties ("Collateral Cash Flow") divided by a specified level, divided by (b) the highest of three alternative interest rates (generally, the current interest rate on borrowings under the Credit Facility, a specified percentage or the prevailing interest rate on five-year U.S. Treasury instruments plus a spread (the "Loan Constant")) or (y) Collateral Cash Flow does not equal at least the specified debt service coverage level times the product of outstanding borrowings under the Credit Facility and the Loan Constant. In addition, the Operating Partnership is required to satisfy a minimum debt service coverage test on a monthly basis and to maintain a minimum level of net operating income, minimum capital and a maximum ratio of total liabilities to asset value on a quarterly basis in accordance with percentages set forth in the Credit Facility documentation. The Credit Facility also requires the Operating Partnership to maintain a reserve for capital expenditures and accord to SBRC the right to require the Operating Partnership to establish a reserve for taxes.

    Borrowings under the Credit Facility bear interest at a floating rate equal to one-month LIBOR plus 1.75% (175 basis points). The Credit Facility requires monthly payments of interest only and advances are limited generally to one per month with a minimum draw amount.

    The Credit Facility is scheduled to mature on June 2, 1997. The Operating Partnership has the right to extend the Credit Facility for one year upon payment of an extension fee or to convert outstanding borrowings under the Credit Facility to a five-year mortgage loan at a fixed rate equal to the prevailing interest rate on five-year U.S. Treasury instruments plus 350 basis points, provided that, in each case, certain specified conditions are satisfied. As noted under "Recent Developments," the Company is negotiating to establish the New Credit Facility.

                                USE OF PROCEEDS

    The net cash proceeds to the Company from the Offering, after deducting the estimated underwriting discount and estimated expenses, are estimated to be approximately $147.6 million (approximately $169.8 million if the Underwriters' over-allotment option is exercised in full). Management intends to use the net proceeds of the Offering to fund property acquisitions and/or to repay borrowings incurred under the Credit Facility. See "Recent Developments--Pending Acquisitions." If the Underwriters' over-allotment option for the Offering is exercised in full, the Company expects to use the additional net proceeds (which would be approximately $22.2 million) to fund the acquisition of additional properties and/or to establish additional working capital.

    Pending application of the net proceeds, the Company will invest such net proceeds in interest-bearing accounts and/or short-term, interest bearing securities, which are consistent with the Company's intention to qualify for taxation as a REIT.

              PRICE RANGE OF COMMON STOCK AND DISTRIBUTION HISTORY

    The Company's Common Stock commenced trading on the NYSE on May 25, 1995, under the symbol "RA." On February 13, 1997, the reported closing sale price per share of Common Stock on the NYSE was $44 5/8 and there were approximately 258 holders of record of the Company's Common Stock. The following table sets forth the quarterly high and low closing sales prices per share of the Common Stock reported on the NYSE and the distributions paid by the Company with respect to each such period.

QUARTER ENDED                                                  HIGH        LOW     DISTRIBUTION
-----------------------------------------------------------  ---------  ---------  -----------
June 30, 1995 (from June 2, 1995)..........................  $  24.625  $  24.00    $  .1799 (1)
September 30, 1995.........................................  $  27.875  $  24.25    $  .5781
December 31, 1995..........................................  $  29.50   $  25.875   $  .5781
March 31, 1996.............................................  $  32.25   $  29.125   $  .5781
June 30, 1996..............................................  $  33.00   $  29.25    $  .60   (2)
September 30, 1996.........................................  $  37.125  $  31.00    $  .60
December 31, 1996..........................................  $  42.675  $  35.25    $  .60
March 31, 1997 (through February 13, 1997).................  $  46.00   $  40.875   $  .60   (3)

------------------------

(1) The Company paid a distribution of $.1799 per share of Common Stock on July 14, 1995, for the period June 2, 1995 (the closing date of the IPO) through June 30, 1995, which was approximately equivalent to a quarterly distribution of $.5781 and an annual distribution of $2.31 per share of Common Stock.

(2) Commencing with the distribution for the quarter ended June 30, 1996, the Board of Directors of the Company increased the quarterly distribution to $.60 per share, which is equivalent to an annual distribution of $2.40 per share and represented an increase of $.09 per share or approximately 4% over the annualized distribution rate of $2.31 per share established at the time of the IPO.

(3) The Board of Directors of the Company has declared a quarterly cash distribution of $.60 per share for the quarter ending March 31, 1997 to be paid April 15, 1997 to holders of record on February 24, 1997. Consequently, it is anticipated that investors in the Offering will not be entitled to receive this distribution. This cash dividend will be paid on pre-split adjusted stock. See "Recent Developments-- Stock Split."

    Future distributions by the Company will be at the discretion of the Board of Directors and will depend on the actual Funds from Operations of the Company, its financial condition, its capital requirements, the annual distribution requirements under the REIT provisions of the Code (see "Federal Income Tax Considerations" in the accompanying Prospectus), and such other factors as the Board of Directors deems relevant. There can be no assurance that any such distributions will be made by the Company.

    Distributions by the Company to the extent of its current and accumulated earnings and profits for federal income tax purposes generally will be taxable to stockholders as ordinary dividend income. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable reduction of the stockholder's basis in its shares of Common Stock to the extent thereof, and thereafter as taxable gains. Distributions that are treated as a reduction of the stockholder's basis in its shares of Common Stock will have the effect of deferring taxation until the sale of the stockholder's shares.

    In the future, the Company may implement a distribution reinvestment program under which holders of Common Stock may elect automatically to reinvest distributions in additional Common Stock. The Company may, from time to time, repurchase Common Stock in the open market for purposes of fulfilling its obligations under this dividend reinvestment program, if adopted, or may elect to issue additional Common Stock.

HISTORICAL TOTAL RETURN

    An investor who purchased Common Stock in the Company's IPO on June 2, 1995, who reinvested all distributions paid on the distribution payment date in additional shares of Common Stock, and who held such shares through the close of business on February 13, 1997, would have had a cumulative pretax total return of 106.7% (52.4% on a compounded annual basis) based upon the closing price of the Common Stock on February 13, 1997. Past performance, however, is not necessarily indicative of the results that will be obtained in the future from an investment in the Common Stock, and no assurance can be given that an investor in this Offering will achieve similar returns.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company on an historical basis and on an as adjusted basis as of September 30, 1996 assuming
(i) the sale by the Company of the Common Stock in the Offering and (ii) the application of the assumed net proceeds therefrom as if the Offering had occurred on September 30, 1996. See "Use of Proceeds." The information set forth in the table should be read in conjunction with combined financial statements of the Company and notes thereto, the pro forma financial information and notes thereto incorporated by reference in the accompanying Prospectus.

                                                                                         HISTORICAL   AS ADJUSTED
                                                                                         ----------  -------------
                                                                                           (IN THOUSANDS, EXCEPT
                                                                                                SHARE DATA)
DEBT:
    Mortgage notes payable.............................................................  $  110,757  $     160,200(1)
    Credit Facility....................................................................     109,000         55,000(2)
MINORITY INTEREST......................................................................      37,696         59,606
STOCKHOLDERS' EQUITY:
    Common Stock, $.01 par value per share; 100,000,000 authorized; 10,441,166 issued
      and outstanding; 15,666,166 issued and outstanding on an as adjusted basis(3)....         105            157
    Preferred Stock, $.01 par value per share; 25,000,000 authorized; none issued and
      outstanding on an as adjusted basis..............................................      --           --
    Additional paid in capital.........................................................     142,114        267,740
    Accumulated (deficit)/earnings.....................................................      --           --
                                                                                         ----------  -------------
    Total stockholders' equity.........................................................     142,219        267,897
                                                                                         ----------  -------------
    Total capitalization...............................................................  $  399,672  $     542,703
                                                                                         ----------  -------------
                                                                                         ----------  -------------

------------------------

(1) Reflects mortgage debt incurred since September 30, 1996. Includes only the Operating Partnership's proportionate share of the total mortgage debt of three joint venture properties (two of which are unconsolidated). If the total consolidated mortgage debt were included, the Company's as adjusted mortgage notes payable as of September 30, 1996 would aggregate $165,100.

(2) Reflects the net effect of borrowings incurred under the Credit Facility since September 30, 1996 and application of $64,000 of the net proceeds hereof.

(3) Reflects the issuance in October 1996 of 1,725,000 shares of Common Stock in a public offering. Does not include Common Stock reserved for issuance upon
    (i) possible exchange of 3,487,527 Units issued and outstanding after the Offering and (ii) exercise of 724,000 options granted pursuant to the Company's Stock Option Plans. Does not reflect the two-for-one stock split that will be effected subsequent to the Offering in April 1997. See "Recent Developments--Stock Split."

                         SELECTED FINANCIAL INFORMATION

    The following table sets forth selected financial and operating information for the Company and on a combined historical basis for the Reckson Group. The selected historical operating and balance sheet data of the Company at December 31, 1995 and for the period from June 3, 1995 to December 31, 1995 and of the Reckson Group for the period from January 1, 1995 to June 2, 1995 and for the year ended December 31, 1994 have been derived from the historical financial statements audited by Ernst & Young LLP, independent auditors. The selected historical operating and balance sheet data of the Company at September 30, 1996 and for the nine months ended September 30, 1996 and for the period from June 3, 1995 to September 30, 1995 has been derived from the unaudited financial statements of the Company. In the opinion of management, the financial data for the nine months ended September 30, 1996 and for the period from June 3, 1995 to September 30, 1995, include all adjustments necessary to present fairly the information set forth therein.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               RECKSON                       RECKSON
                                             RECKSON          ASSOCIATES                    ASSOCIATES
                                            ASSOCIATES       REALTY CORP.     RECKSON      REALTY CORP.     RECKSON
                                           REALTY CORP.      JUNE 3, 1995      GROUP       JUNE 3, 1995      GROUP
                                        NINE MONTHS ENDED         TO         JANUARY 1,         TO         YEAR ENDED
                                          SEPTEMBER 30,     SEPTEMBER 30,     1995 TO      DECEMBER 31,   DECEMBER 31,
                                               1996              1995       JUNE 2, 1995       1995           1994
                                        ------------------  --------------  ------------  --------------  ------------
OPERATING DATA:
Total revenues(1).....................       $   65,380        $   21,004    $   22,270      $   38,355   $     55,192
Property operating expenses...........           13,519             4,187         3,985           7,144         10,496
Real estate taxes.....................            9,595             3,090         3,390           5,755          7,798
Ground rents..........................              803               316           234             579            500
Rent expense to an affiliate..........          --                --                 99         --                 358
Construction costs and expenses.......          --                --              1,929         --               7,487
Interest..............................            8,765             2,827         7,622           5,331         17,426
Depreciation and amortization.........           12,359             3,857         3,606           7,233          8,274
Marketing, general and
  administrative......................            3,720               953         1,759           1,859          3,346
                                                -------           -------   ------------        -------   ------------
Total expenses........................           48,761            15,230        22,624          27,901         55,685
                                                -------           -------   ------------        -------   ------------
Operating income (loss)...............           16,619             5,774          (354)         10,454           (493)
Investment income.....................          --                --                210         --                 841
Gain (loss) on sales of properties....          --                --                 35         --                 954
Equity in income (losses) of
  investees...........................            1,100               100           303             100            (56)
Minority interests....................           (4,995)           (1,834)       --              (3,067)       --
                                                -------           -------   ------------        -------   ------------
Income (loss) before extraordinary
  item................................           12,724             4,040           194           7,487          1,246
Gain (loss) on extinguishment of
  debts...............................             (895)           (4,235)       --              (4,234)         4,434
                                                -------           -------   ------------        -------   ------------
Net income (loss).....................       $   11,829        $     (195)   $      194      $    3,253   $      5,680
                                                -------           -------   ------------        -------   ------------
                                                -------           -------   ------------        -------   ------------
Net income per share..................       $     1.26        $     (.03)                   $      .44
                                                -------           -------                       -------
                                                -------           -------                       -------
Weighted average shares
  outstanding.........................           9,357,183       7,250,000                    7,339,000
                                        ------------------  --------------                --------------
                                        ------------------  --------------                --------------

                                                                                             RECKSON
                                                                                           ASSOCIATES
                                                                                          REALTY CORP.
                                                                                   ---------------------------
                                                                                   SEPTEMBER 30,  DECEMBER 31,
                                                                                       1996           1995
                                                                                   -------------  ------------
BALANCE SHEET DATA:
Commercial real estate, before accumulated depreciation..........................   $   428,926    $  290,712
Total assets.....................................................................       427,109       242,728
Mortgages and notes payable......................................................       110,757        98,126
Credit facility..................................................................       109,000        40,000
Minority interests...............................................................        46,896        35,919
Shareholders' equity.............................................................       142,219        61,759

                                                            RECKSON                       RECKSON
                                          RECKSON          ASSOCIATES                    ASSOCIATES
                                         ASSOCIATES       REALTY CORP.     RECKSON      REALTY CORP.        RECKSON
                                        REALTY CORP.      JUNE 3, 1995      GROUP       JUNE 3, 1995         GROUP
                                     NINE MONTHS ENDED         TO         JANUARY 1,         TO           YEAR ENDED
                                       SEPTEMBER 30,     SEPTEMBER 30,     1995 TO      DECEMBER 31,     DECEMBER 31,
                                            1996              1995       JUNE 2, 1995       1995             1994
                                     ------------------  --------------  ------------  --------------  -----------------
OTHER DATA:
Funds from operations(2)...........     $     28,725       $    9,112     $    3,800     $   17,246        $   8,566
Net cash provided by operating
  activities.......................           24,748            6,285          1,619         17,023            8,072
Net cash (used in) provided by
  investing activities.............         (160,235)         (66,699)          (710)       (78,315)           1,538
Net cash (used in) provided by
  financing activities.............          140,269           72,617         (5,092)        68,275           (9,184)
Gross leasable area at end of
  period (square feet in
  thousands):
  Office...........................            3,599            1,930          1,570          1,930            1,570
  Industrial.......................            4,184            3,320          2,959          3,502            2,959
  Ratio of Earnings to Fixed
    Charges........................             2.78x            2.65x          0.96x(3)         2.71x          0.97x(3)

------------------------

(1) Historical total revenues include construction revenue of $2,361 (Reckson Group--January 1, 1995 to June 2, 1995) and $8,175 (1994).

(2) Management considers Funds from Operations to be an appropriate measure of the performance of an equity REIT. Funds from Operations is defined as net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Funds from Operations does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not indicative of cash available to fund cash needs. Funds from Operations should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity.

(3) Prior to completion of the IPO in June 1995, the Company's predecessors operated in a manner intended to minimize net taxable income. The IPO and the related formation transactions permitted the Company to deleverage its properties significantly, resulting in a substantially improved ratio of earnings to fixed charges.

                                   MANAGEMENT

DIRECTORS AND SENIOR OFFICERS

    The Directors and the senior officers of the Company, and their respective positions are as follows:

NAME                                                              POSITION AND OFFICES HELD
-----------------------------------------  -----------------------------------------------------------------------

Donald J. Rechler........................  Chairman of the Board, Chief Executive Officer and Director of the
                                           Company (term as director expires in 1997)

Roger M. Rechler.........................  Vice-Chairman of the Board, Executive Vice President of Development and
                                           Director of the Company (term as director expires in 1998)

Walter Gross.............................  Chairman of the Board Emeritus

Scott H. Rechler.........................  President, Chief Operating Officer and Director of the Company (term as director expires in 1999)

J. Michael Maturo........................  Executive Vice President, Chief Financial Officer and Treasurer of the
                                           Company

Mitchell D. Rechler......................  Executive Vice President and Director of the Company and President of
                                           Reckson Management Group, Inc. (the "Management Company") (term as director expires in 1997)

Jon L. Halpern...........................  Executive Vice President and President of the Westchester Division of
                                           the Company

Gregg M. Rechler.........................  Executive Vice President and Secretary of the Company and President of
                                           Reckson Construction Group, Inc. (the "Construction Company")

Salvatore Campofranco....................  Senior Vice President of the Company and Managing Director of the
                                           Westchester Division

F.D. Rich III............................  Senior Vice President of the Company and Managing Director of the
                                           Southern Connecticut Division

Mark Schaevitz...........................  Senior Vice President of the Company and Managing Director of the
                                           Northern New Jersey Division

Norman Berlin............................  Senior Vice President of Industrial Leasing of the Company

Richard Conniff..........................  Senior Vice President of Acquisitions of the Company

Edward J. D'Orazio.......................  Senior Vice President of Architectural Services of the Company and Vice
                                           President of the Construction Company

Kathleen M. Giamo........................  Senior Vice President of Office Leasing and Director of Marketing of
                                           the Company

Mark V. Rechler..........................  Senior Vice President of Development and Design of the Company and Vice
                                           President of the Construction Company

Arnold M. Widder.........................  Senior Vice President of Leasing of the Company

Jason M. Barnett.........................  Vice President and Legal Counsel of the Company

Harvey R. Blau...........................  Independent Director (term as director expires in 1998)

NAME                                                              POSITION AND OFFICES HELD
-----------------------------------------  -----------------------------------------------------------------------
Leonard Feinstein........................  Independent Director (term as director expires in 1997)

Herve A. Kevenides.......................  Independent Director (term as director expires in 1999)

John V. N. Klein.........................  Independent Director (term as director expires in 1998)

Conrad D. Stephenson.....................  Independent Director (term as director expires in 1999)

    The following is a biographical summary of the experience of the above-mentioned persons:

    DONALD J. RECHLER, age 62, serves as Chairman of the Board, Chief Executive Officer and Director of the Company. Prior to the IPO, Mr. Rechler was a Co-Founder and General Partner of Reckson Associates. As President and Chief Executive Officer, he coordinates and directs all of the Company's primary functions including acquisitions, leasing and property management as well as establishing policy for the Company. He is a founder and former President and Chairman of the Association For A Better Long Island, a founder of the Long Island Commercial & Industrial Development Association, a member of the Board of Directors of the Development Division of North Shore Hospital, a member of the Board of Directors of the Long Island Philharmonic and a member of the Council of Overseers of Long Island University, C. W. Post College. Mr. Rechler is a graduate of the University of Miami. Mr. Rechler is the father of Mitchell Rechler and Mark Rechler and the brother of Roger Rechler.

    ROGER M. RECHLER, age 54, serves as the Vice-Chairman of the Board and a Director of the Company. Prior to the IPO, Mr. Rechler was a co-founder and general partner of Reckson Associates and supervised property construction, architectural and design services, interior construction and property management. Mr. Rechler attended the University of Miami. Mr. Rechler is the father of Scott Rechler and Gregg Rechler and the brother of Donald Rechler.

    WALTER GROSS, age 77, serves as Chairman of the Board Emeritus of the Company. For over 40 years, Mr. Gross has been actively involved in the development and operation of industrial and office properties on Long Island. The late William Rechler and Walter Gross conceived of and developed Vanderbilt Industrial Park, the first planned industrial park built on Long Island. He has also owned and operated Walter J. Gross Construction Corp., a general contracting firm, that has constructed in excess of 3,000,000 square feet on behalf of clients including B.F. Goodrich, Sears and The Prudential since 1970.

    SCOTT H. RECHLER, age 29, serves as the President, Chief Operating Officer and a Director of the Company. Mr. Rechler has been employed at Reckson since 1989. He is responsible for the day-to-day operations and directing corporate policy for the Company. Prior to the IPO, he directed the financing of approximately $200 million of mortgage debt and the acquisition of property having a value in excess of $100 million for Reckson. He is a member of the Board of Directors of the Long Island Childrens Museum. Mr. Rechler is a graduate of Clark University and received a Masters Degree in Finance with a specialization in real estate from New York University. He is the son of Roger Rechler and the brother of Gregg Rechler.

    J. MICHAEL MATURO, age 35, serves as an Executive Vice President, Chief Financial Officer and Treasurer of the Company. He is responsible for the supervision of all financial, treasury and reporting functions as well as banking and capital market activities and investor relations. Prior to joining the Company, Mr. Maturo was a Senior Manager at E&Y Kenneth Leventhal Real Estate Group (formerly Kenneth Leventhal & Company), a public accounting and consulting firm. He specialized in diverse phases of real estate finance including corporate and property debt financings and recapitalization transactions. Mr. Maturo is a graduate of Seton Hall University with a degree in accounting and finance and is a certified public accountant.

    MITCHELL D. RECHLER, age 37, serves as an Executive Vice President and a Director of the Company and also serves as the President of the Management Company. From 1981 to 1985, he was employed by Reckson in various non-supervisory roles including positions in property management, construction, acquisitions and space leasing. Since 1986, Mr. Rechler has served as an Executive Vice President of Reckson, responsible for all leasing activities including the coordination of leasing and marketing strategies and overseeing tenant relations. During his career at Reckson, Mr. Rechler has completed over 300 leasing transactions encompassing in excess of 3 million square feet of office and industrial space. Mr. Rechler has served as President of the Management Company, since its organization in 1991. Mr. Rechler serves on the Executive Committee of the Children's Medical Fund of Schneider Children's Hospital of Long Island Jewish Medical Center and as a member of the Board of Directors of the Long Island Friends of the Arts. He is a graduate of Emory University. He is the son of Donald Rechler and the brother of Mark Rechler.

    JON L. HALPERN, age 34, serves as an Executive Vice President and President of the Westchester Division. In such capacity, Mr. Halpern is responsible for the general business operations of the Company in the Westchester Area. Prior to joining the Company in February 1996, Mr. Halpern has been the President and Chief Operating Officer of Halpern Enterprises, Inc., which owned, operated, leased and managed in excess of 1.7 million square feet of office and mixed-use properties and has developed and constructed (through affiliates) in excess of
3.8 million square feet of construction. Mr. Halpern is a member of the Board of Westchester County Medical Center, the Executive Board of the Greyston Family Inn, a not-for-profit organization working to provide housing for homeless families, and the Board of the Westchester Land Trust. Mr. Halpern is a founding member and is currently Vice President of the Westchester Business Partnership, a public/private partnership working to promote and encourage business within Westchester County. Mr. Halpern is a graduate of University of Colorado School of Business where he earned a Bachelor of Science degree.

    GREGG M. RECHLER, age 30, serves as an Executive Vice President and Secretary of the Company and as President of the Construction Company. Mr. Rechler is responsible for the construction, architectural and property management activities of the Company. Since 1985, he has been employed by Reckson and certain affiliates. From 1985 to 1988, Mr. Rechler held non-supervisory roles in the construction and property management areas. Beginning in 1989, as an Executive Vice President of Reckson, he served as the person responsible for the construction of the Omni and supervised all construction aspects of this project. In 1991, he organized the Construction Company and has been responsible for its significant growth. Mr. Rechler is a member of the Board of Directors of the Long Island chapter of the Building Owners and Managers Association ("BOMA"). Mr. Rechler attended the New York Institute of Technology. He is the son of Roger Rechler and the brother of Scott Rechler.

    SALVATORE CAMPOFRANCO, age 39, serves as Senior Vice President of the Company and Managing Director of the Westchester Division. Mr. Campofranco is in charge of all leasing, construction and property management activity in the Westchester Division. He is also responsible for the acquisition program and overall performance of the Westchester portfolio. Prior to joining Reckson in 1996, Mr. Campofranco was Senior Vice President for Towermarc Corporation, a full service real estate company that developed and operated over two million square feet of suburban office buildings for its own account in Boston, Memphis and Tampa. Mr. Campofranco was part of the executive management team involved in overseeing the finance and operations of the properties. Prior to Towermarc, Mr. Campofranco was employed by Kenneth Leventhal Real Estate Group in New York. He is a Certified Public Account and a graduate of Saint John's University, New York, with a Bachelor of Science Degree in Accounting. He is a member of National Association of Industrial and Office Parks and the Real Estate Finance Association.

    F.D. RICH III, age 41, joined the Company in October, 1996 and serves as a Senior Vice President and is Managing Director of the Southern Connecticut Division and is responsible for all aspects of the operations for the regional office. Prior to joining the Company, Mr. Rich was a Senior Vice President of the F.D. Rich Company and President of both Rich Realty Services, Inc. and GRM Management Inc. Mr. Rich has over twenty years of experience in all facets of real estate development, leasing, finance and management and has played a significant role in the City of Stamford's successful urban renewal effort. During his career at F.D. Rich Company, Mr. Rich was primarily responsible for the construction of over 1,000,000 square feet of Class A office space, 800 units of housing, property management services for over

3,000,000 square feet of office space, and the successful restructuring of over $600 million in property debt financing. Mr. Rich attended Marquette University, Utica College of Syracuse University and Loyola College majoring in Business Administration and has been a licensed Real Estate Salesperson in the State of Connecticut. Mr. Rich serves on many community organizations in Stamford, Connecticut. Currently, Mr. Rich is Vice Chairman of the Stamford Downtown Special Services District, a member of the Urban Land Institute and is on the Board of Governors of the Landmark Club.

    MARK SCHAEVITZ, age 42, serves as Senior Vice President of the Company and is the Managing Director of the Northern New Jersey Division. Mr. Schaevitz is responsible for the general business operations of the Company in the Northern New Jersey area. Prior to joining the Company in January, 1997, Mr. Schaevitz had been the Chief Operating Officer of Paragon Enterprises, which developed, owned, leased and managed in excess of 1.3 million square feet of office properties. Mr. Schaevitz is a trustee of the New Jersey Chapter of the National Association of Industrial and Office Parks and the Office Developers Association. He is a registered architect in the states of New York and New Jersey and is a graduate of Cornell University.

    NORMAN BERLIN, age 66, serves as a Senior Vice President of Industrial Leasing of the Company. Since joining Reckson as Senior Vice President of Industrial Leasing in 1977, Mr. Berlin has been responsible for the leasing of industrial properties. While at Reckson, Mr. Berlin has been responsible for more than 500 leasing transactions encompassing more than seven million square feet of industrial space. Prior to joining Reckson, Mr. Berlin spent fifteen years in various positions with investment banks, including Loeb Rhoades & Co., where he worked with the Corporate Syndicate and Institutional Sales groups. Mr. Berlin holds a Bachelor of Science from New York University and a Masters of Business Administration with a concentration in finance from the Stern School at New York University.

    RICHARD J. CONNIFF, age 30, serves as Senior Vice President of Acquisitions for the Company. Since joining Reckson as a Vice President in August, 1994, he has been responsible for the financial analysis of potential acquisition properties. From 1992 to 1994, Mr. Conniff was employed by Cushman & Wakefield as a financial manager as well as a portfolio manager. Mr. Conniff was employed by VMS Realty Partners as Vice President of Asset Management from 1989 to 1992. Mr. Conniff holds a bachelor's degree in finance from the City University of New York.

    EDWARD J. D'ORAZIO, age 42, serves as a Senior Vice President of Architectural Services of the Company and as a Vice President of the Construction Company. Since joining Reckson in 1979, Mr. D'Orazio has been employed as Senior Vice President of Architectural Services and has been involved in all aspects of the architectural design activities of Reckson, including building design, interior space design and supervision of the architectural and design group. He has designed and participated in the lease negotiations of over 500 tenant installations totaling in excess of 12 million square feet. He is a registered architect in the states of New York and Minnesota. He is certified by the National Council of Architectural Registration Boards and is a member of the American Institute of Architects. He is a graduate of the New York Institute of Technology.

    KATHLEEN M. GIAMO, age 47, serves as a Senior Vice President of Office Leasing and Director of Marketing of the Company. In these capacities, she is responsible for lease negotiations and lease executions, coordinating interior construction with tenants, coordinating follow-up tenant services and formulating promotional, advertising and public relations for the Company's real estate portfolio. Ms. Giamo has served as Senior Vice President and Director of Marketing for Reckson since joining Reckson in 1980. Ms. Giamo has been responsible for approximately 400 leasing transactions encompassing approximately 4 million square feet of office space. She is a member of the Board of Trustees of the Long Island Business Development Council, a member of the Long Island University/CW Post Real Estate Advisory Board and a member of the Women Economic Developers of Long Island.

    MARK V. RECHLER, age 30, serves as a Senior Vice President of Development and Design of the Company. Since joining Reckson in 1989, Mr. Rechler has focused his services as part of the in-house architectural team involved with the design of the amenities at the Omni. Mr. Rechler has served as a Vice President of Architectural Services of Reckson since 1993. He also handles certain property management functions and is involved in maintaining tenant relationships. He is a graduate of Tulane University and is the son of Donald Rechler and the brother of Mitchell Rechler.

    ARNOLD M. WIDDER, age 65, serves as a Senior Vice President of Leasing for the Company. In addition, he has primary responsibility for the operations of the Executive Centers. Since joining Reckson in 1982 as Senior Vice President of Leasing, he has been actively involved in the leasing of office and industrial space, as well as overseeing the operations of the Executive Centers. Mr. Widder is a licensed real estate broker and a member of the Executive Suite Association and the Alliance Business Centers Network. He is a graduate of the University of Miami.

    JASON M. BARNETT, age 28, serves as a Vice President and Legal Counsel of the Company. Mr. Barnett joined the Company in 1996. He is responsible for the coordination of all legal and compliance matters for the Company. Prior to joining Reckson, Mr. Barnett practiced law as an associate in the REIT practice area of Brown & Wood LLP. While at Brown & Wood LLP, Mr. Barnett participated in numerous corporate and real estate transactions involving publicly held REITs, including initial public offerings, joint ventures and corporate and real estate acquisitions. Mr. Barnett holds a Bachelor of Arts degree from Clark University and Law Degree from Emory University School of Law. Mr. Barnett is admitted to the Bar of the State of New York.

    HARVEY R. BLAU, age 61, is a Director of the Company. Mr. Blau is a Senior Partner of the law firm of Blau, Kramer, Wactlar & Lieberman, P.C. and has been associated with such firm (including its predecessors) since 1966. Mr. Blau has served as the Chairman of the Board of Aeroflex, Incorporated since 1991, the Chairman of the Board of the Griffon Corporation and a Director of Nu Horizons Electronics Corp. since 1984. Mr. Blau serves as a Trustee of Benjamin N. Cardozo School of Law and as a Trustee of the Incorporated Village of Old Westbury, New York. Mr. Blau holds a bachelor's degree from New York University, a law degree from Columbia University School of Law and an advanced law degree from New York University Graduate School of Law.

    LEONARD FEINSTEIN, age 59, is a Director of the Company. Mr. Feinstein is the Co-Founder and the President and Co-Chief Executive Officer of Bed Bath & Beyond Inc., a New York Stock Exchange listed company. Mr. Feinstein has served in such capacity since 1992. Mr. Feinstein served as Co-Chief Executive Officer, Treasurer and Secretary of Bed Bath & Beyond Inc. from 1971 to 1992.

    HERVE A. KEVENIDES, age 58, is a Director of the Company. Mr. Kevenides is the director of the Real Estate Products Group for Ceres Financial Concepts, N.A. Mr. Kevenides is the President and Director of research of Metropolitan Analysis & Forecasting Corporation, an international real estate economics and market research firm. Mr. Kevenides has served in this position since 1988. Mr. Kevenides has served as an Adjunct Associate Professor of the Masters in Real Estate Program of New York University since 1989. Mr. Kevenides was a vice president and Director of Real Estate Economics and Market Research for Chemical Bank from 1981 to 1988, and a vice president and Manager of Real Estate Market Research for Chase Manhattan Bank from 1972 to 1981. Mr. Kevenides holds a Masters of Business Administration from New York University.

    JOHN V. N. KLEIN, age 65, is a Director of the Company. Mr. Klein has been the Managing Attorney of the law firm of Meyer, Suozzi, English & Klein, P.C. since 1984. Mr. Klein has served as a Director of Fleet Bank from 1980 to 1994 and is currently on the Advisory Board of Fleet Bank. Mr. Klein has also been a member of the advisory board of St. Joseph's College, Patchogue, New York since 1980. Mr. Klein has served in various government positions on Long Island, including County Executive of Suffolk County, New York from 1972 to 1979. Mr. Klein holds a bachelor's degree and a law degree from the University of Virginia.

    CONRAD D. STEPHENSON, age 69, is a Director of the Company. Since 1993, Mr. Stephenson has served as the Chief Executive Officer of Pan Am Equities Inc., a property ownership and management company. Mr. Stephenson was employed by The Comras Company, a real estate company, from 1990 to 1993, and served as the Vice President in the Tri-State and northeast real estate lending division of the First National Bank of Chicago from 1987 to 1990. Mr. Stephenson was the Vice President in charge of all commercial real estate lending activities of The Bowery Savings Bank from 1985 to 1987 and was a Vice President of The Chase Manhattan Bank from 1975 to 1985. Mr. Stephenson has served as a Governor, Vice President and a member of the executive committee of the Real Estate Board of New York. Mr. Stephenson holds a bachelor's degree from Fordham University and a Masters of Business Administration from New York University. Mr. Stephenson is a retired colonel of the U.S. Army Reserves, with which he served for 35 years.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in a terms agreement and related underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Donaldson, Lufkin & Jenrette Securities Corporation, Legg Mason Wood Walker, Incorporated, PaineWebber Incorporated and Salomon Brothers Inc are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company, the number of shares of Common Stock set forth below opposite their respective names.

                                                                                   NUMBER OF
                                   UNDERWRITER                                       SHARES
---------------------------------------------------------------------------------  ----------
Merrill Lynch, Pierce, Fenner & Smith
           Incorporated..........................................................
Donaldson, Lufkin & Jenrette Securities Corporation..............................
Legg Mason Wood Walker, Incorporated.............................................
PaineWebber Incorporated.........................................................
Salomon Brothers Inc.............................................................
                                                                                   ----------

    Total........................................................................   3,500,000
                                                                                   ----------
                                                                                   ----------

    In the Underwriting Agreement, the several Underwriters have agreed, respectively, subject to the terms and conditions of the Underwriting Agreement, to purchase all of the shares of Common Stock being sold pursuant to the Underwriting Agreement if any of such shares of Common Stock are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased.

    The Representatives have advised the Company that the Underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to
certain dealers at such price less a concession not in excess of $      per
share. The Underwriters may allow, and such dealers may re-allow, a discount not
in excess of $      per share on sales to certain other dealers. After the date of the initial public offering, the public offering price, concession and discount may be changed.

    In the Underwriting Agreement, the Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments the Underwriters may be required to make in respect thereof.

    The Company has granted to the Underwriters an option exercisable for 30 days after the date of this Prospectus Supplement to purchase up to 525,000 additional shares of Common Stock to cover over-allotments, if any, at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus Supplement. If the Underwriters exercise this option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the foregoing table bears to the total number of shares of Common Stock initially offered hereby.

    The Company has agreed, subject to certain exceptions, not to, directly or indirectly, offer, sell, transfer, hypothecate, grant any option for the sale of, or otherwise dispose of any shares of Common Stock for a period of 90 days after the date of this Prospectus Supplement, without the prior written consent of Merrill Lynch.

    Certain of the Underwriters and their affiliates, from time to time, engage in transactions with, and have performed and will perform investment banking, financial advisory and other services for, the

Company in the ordinary course of business for which ordinary fees and expenses have been and will be paid.

                                 LEGAL MATTERS

    The legality of the Common Stock offered hereby and certain legal matters described under "Federal Income Tax Considerations" in the accompanying Prospectus will be passed upon for the Company by Brown & Wood LLP, New York, New York. In addition, certain legal matters will be passed upon for the Underwriters by Rogers & Wells, New York, New York. Brown & Wood LLP and Rogers & Wells will rely on Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, as to certain matters of Maryland law.

                                    EXPERTS

    The consolidated balance sheet of Reckson Associates Realty Corp. and the combined balance sheet of the Reckson Group as of December 31, 1995 and December 31, 1994, respectively, and the consolidated statements of operations, stockholders' equity and cash flows of Reckson Associates Realty Corp. for the period from June 3, 1995 to December 31, 1995 and the related combined statements of operations, owners' deficit and cash flows of the Reckson Group for the period from January 1, 1995 to June 2, 1995 and for the years ended December 31, 1994 and 1993 appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1995; the combined statement of revenues and certain expenses of the Westchester Properties (as defined therein) for the year ended December 31, 1995, appearing in the Company's Form 8-K/A, dated March 27, 1996; the combined statement of revenues and certain expenses of Landmark Square Properties (as defined therein) for the year ended December 31, 1995 and combined statements of revenues and certain expenses of Certain Option Properties (as defined therein) for the years ended December 31, 1995, 1994 and 1993 appearing in the Company's Form 8-K, dated October 1, 1996; and the combined statement of revenues and certain expenses of the New Jersey Portfolio (as defined therein) for the year ended December 31, 1996, the combined statement of revenues and certain expenses for the Hauppauge Portfolio (as defined therein) for the year ended December 31, 1996 and the statement of revenues and certain expenses of the Uniondale Office Property (as defined therein) appearing in the Company's Form 8-K, dated February 18, 1997, have in each case been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated and combined financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                 (This page has been left blank intentionally.)

PROSPECTUS

                                  $250,000,000

                        RECKSON ASSOCIATES REALTY CORP.

                   COMMON STOCK, PREFERRED STOCK AND WARRANTS
                               ------------------

    Reckson Associates Realty Corp. (the "Company") may offer and issue from time to time (i) shares of its common stock, $.01 par value per share (the "Common Stock"), (ii) shares of its preferred stock, $.01 par value per share (the "Preferred Stock"), and (iii) warrants to purchase Common Stock or Preferred Stock (the "Warrants"), with an aggregate initial public offering price of up to $250,000,000 on terms to be determined at the time of offering. The Common Stock, Preferred Stock and Warrants (collectively, the "Securities") may be offered at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

    The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Common Stock, any initial public offering price, (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price and (iii) in the case of Warrants, the Securities as to which such Warrants may be exercised, the duration, offering price, exercise price and detachability features. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for United States federal income tax purposes. See "Restrictions on Ownership of Capital Stock".

    The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

    SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PURCHASERS OF THE SECURITIES.

    The Securities may be offered directly or through agents designated from time to time by the Company or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. No Securities may be sold by the Company through agents, underwriters or dealers without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities. See "Plan of Distribution."
                           --------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
 THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
             ENDORSED THE MERITS OF THIS OFFERING. ANY
                         REPRESENTATION TO THE
                                      CONTRARY
                                                IS
                                                UNLAWFUL.
                            ------------------------

                The date of this Prospectus is October 16, 1996.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the Commission at 7 World Trade Center (13th Floor), New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected at the office of the New York Stock Exchange, Inc. ("NYSE"), 20 Broad Street, New York, New York 10005. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

    The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is made to the Registration Statement, including the exhibits filed as a part thereof and otherwise incorporated therein. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:

        1.  Annual Report on Form 10-K for the year ended December 31, 1995.

        2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996 and the Forms 10-Q/A filed on August 22, 1996 and October 8, 1996.

        3. Current Reports on Form 8-K and Form 8-K/A filed on March 8, 1996 and March 27, 1996, respectively.

        4.  Current Report on Form 8-K filed on October 1, 1996.

        5.  The description of the Company's Common Stock which is contained in
    Item 1 of the Company's registration statement on Form 8-A, as amended, filed May 9, 1995 pursuant to Section 12 of the Exchange Act.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide a copy of any or all of such documents (exclusive of exhibits unless such exhibits are specifically incorporated by reference therein), without charge, to each person to whom this Prospectus is delivered, upon written or oral request to Reckson Associates Realty Corp., 225 Broadhollow Road, Melville, New York 11747, Attn: Jason M. Barnett, Vice President--Legal Affairs (516) 694-6900.

                                  THE COMPANY

    Reckson Associates Realty Corp. (the "Company") was incorporated in September 1994 and commenced operations effective with the completion of its initial public offering (the "IPO") on June 2, 1995. The Company, together with Reckson Operating Partnership, L.P. (the "Operating Partnership"), were formed for the purpose of continuing the commercial real estate business of Reckson Associates, its affiliated partnerships and other entities ("Reckson"). For more than 35 years, Reckson has been engaged in the business of owning, developing, acquiring, constructing, managing and leasing suburban office and industrial properties in the New York metropolitan area. Based on industry surveys, management believes that the Company is the largest publicly-traded owner and manager of Class A suburban office and industrial properties in the New York City metropolitan Tri-State area of New York, New Jersey and Connecticut. The Company's growth strategy is currently focused on suburban markets within a 50 mile radius surrounding New York City. The Company operates as a fully-integrated, self administered and self-managed REIT. As of October 15, 1996, the Company owned 107 properties (the "Properties") (including three joint venture properties) encompassing 8.6 million rentable square feet, all of which are managed by the Company. The Properties consist of 32 Class A suburban office properties (the "Office Properties") encompassing approximately 4.4 million rentable square feet, 73 industrial properties (the "Industrial Properties") encompassing approximately 4.2 million rentable square feet and two 10,000 square foot retail properties. In addition, as of October 15, 1996, the Company owned or had contracted to acquire approximately 135 acres of land in eight separate parcels that may present future development opportunities. Also, as of October 15, 1996, the Company had invested approximately $23 million in mortgage indebtedness encumbering an office property on Long Island. See "Risk Factors--Real Estate Investment Risks--Investments in Mortgage Debt".

    The Office Properties are Class A suburban office buildings and are well-located, well-maintained and professionally managed. In addition, these properties are modern with high finishes or have been modernized to successfully compete with newer buildings and achieve among the highest rent, occupancy and tenant retention rates within their markets. The majority of the Office Properties are located in four planned office parks and are tenanted primarily by national service firms such as "big six" accounting firms, securities brokerage houses, insurance companies and health care providers. The Industrial Properties are utilized for distribution, warehousing, research and development and light manufacturing/assembly activities and are located primarily in three planned industrial parks.

    As of October 15, 1996 the largest Property in which the Company owned an interest was the Omni, a 575,000 square foot Class A office complex completed in 1991 and located in the Company's Nassau West Corporate Center office park. As of October 15, 1996, the Omni was approximately 89% leased. The Company owns, through the Operating Partnership, a 60% managing general partner interest in Omni Partners, L.P. (the "Omni Partnership"), the partnership that owns the Omni. The remaining 40% interest is held by an unrelated third party.

    The Company's executive offices are located at 225 Broadhollow Road, Melville, New York 11747 and its telephone number at that location is (516) 694-6900. At October 15, 1996, the Company had 136 employees.

                                  RISK FACTORS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW. AN INVESTMENT IN THE SECURITIES INVOLVES VARIOUS RISKS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING INFORMATION IN CONJUNCTION WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY (THE "OFFERING").

DEPENDENCE ON LONG ISLAND, WESTCHESTER AND STAMFORD MARKET CONDITIONS DUE TO
  LIMITED GEOGRAPHIC DIVERSIFICATION

    Currently, all but one of the Properties are located on Long Island, New York, in Westchester County, New York or in Stamford, Connecticut. Consequently, the Company is dependent upon the continued demand for office, industrial and other commercial space in such markets and throughout the Tri-State area. Like other real estate markets, the Long Island, Westchester and Stamford commercial real estate markets have experienced periodic economic fluctuations and a future decline in the Long Island, Westchester or Stamford economy or in the market for commercial real estate could affect the Company's cash available for distribution and its ability to make distributions to shareholders.

CONFLICTS OF INTEREST IN THE BUSINESS OF THE COMPANY

    TAX CONSEQUENCES UPON SALE OR REFINANCING. Holders of units of limited partnership of the Operating Partnership ("Units") or co-owners of properties not owned entirely by the Company may suffer different and more adverse tax consequences than the Company upon the sale or refinancing of the Properties owned by the Operating Partnership and therefore such holders or co-owners and the Company may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of such Properties. While the Company, as the sole general partner of the Operating Partnership, has the exclusive authority as to whether and on what terms to sell or refinance each Property owned solely by the Operating Partnership, those Directors and officers of the Company who hold Units may seek to influence the Company not to sell or refinance the Properties, even though such a sale might otherwise be financially advantageous to the Company, or may seek to influence the Company to refinance a Property with a higher level of debt.

    POLICIES WITH RESPECT TO CONFLICTS OF INTEREST. The Company has adopted certain policies designed to eliminate or minimize conflicts of interest. These policies include a requirement that all transactions in which officers or Directors have a conflicting interest must be approved by a majority of the Directors of the Company who are neither officers of the Company nor affiliated with Reckson (the "Independent Directors"). However, there can be no assurance that these policies will be successful in minimizing or eliminating such conflicts and, if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

RISKS OF ADVERSE EFFECT ON COMPANY FROM DEBT SERVICING AND REFINANCING,
  INCREASES IN INTEREST RATES, FINANCIAL COVENANTS AND ABSENCE OF LIMITATION OF DEBT

    DEBT FINANCING. The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness on the Properties (which in most cases will not have been fully amortized at maturity) will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness. There can be no assurance that the Company will be able to refinance any indebtedness the Company may incur or to otherwise obtain funds by selling assets or raising equity to make required payments on maturing indebtedness.

    EXISTING DEBT MATURITIES; FORECLOSURES. The Company anticipates that only a portion of the principal of the Company's mortgage indebtedness currently outstanding will be repaid prior to maturity. However, the Company may not have on hand funds sufficient to repay such indebtedness at maturity; it may therefore be necessary for the Company to refinance debt through additional debt financing or equity offerings. If the Company is unable to refinance this indebtedness on acceptable terms, the Company may be forced to dispose of properties upon disadvantageous terms, which could result in losses to the Company and adversely affect the amount of cash available for distribution to stockholders. Further, if a property or properties are mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the property or properties could be foreclosed upon by or otherwise transferred to the mortgagee with a consequent loss of income and asset value to the Company. In addition, even with respect to non-recourse indebtedness, the lender may have the rights to recover deficiencies from the Company in certain circumstances, including fraud and environmental liabilities.

    RISK OF RISING INTEREST RATES. Outstanding advances under the Credit Facility (defined below) bear interest at a variable rate. In addition, the Company may incur indebtedness in the future that also bears interest at a variable rate or may be required to refinance its debt at higher rates. Accordingly, increases in interest rates could increase the Company's interest expense, which could adversely affect the Company's ability to pay expected distributions to stockholders.

    CREDIT FACILITY REQUIREMENTS. The Operating Partnership has established a credit facility (the "Credit Facility") with a maximum borrowing amount of $150 million with Salomon Brothers Realty Corp. ("SBRC"). The Credit Facility requires the Operating Partnership to comply with a number of customary financial and other covenants on an ongoing basis and to establish, upon SBRC's request, reserves for taxes, insurance and capital expenditures. Accordingly, the amount of available financing under the Credit Facility is determined by compliance therewith. The Credit Facility is scheduled to mature on June 2, 1997 and, under certain circumstances, may be extended by the Operating Partnership for a period of one year. In addition, the Operating Partnership has the right to convert outstanding borrowings at maturity to a five-year mortgage loan at a fixed rate equal to the then prevailing interest rate on five-year treasury instruments plus a spread, provided that certain specified conditions are satisfied.

    Borrowings under the Credit Facility are guaranteed by Reckson FS Limited Partnership (the "Financing Partnership") and such guarantee is secured currently by a first mortgage lien in the amount of $45 million and an unrecorded second mortgage lien in the amount of $55 million on certain Properties that have been contributed by the Operating Partnership to the Financing Partnership. If payments required under the Credit Facility cannot be made or if there should occur other events of default, SBRC may seek to foreclose on those assets securing borrowings under the Credit Facility which could have a material adverse effect on the ability of the Company to make expected distributions to stockholders and distributions required by the REIT provisions of the Internal Revenue Code of 1986, as amended (the "Code"). In addition, upon expiration of the term of the Credit Facility, it is anticipated that the Operating Partnership will be required to obtain an extension or renewal of the Credit Facility or refinance borrowings thereunder through the issuance of debt or equity securities or alternative lending sources.

    NO LIMITATION ON DEBT. The Company currently has a policy of incurring debt only if upon such incurrence the Company's Debt Ratio would be 50% or less. For these purposes, Debt Ratio is defined as the total debt of the Company as a percentage of the market value of outstanding shares of Common Stock on a full diluted basis plus total debt. However, the organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company may incur. Accordingly, the Board of Directors could alter or eliminate this policy and would do so, for example, if it were necessary in order for the Company to continue to qualify as a REIT. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's cash available for distribution to stockholders and could increase the risk of default on the Company's indebtedness.

LIMITS ON OWNERSHIP AND CHANGES IN CONTROL MAY DETER CHANGES IN MANAGEMENT AND
  THIRD PARTY ACQUISITION PROPOSALS

    OWNERSHIP LIMIT. In order to maintain its qualification as a REIT, not more than 50% in value of the outstanding capital stock of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year). In order to protect the Company against the risk of losing REIT status due to a concentration of ownership among its stockholders, the Articles of Amendment and Restatement to the Articles of Incorporation of the Company (the "Articles of Incorporation") limit ownership of the issued and outstanding Common Stock by any single stockholder to 9.0% of the number or value of the outstanding shares of Common Stock from time to time. See "Restrictions on Ownership of Capital Stock." Such provision may have the effect of precluding a change of control of the Company by a third party without the consent of the Board of Directors even if a change of control were in the best interests of stockholders.

    STAGGERED BOARD. The Board of Directors of the Company is divided into three classes of directors. The terms of the first, second and third classes will expire in 1999, 1997 and 1998, respectively. Directors for each class are chosen for a three-year term upon the expiration of the applicable prior term.

    REQUIRED CONSENT OF HOLDERS OF UNITS FOR CERTAIN TRANSACTIONS. For the five-year period following completion of the IPO, the Operating Partnership may not sell, transfer or otherwise dispose of all or substantially all of its assets or engage in any other similar transaction (regardless of the form of such transaction) without the consent of the holders of 85% of all outstanding Units. This voting requirement could delay, defer or prevent a change in control of the Company.

RISKS OF ACQUISITION, DEVELOPMENT AND CONSTRUCTION ACTIVITIES

    The Company intends to acquire existing office and industrial properties to the extent that they can be acquired on advantageous terms and meet the Company's investment criteria. Acquisitions of commercial properties entail general investment risks associated with any real estate investment, including the risk that investments will fail to perform as expected or that estimates of the cost of improvements to bring an acquired property up to standards established for the intended market position may prove inaccurate.

    The Company also intends to continue the selective development and construction of office and industrial properties in accordance with the Company's development and underwriting policies as opportunities arise in the future. Risks associated with the Company's development and construction activities include the risks that: the Company may abandon development opportunities after expending resources to determine feasibility; construction costs of a project may exceed original estimates; occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable; financing may not be available on favorable terms for development of a property; and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations. If any of the above occur, the Company's ability to make expected distributions to stockholders could be adversely affected. In addition, new development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention.

REAL ESTATE INVESTMENT RISKS

    GENERAL RISKS. Investments of the Company are subject to the risks incident to the ownership and operation of commercial real estate generally. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. If the Company's properties do not generate revenues sufficient to meet operating expenses, including debt service and capital expenditures, the Company's cash available for distributions and ability to make distributions to its stockholders will be adversely affected.

    A commercial property's revenues and value may be adversely affected by a number of factors, including the national, state and local economic climate and real estate conditions (such as oversupply of or reduced demand for space and changes in market rental rates); the perceptions of prospective tenants of the safety, convenience and attractiveness of the properties; the ability of the owner to provide adequate management, maintenance and insurance; the ability to collect on a timely basis all rent from tenants; the expense of periodically renovating, repairing and reletting spaces; and increasing operating costs (including real estate taxes and utilities) which may not be passed through to tenants. Certain significant expenditures associated with investments in real estate (such as mortgage payments, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in rental revenues from the property. If a property is mortgaged to secure the payment of indebtedness and if the Company is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the property or the exercise of other remedies by the mortgagee. In addition, real estate values and income from properties are also affected by such factors as compliance with laws, including tax laws, interest rate levels and the availability of financing. Also, the rentable square feet of commercial property is often affected by market conditions and may therefore fluctuate over time.

    TENANT DEFAULTS. Substantially all of the Company's income is derived from rental income from real property and, consequently, the Company's distributable cash flow and ability to make expected distributions to stockholders would be adversely affected if a significant number of tenants of its properties failed to meet their lease obligations. In the event of a default by a lessee, the Company may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment.

    MARKET ILLIQUIDITY. Equity real estate investments are relatively illiquid. Such illiquidity will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, provisions of the Code limit a REIT's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties at a time when it is otherwise economically advantageous to do so, thereby adversely affecting returns to stockholders.

    OPERATING RISKS. The Properties are subject to operating risks common to commercial real estate in general, any and all of which may adversely affect occupancy or rental rates. The Properties are subject to increases in operating expenses such as cleaning; electricity; heating, ventilation and air conditioning ("HVAC"); elevator repair and maintenance; insurance and administrative costs; and other general costs associated with security, landscaping, repairs and maintenance. While the Company's tenants generally are currently obligated to pay a portion of these escalating costs, there can be no assurance that tenants will agree to pay such costs upon renewal or that new tenants will agree to pay such costs. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. While the Company implements costs saving incentive measures at each of its Properties, if any of the above occurs, the Company's ability to make distributions to stockholders could be adversely affected.

    COMPETITION. There are numerous commercial properties that compete with the Company in attracting tenants and numerous companies that compete in selecting land for development and properties for acquisition.

    THIRD-PARTY PROPERTY MANAGEMENT AND CONSTRUCTION. The Company pursues actively (through its affiliated management company) the management of properties which are owned by third parties. Risks associated with the management of properties owned by third parties include the risk that management contracts (which are typically cancelable without notice) will be terminated by the entity controlling the property or in connection with the sale of such property, that contracts may not be renewed upon expiration or may not be renewed on terms consistent with current terms and that the rental revenues upon which management fees are based will decline as a result of general real estate market conditions or specific market factors affecting properties managed by the Company, resulting in decreased management fee income. The Company's third-party interior construction business (which is conducted through its affiliated construction company) is subject to similar risks.

    UNINSURED LOSS. The Company carries comprehensive liability, fire, extended coverage and rental loss insurance with respect to all of the Properties, with policy specifications, insured limits and deductibles customarily carried for similar properties. There are, however, certain types of losses (such as losses arising from acts of war or relating to pollution) that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in a property, as well as the anticipated future revenue from such property and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss would adversely affect the business of the Company and its financial condition and results of operations.

    INVESTMENTS IN MORTGAGE DEBT. From time to time, the Company may invest in mortgages which are secured by office or industrial properties and, in certain circumstances, may result in the acquisition of the related properties through foreclosure proceedings or negotiated settlements. In addition to the risks associated with investments in commercial properties, investments in mortgage indebtedness present additional risks, including the risk that the fee owners of such properties may default in payments of interest on a current basis and that the Company may not realize its anticipated return or sustain losses relating to such investments. In that regard, on July 31, 1996, the Company acquired an approximately 70% interest in certain mortgage indebtedness (the "Mortgage Note") encumbering an approximately 350,000 square foot office building on Long Island. The borrower under the Mortgage Note is an independent limited partnership (the "Borrower"). The Mortgage Note had an outstanding principal balance on the date of acquisition of approximately $51 million (excluding accrued but unpaid interest thereon) and the Company acquired its interest therein for approximately $22.8 million (or approximately 65% of the Company's interest in such principal balance). An approximately 10% interest in the Mortgage Note is owned by an independent commercial bank that is the named mortgagee under the related loan documentation (the "Lead Bank") and the remaining 20% interest is held by an independent real estate investor. Cash flow from the property has been insufficient to service payments required under the Mortgage Note prior to and since the Company acquired an interest therein and it is expected that such shortfall will continue in the near future. Consequently, the Borrower has defaulted on its obligations thereunder. The Lead Bank, which maintains control of substantially all rights and remedies under the Mortgage Note and related loan documentation, has commenced foreclosure proceedings against the Borrower. The outcome of these proceedings remains uncertain and it is not possible to predict whether the Company, the Lead Lender or any other party will ultimately obtain title to the property. Nor is it possible to predict the duration of such proceedings. In that regard, the Borrower may seek protection under applicable bankruptcy laws and resolution may be delayed for years. Furthermore, the Company has no independent authority to enforce the provisions of the Mortgage Note or the related loan documentation. In addition, the Company has been unable to obtain from the Borrower certain financial and other information regarding the property's operations, including information regarding current leasing activity.

RISKS INVOLVED IN PROPERTY OWNERSHIP THROUGH PARTNERSHIPS AND JOINT VENTURES

    The Company owns through the Operating Partnership a 60% general partner interest in the Omni Partnership. Odyssey Partners, L.P. and an affiliate of Odyssey (collectively, "Odyssey") own the remaining 40% interest. Through its partnership interest, the Company acts as managing partner and has the sole authority to conduct the business and affairs of the Omni Partnership subject to the limitations set forth in the Omni Partnership Agreement. These limitations include Odyssey's right to negotiate under certain circumstances a refinancing of the mortgage debt encumbering the Omni and Odyssey's right of first refusal to purchase the Omni at the proposed sales price to a third party. In addition, during the four year period that commenced on the first anniversary of the closing of the IPO (I.E., June 2, 1996), Odyssey may elect to require the Operating Partnership to purchase its partnership interest in the Omni Partnership at a price based on its fair market value. The Operating Partnership will continue to act as the sole managing partner of the Omni Partnership unless the Operating Partnership fails to satisfy certain conditions specified in the Omni Partnership Agreement. Under such circumstances, the Operating Partnership may convert to a co-managing partner with an Odyssey affiliate or a limited partner (in which case an Odyssey affiliate would become the sole managing partner).

    In addition, the Company may in the future acquire either a limited partnership interest in a property partnership without partnership management responsibility or a co-venturer interest or co-general partnership interest in a property partnership with shared responsibility for managing the affairs of a property partnership or joint venture and, therefore, will not be in a position to exercise sole decision-making authority regarding the property partnership or joint venture. In that regard, the Company (through the Operating Partnership) owns a 60% managing member interest in a limited liability company that owns 520 White Plains Road, a 171,761 square foot office building located in Tarrytown, New York. The remaining 40% member interest is held by Tarrytown Corporate Center III, L.P., a partnership affiliated with the Halpern organization ("TCC"). Pursuant to the member agreement governing the joint venture arrangement, the Company will be required to obtain the consent of TCC prior to engaging in certain activities, including entering into or modifying a major lease (I.E., a lease for more than 25,000 rentable square feet), financing or refinancing indebtedness encumbering the property and selling or otherwise transferring the property. The Company also owns (through the Operating Partnership) a 50% co-managing member interest in a limited liability company that owns 360 Hamilton Avenue, a 365,000 square foot office building located in White Plains, New York. The remaining 50% co-managing member interest is held by an unaffiliated corporation. Pursuant to the member agreement governing this joint venture, decisions that affect the business and affairs of the joint venture generally require the approval of both co-managing members and such members are jointly responsible for the day-to-day operation of the property.

    Partnership or joint venture investments may, under certain circumstances, involve risks not otherwise present, including the possibility that the Company's partners or co-venturer might become bankrupt, that such partners or co-venturer might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of the Company, and that such partners or co-venturer may be in a position to take action contrary to the instructions or the requests of the Company and contrary to the Company's policies or objectives, including the Company's policy with respect to maintaining its qualification as a REIT. Such investments may also have the potential risk of impasse on decisions, such as a sale, because neither the Company nor the partner or co-venturer would have full control over the partnership or joint venture. Consequently, actions by such partner or co-venturer might result in subjecting properties owned by the partnership or joint venture to additional risk. The Company will, however, seek to maintain sufficient control of such partnerships or joint ventures to permit the Company's business objectives to be achieved. There is no limitation under the Company's organizational documents as to the amount of available funds that may be invested in partnerships or joint ventures.

POTENTIAL ENVIRONMENTAL LIABILITY RELATED TO THE PROPERTIES

    Under various Federal, state and local laws, ordinances and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. These laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The cost of any required remediation and the owner's liability therefore as to any property is generally not limited under such enactments and could exceed the value of the property and/or the aggregate assets of the owner. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") when such materials are in poor condition, or in the event of renovation or demolition. Such laws impose liability for release of ACMs into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property.

    All of the Office Properties and all of the Industrial Properties have been subjected to a Phase I or similar environmental audit after April 1, 1994 (which involved general inspections without soil sampling, ground water analysis or radon testing and, for the Properties constructed in 1978 or earlier, survey inspections to ascertain the existence of ACMs were conducted) completed by independent environmental consultant companies (except for 35 Pinelawn Road which was originally developed by Reckson and subjected to a Phase I in April
1992). These environmental audits have not revealed any environmental liability that would have a material adverse effect on the Company's business.

RISKS OF FAILURE TO QUALIFY AS A REIT

    The Company intends to operate so as to qualify as a REIT under the Code commencing with its taxable year ended December 31, 1995. Although management of the Company believes that the Company has been organized and operates in such a manner, no assurance can be given that the Company will qualify or remain qualified as a REIT. See "Federal Income Tax Considerations."

EFFECT OF MARKET INTEREST RATES ON PRICE OF COMMON STOCK AND PREFERRED STOCK

    One of the factors that influences the market price of the shares of Common Stock in public markets is the annual yield on the price paid for shares of Common Stock from distributions by the Company. An increase in market interest rates may lead prospective purchasers of the Common Stock to demand a higher annual yield from future distributions. Such an increase in the required distribution yield may adversely affect the market price of the Common Stock. Similar risks may apply to shares of Preferred Stock.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the Securities offered hereby will be used for general corporate purposes, which may include the repayment of existing indebtedness, the development or acquisition of additional properties as suitable opportunities arise and the renovation, expansion and improvement of the Company's existing properties. Further details relating to the use of the net proceeds will be set forth in the applicable Prospectus Supplement.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the periods shown:

                        JUNE 3, 1995      JANUARY 1, 1995           YEAR ENDED DECEMBER 31,
 SIX MONTHS ENDED            TO                 TO         ------------------------------------------
   JUNE 30, 1996      DECEMBER 31, 1995    JUNE 2, 1995      1994       1993       1992       1991
-------------------  -------------------  ---------------  ---------  ---------  ---------  ---------
2.83x.........                2.71x            0.96x(1)      0.97x(1)   0.65x(1)   0.70x(1)   0.67x(1)

------------------------

(1) Prior to completion of the IPO on June 2, 1995, the Company's predecessors operated in a manner as to minimize net taxable income to the owners. The IPO and the related formation transactions permitted the Company to deleverage its properties significantly, resulting in a significantly improved ratio of earnings to fixed charges.

    The ratios of earnings to combined fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income from continuing operations before minority interest and fixed charges. Fixed charges consist of interest expense (including interest costs capitalized) and the amortization of debt issuance costs. To date, the Company has not issued any Preferred Stock; therefore, the ratio of earnings to combined fixed charges and Preferred Stock dividends are unchanged from the ratios in this section.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

    The Articles of Incorporation of the Company provide that the Company may issue up to 25 million shares of preferred stock, $.01 par value per share, of which no Preferred Stock was outstanding at the date hereof.

    The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles of Incorporation and Bylaws of the Company and any applicable articles supplementary to the Articles of Incorporation designating terms of a series of Preferred Stock (a "Designating Amendment").

    The issuance of Preferred Stock could adversely affect the voting power, dividend rights and other rights of holders of Common Stock. Issuance of Preferred Stock also could, depending on the terms of such issue, either impede, delay, prevent or facilitate a merger, tender offer or change in control of the Company. Although the Board of Directors is required to make a determination as to the best interests of the stockholders of the Company when issuing Preferred Stock, the Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in the best interests of the Company or in which stockholders might receive a premium for their shares over the then prevailing market price. Management believes that the availability of Preferred Stock will provide the Company with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.

TERMS

    Subject to the limitations prescribed by the Articles of Incorporation, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors. The Preferred Stock will, when issued, be fully paid and nonassessable by the Company and will have no preemptive rights.

    Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

        (1) The title and stated value of such Preferred Stock;

        (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

        (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

        (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

        (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

        (6) The provision for a sinking fund, if any, for such Preferred Stock;

        (7) The provision for redemption, if applicable, of such Preferred
    Stock;

        (8) Any listing of such Preferred Stock on any securities exchange;

        (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof);

       (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

       (11) A discussion of federal income tax considerations applicable to such Preferred Stock;

       (12) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

       (13) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

       (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

    Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

    Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will have the rights with respect to payment of dividends set forth below.

    Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

    Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

    If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or
(ii) if such series of

Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other capital shares ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Stock, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other capital shares of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

REDEMPTION

    If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

    The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital shares of the Company, the terms of such Preferred Stock may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable capital shares of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

    Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of Preferred Stock shall be redeemed unless all outstanding Preferred Stock of such series is simultaneously redeemed; PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend period and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series.

    If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed PRO RATA from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

    Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the share transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital shares of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no rights or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital shares of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

    Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

    Whenever dividends on any shares of Preferred Stock shall be in arrears for six or more consecutive quarterly periods, the holders of such shares of Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Stock does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors of the Company will be increased by two directors.

    Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Articles of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; PROVIDED, HOWEVER, with respect to the occurrence of any of the Events set forth in (ii) above so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which any series of Preferred Stock is convertible into shares of Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

SHAREHOLDER LIABILITY

    As discussed below under "Description of Common Stock--General," applicable Maryland law provides that no shareholder, including holders of Preferred Stock, shall be personally liable for the acts and obligations of the Company and that the funds and property of the Company shall be the only recourse for such acts or obligations.

RESTRICTIONS ON OWNERSHIP

    As discussed below under "Restrictions on Ownership of Capital Stock," for the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Therefore, the Designating Amendment for each series of Preferred Stock may contain provisions restricting the ownership and transfer of the Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock.

REGISTRAR AND TRANSFER AGENT

    The Registrar and Transfer Agent for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                          DESCRIPTION OF COMMON STOCK

GENERAL

    The Company's Articles of Amendment and Restatement (the "Articles of Incorporation") provide that the Company may issue up to 100 million shares of Common Stock, $.01 par value per share. Each outstanding share of Common Stock will entitle the holder to one vote on all matters presented to stockholders for a vote and cumulative voting is not permitted. Holders of the Common Stock do not have preemptive rights. At September 30, 1996, there were 10,439,200 shares of Common Stock outstanding.

    All shares of Common Stock offered hereby have been duly authorized, and will be fully paid and nonassessable. Subject to the preferential rights of any other shares or series of stock and to the provisions of the Articles of Incorporation regarding Excess Stock (as defined under "Restrictions on Ownership of Capital Stock"), holders of shares of Common Stock are entitled to receive dividends on such stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of the Company.

    Subject to the provisions of the Articles of Incorporation regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

    Holders of shares of Common Stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Articles of Incorporation regarding Excess Stock, shares of Common Stock will have equal dividend, liquidation and other rights.

CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION

    Under the Maryland General Corporation Law, as amended (the "MGCL"), a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. The Articles of Incorporation do not provide for a lesser percentage in such situations. In addition, the Operating Partnership Agreement provides that for the five-year period following the completion of the IPO, the Operating Partnership may not sell, transfer or otherwise dispose of all or substantially all of its assets or engage in any other similar transaction (regardless of the form of such transaction) without the consent of the holders of 85% of all outstanding Units.

    The Articles of Incorporation authorize the Board of Directors to reclassify any unissued shares of Common Stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series.

    The Company's Board of Directors is divided into three classes of directors, each class constituting approximately one-third of the total number of directors, with the classes serving staggered terms. At each annual meeting of stockholders, the class of directors to be elected at such meeting will be elected for a three-year term and the directors in the other two classes will continue in office. The Company believes that classified directors will help to assure the continuity and stability of the Board of Directors and the Company's business strategies and policies as determined by the Board. The use of a staggered board may render more difficult a change in control of the Company or removal of incumbent management.

RESTRICTIONS ON OWNERSHIP

    For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding Common Stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year and the Common Stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). To satisfy the above ownership requirements and certain other requirements for qualification as a REIT, the Board of Directors has adopted, and the stockholders prior to the IPO approved, a provision in the Articles of Incorporation restricting the ownership or acquisition of shares of Common Stock. See "Restrictions on Ownership of Capital Stock."

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                            DESCRIPTION OF WARRANTS

    The Company may issue Warrants for the purchase of Preferred Stock or Common Stock. Warrants may be issued independently or together with any Securities and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified therein ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants.

    The applicable Prospectus Supplement will describe the following terms, where applicable, of the Warrants in respect of which this Prospectus is being delivered: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the currencies in which the price or prices of such Warrants may be payable; (5) the designation, amount and terms of the Securities purchasable upon exercise of such Warrants; (6) the designation and terms of the other Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such security; (7) if applicable, the date on and after which such Warrants and the Securities purchasable upon exercise of such Warrants will be separately transferable; (8) the price or prices at which and currency or currencies in which the Securities purchasable upon exercise of such Warrants may be purchased; (9) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (10) the minimum or maximum amount of such Warrants which may be exercised at any one time; (11) information with respect to book-entry procedures, if any; (12) a discussion of certain federal income tax considerations; and (13) any other material terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                   RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK

EXCESS STOCK

    The Articles of Incorporation provide that the Company may issue up to 75 million shares of excess stock, par value $.01 per share ("Excess Stock"). For a description of Excess Stock, see "--Restrictions on Ownership" below.

RESTRICTIONS ON OWNERSHIP

    For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) (the "Five or Fewer Requirement"), and such shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. Pursuant to the Code, Common Stock held by certain types of entities, such as pension trusts qualifying under Section 401(a) of the Code, United States investment companies registered under the Investment Company Act of 1940, partnerships, trusts and corporations, will be attributed to the beneficial owners of such entities for purposes of the Five or Fewer Requirement (I.E., the beneficial owners of such entities will be counted as shareholders of the Company). In order to protect the Company against the risk of losing its status as a REIT due to a concentration of ownership among its stockholders, the Articles of Incorporation, subject to certain exceptions, provide that no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.0% (the "Ownership Limit") of the aggregate number or value of the Company's outstanding shares of Common Stock. In the event the Company issues Preferred Stock, it may, in the Designating Amendment, determine a limit on the ownership of such stock. Any direct or indirect ownership of shares of stock in excess of the Ownership Limit or that would result in the disqualification of the Company as a REIT, including any transfer that results in shares of capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of
Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. The Board of Directors may, in its sole discretion, waive the Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not then or in the future jeopardize the Company's REIT status and the Board of Directors otherwise decides that such action is in the best interest of the Company.

    Shares of capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit will automatically be converted into shares of Excess Stock that will be transferred, by operation of law, to the trustee of a trust for the exclusive benefit of one or more charitable organizations described in Section 170(b)(1)(A) and 170(c) of the Code (the "Charitable Beneficiary"). The trustee of the trust will be deemed to own the Excess Stock for the benefit of the Charitable Beneficiary on the date of the violative transfer to the original transferee-stockholder. Any dividend or distribution paid to the original transferee-stockholder of Excess Stock prior to the discovery by the Company that capital stock has been transferred in violation of the provisions of the Company's Articles of Incorporation shall be repaid to the trustee upon demand. Any dividend or distribution authorized and declared but unpaid shall be rescinded as void AB INITIO with respect to the original transferee-stockholder and shall instead be paid to the trustee of the trust for the benefit of the Charitable Beneficiary. Any vote cast by an original transferee-stockholder of shares of capital stock constituting Excess Stock prior to the discovery by the Company that shares of capital stock have been transferred in violation of the provisions of the Company's Articles of Incorporation shall be rescinded as void AB INITIO. While the Excess Stock is held in trust, the original transferee-stockholder will be deemed to have given an irrevocable proxy to the trustee to vote the capital stock for the benefit of the Charitable Beneficiary. The trustee of the trust may transfer the interest in the trust representing the Excess Stock to any person whose ownership of the shares of capital stock converted into such Excess Stock would be permitted under the Ownership Limit. If such transfer is made, the interest of the Charitable Beneficiary shall terminate and the proceeds of the sale shall be payable to the original transferee-stockholder and to the Charitable Beneficiary as described herein. The original transferee-stockholder shall receive the lesser of (i) the price paid by the original transferee-stockholder for the shares of capital stock that were converted into Excess Stock or, if the original transferee-stockholder did not give value for such shares (E.G., the stock was received through a gift, devise or other transaction), the average closing price for the class of shares from which such shares of capital stock were converted for the ten trading days immediately preceding such sale or gift, and (ii) the price received by the trustee from the sale or other disposition of the Excess Stock held in trust. The trustee may reduce the amount payable to the original transferee-stockholder by the amount of dividends and distributions relating to the shares of Excess Stock which have been paid to the original transferee-stockholder and are owed by the original transferee-stockholder to the trustee. Any proceeds in excess of the amount payable to the original transferee-stockholder shall be paid by the trustee to the Charitable Beneficiary. Any liquidation distributions relating to Excess Stock shall be distributed in the same manner as proceeds of a sale of Excess Stock. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulations, then the original transferee-stockholder of any shares of Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the shares of Excess Stock and to hold the shares of Excess Stock on behalf of the Company.

    In addition, the Company will have the right, for a period of 90 days during the time any shares of Excess Stock are held in trust, to purchase all or any portion of the shares of Excess Stock at the lesser of (i) the price initially paid for such shares by the original transferee-stockholder, or if the original transferee-stockholder did not give value for such shares (E.G., the shares were received through a gift, devise or other transaction), the average closing price for the class of stock from which such shares of Excess Stock were converted for the ten trading days immediately preceding such sale or gift, and (ii) the average closing price for the class of stock from which such shares of Excess Stock were converted for the ten trading days immediately preceding the date the Company elects to purchase such shares. The Company may reduce the amount payable to the original transferee-stockholder by the amount of dividends and distributions relating to the shares of Excess Stock which have been paid to the original transferee-stockholder and are owned by the original transferee-stockholder to the trustee. The Company may pay the amount of such reductions to the trustee for the benefit of the Charitable Beneficiary. The 90-day period begins on the later date of which notice is received of the violative transfer if the original transferee-stockholder gives notice to the Company of the transfer or, if no such notice is given, the date the Board of Directors determines that a violative transfer has been made.

    These restrictions will not preclude settlement of transactions through the New York Stock Exchange.

    All certificates representing shares of capital stock will bear a legend referring to the restrictions described above.

    Each stockholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of capital stock of the Company as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

    The Ownership Limit may have the effect of delaying, deferring or preventing a change in control of the Company unless the Board of Directors determines that maintenance of REIT status is no longer in the best interest of the Company.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The Company believes it has operated, and the Company intends to continue to operate, in such a manner as to qualify as a REIT under the Code, but no assurance can be given that it will at all times so qualify.

    The provisions of the Code pertaining to REITs are highly technical and complex. The following is a brief and general summary of certain provisions that currently govern the federal income tax treatment of the Company and its stockholders. For the particular provisions that govern the federal income tax treatment of the Company and its stockholders, reference is made to Sections 856 through 860 of the Code and the regulations thereunder. The following summary is qualified in its entirety by such reference.

    Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its stockholders. If the Company fails to qualify during any taxable year as a REIT, unless certain relief provisions are available, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which could have a material adverse effect upon its stockholders.

    In any year in which the Company qualifies to be taxed as a REIT, distributions made to its stockholders out of current or accumulated earnings and profits will be taxed to stockholders as ordinary income except that distributions of net capital gains designated by the Company as capital gain dividends will be taxed as long-term capital gain income to the stockholders. To the extent that distributions exceed current or accumulated earnings and profits, they will constitute a return of capital, rather than dividend or capital gain income, and will reduce the basis for the stockholder's Common Stock or Preferred Stock, with respect to which the distribution is paid or, to the extent that they exceed such basis, will be taxed in the same manner as gain from the sale of that Common Stock or Preferred Stock.

    Investors are urged to consult their own tax advisors with respect to the appropriateness of an investment in the Securities offered hereby and with respect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from such investor's own tax characteristics. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in the Company, including the possibility of United States income tax withholding on Company distributions.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

    Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

    Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions for commissions allowed by underwriters to participating dealers, are set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933 (the "Securities Act"). Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except that the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject.

    Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

    The legality of the Common Stock offered hereby and certain legal matters described under "Federal Income Tax Considerations" will be passed upon for the Company by Brown & Wood LLP, New York, New York. Brown & Wood LLP will rely on Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, as to certain matters of Maryland law.

                                    EXPERTS

    The consolidated balance sheet of Reckson Associates Realty Corp. and the combined balance sheet of the Reckson Group as of December 31, 1995 and December 31, 1994, respectively, and the consolidated statements of operations, stockholders' equity and cash flows of Reckson Associates Realty Corp. for the period from June 3, 1995 to December 31, 1995 and the related combined statements of operations, owners' deficit and cash flows of the Reckson Group for the period from January 1, 1995 to June 2, 1995 and for the years ended December 31, 1994 and 1993 appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, the combined statement of revenues and certain expenses of the Westchester Properties for the year ended December 31, 1995, appearing in the Company's Form 8-K/A, dated March 27, 1996, and the combined statement of revenues and certain expenses of Landmark Square Properties for the year ended December 31, 1995 and combined statements of revenues and certain expenses of Certain Option Properties for the years ended December 31, 1995, 1994 and 1993 appearing in the Company's Form 8-K, dated October 1, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated and combined financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

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NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                PAGE
                                                -----
           PROSPECTUS SUPPLEMENT
Prospectus Summary.........................         S-3
Recent Developments........................        S-13
The Company................................        S-16
Market Overview............................        S-17
The Properties.............................        S-19
Use of Proceeds............................        S-40
Price Range of Common Stock and
  Distribution History.....................        S-41
Capitalization.............................        S-43
Selected Financial Information.............        S-44
Management.................................        S-46
Underwriting...............................        S-52
Legal Matters..............................        S-53
Experts....................................        S-53
                PROSPECTUS
Available Information......................           2
Incorporation of Certain Documents by
  Reference................................           2
The Company................................           3
Risk Factors...............................           3
Use of Proceeds............................          10
Ratios of Earnings to Fixed Charges........          10
Description of Preferred Stock.............          11
Description of Common Stock................          17
Description of Warrants....................          18
Restrictions on Ownership of Capital
  Stock....................................          19
Federal Income Tax Considerations..........          21
Plan of Distribution.......................          22
Legal Matters..............................          22
Experts....................................          23

                                3,500,000 SHARES

                               RECKSON ASSOCIATES
                                  REALTY CORP.
                                  COMMON STOCK

                               ------------------
                             PROSPECTUS SUPPLEMENT
                             ---------------------

                              MERRILL LYNCH & CO.
                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                             LEGG MASON WOOD WALKER
                                  INCORPORATED

                            PAINEWEBBER INCORPORATED

                              SALOMON BROTHERS INC

                                 MARCH   , 1997

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